    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 8, 2000


                                                      REGISTRATION NO. 333-50258

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                             NOVELLUS SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            CALIFORNIA                            3559                            77-0024666
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)                  NUMBER)

                             NOVELLUS SYSTEMS, INC.
                            4000 NORTH FIRST STREET
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 943-9700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                ROBERT H. SMITH
        EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                             NOVELLUS SYSTEMS, INC.
                            4000 NORTH FIRST STREET
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 943-9700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH COPIES TO:

             WILLIAM D. SHERMAN, ESQ.                             TIMOTHY R. CURRY, ESQ.
             RICHARD SCUDELLARI, ESQ.                               ROD J. HOWARD, ESQ.
             STEPHANIE J. MILLET, ESQ.                            FREDERIC LEVENSON, ESQ.
              MARY ANNE BECKING, ESQ.                               COLBY GARTIN, ESQ.
              MORRISON & FOERSTER LLP                         BROBECK, PHLEGER & HARRISON LLP
                755 PAGE MILL ROAD                         TWO EMBARCADERO PLACE, 2200 GENG ROAD
         PALO ALTO, CALIFORNIA 94304-1018                           PALO ALTO, CA 94303
                  (650) 813-5600                                      (650) 424-0160

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               Upon consummation of the merger described herein.
                            ------------------------

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [ ]


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                [GASONICS LOGO]

           TO THE STOCKHOLDERS OF GASONICS INTERNATIONAL CORPORATION
                 MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

Dear GaSonics International Corporation Stockholders:

     On October 25, 2000, the board of directors of GaSonics International Corporation approved an agreement to merge GaSonics with a newly-formed, wholly-owned subsidiary of Novellus Systems, Inc. as a result of which GaSonics would become a wholly-owned subsidiary of Novellus.


     In the merger, each share of GaSonics common stock will be exchanged for
0.52 of a share of Novellus common stock. Novellus common stock is listed on the Nasdaq National Market under the trading symbol "NVLS," and on December 7, 2000, Novellus common stock closed at $29.1875 per share. Based on the number of shares of common stock of GaSonics and Novellus outstanding on December 7, 2000, the former stockholders of GaSonics will own approximately 6% of Novellus' common stock after the merger.


     Novellus and GaSonics cannot complete the merger unless the stockholders holding a majority of the outstanding shares of GaSonics adopt the reorganization agreement. YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND YOUR STOCKHOLDERS' MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

     AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF GASONICS HAS DETERMINED THAT THE MERGER IS CONSISTENT WITH AND IN FURTHERANCE OF THE LONG-TERM BUSINESS STRATEGY OF GASONICS, THAT THE MERGER AND THE REORGANIZATION AGREEMENT ARE IN THE BEST INTERESTS OF GASONICS AND ITS STOCKHOLDERS, THE TERMS OF THE REORGANIZATION AGREEMENT AND THE MERGER ARE FAIR TO GASONICS STOCKHOLDERS, HAVE DECLARED THE MERGER ADVISABLE AND APPROVED THE REORGANIZATION AGREEMENT.

     This proxy statement-prospectus provides you with information concerning Novellus and the merger. Please give all of the information contained in the proxy statement-prospectus your careful attention; investment in Novellus common stock involves risk. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 20 OF THIS PROXY STATEMENT-PROSPECTUS.

     GaSonics appreciates your interest in and consideration of this matter.

                                          Sincerely,


                                                    /s/ Asuri Raghavan

                                                      Asuri Raghavan
                                          President and Chief Executive Officer
                                            GaSonics International Corporation

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF NOVELLUS COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED WHETHER THE ACCOMPANYING PROXY STATEMENT-PROSPECTUS IS ADEQUATE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The accompanying proxy statement-prospectus is dated December 8, 2000 and was first mailed to stockholders on or about December 11, 2000.

                                [GASONICS LOGO]
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                DECEMBER 8, 2000

                            ------------------------

To the Stockholders of Gasonics International Corporation:


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of GaSonics International Corporation, a Delaware corporation, will be held on Tuesday, January 9, 2001, at 9:00 a.m., Pacific Standard Time, at the offices of GaSonics located at 2730 Junction Avenue, San Jose, California 95134-1909, for the following purposes, as more fully described in the proxy statement accompanying this Notice:


          1. To consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization, dated as of October 25, 2000, by and among Novellus Systems, Inc., Neptune Acquisition-Sub, Inc., a wholly-owned subsidiary of Novellus Systems, Inc., and GaSonics International Corporation (see Annex
     A). Under the reorganization agreement, Neptune Acquisition-Sub will merge with and into GaSonics International Corporation, and GaSonics International Corporation will survive the merger as a wholly-owned subsidiary of Novellus. In the merger, holders of outstanding shares of common stock of GaSonics will receive 0.52 of a share of Novellus common stock for each share of GaSonics common stock. Adoption of the reorganization agreement will also constitute approval of the merger and the other transactions contemplated by the reorganization agreement.

          2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on December 7, 2000 are entitled to notice of and to vote at the Special Meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A list of stockholders entitled to vote at the Special Meeting will be available for inspection at the executive offices of the Company.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Special Meeting. If you attend the Special Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Special Meeting will be counted.

                                         Sincerely,

                                                     /s/ Dave Toole
                                                       Dave Toole
                                           Chairman of the Board of Directors

San Jose, California

December 8, 2000


YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................  iii
SUMMARY OF THE PROXY STATEMENT-PROSPECTUS...................    1
  The Companies.............................................    1
  Summary of the Transaction................................    2
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
  GASONICS..................................................    8
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
  NOVELLUS..................................................    9
RECENT FINANCIAL DEVELOPMENTS...............................   10
COMPARATIVE PER SHARE DATA..................................   11
COMPARATIVE PER SHARE MARKET PRICE DATA.....................   13
  Novellus Market Price Information.........................   13
  GaSonics Market Price Information.........................   13
  Recent Closing Prices.....................................   14
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA OF
  NOVELLUS AND GASONICS.....................................   15
RISK FACTORS................................................   20
TRENDS, RISKS AND UNCERTAINTIES RELATING TO THE MERGER......   20
TRENDS, RISKS AND UNCERTAINTIES RELATING TO NOVELLUS........   22
TRENDS, RISKS AND UNCERTAINTIES RELATING TO GASONICS........   31
FORWARD LOOKING STATEMENTS..................................   39
THE SPECIAL MEETING OF GASONICS STOCKHOLDERS................   40
  Purpose of the Special Meeting............................   40
  Date, Time and Place; Stockholder Record Date for the
     Special Meeting........................................   40
  Vote of GaSonics Stockholders Required for Adoption of the
     Reorganization Agreement...............................   40
  Proxies...................................................   40
  Solicitation of Proxies...................................   41
  Board Recommendation......................................   41
THE MERGER..................................................   43
  Background of the Merger..................................   43
  Reasons for the Transaction...............................   46
  Recommendation of GaSonics' Board of Directors............   47
  Consideration of the Merger by GaSonics' Board of
     Directors..............................................   47
  Opinion of GaSonics' Financial Advisor....................   50
  Interests of Directors and Executive Officers of GaSonics
     in the Merger..........................................   57
  Completion and Effectiveness of the Merger................   58
  Structure of the Merger and Conversion of GaSonics Common
     Stock..................................................   58
  Exchange of GaSonics Stock Certificates for Novellus Stock
     Certificates...........................................   59
  Material United States Federal Income Tax Consequences of
     the Merger.............................................   59
  Accounting Treatment of the Merger........................   61
  Regulatory Filings and Approvals Required to Complete the
     Merger.................................................   61
  Restrictions on Sales of Shares by Affiliates of GaSonics
     and Novellus...........................................   61
  Listing on The Nasdaq National Market of Novellus Common
     Stock to be Issued in the Merger.......................   62
  No Appraisal Rights.......................................   62
  Dividend Policy...........................................   62
THE REORGANIZATION AGREEMENT................................   63
  The Merger................................................   63
  Closing and Effective Time of the Merger..................   63
  Conversion of Securities..................................   63
  Representations and Warranties............................   63
  GaSonics' Conduct of Business Before Completion of the
     Merger.................................................   65
  Restrictions On Other Negotiations Involving GaSonics.....   67

                                                              PAGE
                                                              ----
  Recommendation of the Board of Directors..................   68
  GaSonics Employee Benefit Plans...........................   69
  Treatment of GaSonics Stock Options.......................   69
  Indemnification and Directors and Officers Insurance......   69
  Consents and Antitrust Filings............................   70
  Conditions to Completion of the Merger....................   70
  Termination of the Reorganization Agreement...............   71
  Expenses; Payment of Termination Fees.....................   72
  Extension, Waiver and Amendment...........................   73
  Affiliates Agreements and Restrictions on the Ability to
     Sell Novellus Stock....................................   73
  Operations After the Merger...............................   74
COMPARISON OF RIGHTS OF HOLDERS OF GASONICS COMMON STOCK AND
  NOVELLUS COMMON STOCK.....................................   75
  Director Nominations and Stockholder Proposals............   75
  Amendment to Governing Documents..........................   75
  Cumulative Voting.........................................   76
  Appraisal Rights..........................................   77
  Derivative Action.........................................   77
  Stockholder Consent in Lieu of Meeting....................   77
  Fiduciary Duties of Directors.............................   78
  Indemnification...........................................   78
  Director Liability........................................   79
  Anti-Takeover Provisions and Interested
     Stockholder/Shareholder Transactions...................   79
  Advance Notice of Record Date.............................   80
  Inspection of Books and Records...........................   81
  Size of the Board of Directors............................   81
  Removal of Directors......................................   81
  Transactions Involving Directors..........................   82
  Filling Vacancies on the Board of Directors...............   82
  Inspection of Stockholders List...........................   82
SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS, MANAGEMENT AND
  DIRECTORS OF GASONICS.....................................   83
LEGAL MATTERS...............................................   85
EXPERTS.....................................................   85
WHERE YOU CAN FIND MORE INFORMATION.........................   86
ANNEX A -- AGREEMENT AND PLAN OF REORGANIZATION.............  A-1
ANNEX B -- OPINION OF BANC OF AMERICA SECURITIES LLC........  B-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHO IS NOVELLUS?

A: Novellus Systems, Inc., or Novellus, is a leading supplier of high productivity deposition systems used in the fabrication of integrated circuits. Novellus principally supplies chemical vapor deposition (CVD) systems which employ a chemical plasma to deposit all of the dielectric (insulating) layers and certain of the conductive metal layers on the surface of a semiconductor wafer; physical vapor deposition (PVD) systems which are used to deposit conductive metal layers by sputtering metallic atoms from the surface of a target source via high DC power; and electrofill systems which are used for depositing copper conductive layers in a dual damascene design architecture using an aqueous solution. Novellus' growth strategy focuses on major semiconductor manufacturers, and Novellus has sold one or more of its deposition systems to each of the 20 largest semiconductor manufacturers in the world. Novellus is traded on The Nasdaq National Market under the symbol "NVLS."

Q: WHY ARE NOVELLUS AND GASONICS PROPOSING THE MERGER?

A: Novellus and GaSonics are proposing the merger because it is anticipated that the combined company will have a greater advantage in offering semiconductor manufacturers comprehensive product lines that optimize overall semiconductor performance. Specifically, Novellus and GaSonics are proposing the merger for the following reasons, as well as others described in this proxy statement-prospectus:

     - The merger is expected to enhance product offerings to customers by combining GaSonics' surface preparation product line with Novellus' deposition system product line.

     - The merger is expected to enable the combined company to more effectively innovate and rapidly bring products to market.

     - The merger is expected to allow the combined company to respond to changes in semiconductor technology and the needs of semiconductor manufacturers through a combination of Novellus' engineering resources and GaSonics' depth of knowledge and market leadership in surface preparation.

     - The merger is expected to provide the combined company with the opportunity to interactively optimize surface preparation and deposition steps in semiconductor manufacturing to increase overall device performance and to give the combined company an advantage in extending copper and low-k processes to advanced semiconductor devices.

     In addition, GaSonics believes that the merger will provide GaSonics stockholders with greater stockholder value both in the short-term and in the long-term (see section entitled "The Merger -- Consideration of The Merger By GaSonics' Board of Directors" on page 47).

Q: WHAT WILL GASONICS STOCKHOLDERS RECEIVE FOR THEIR GASONICS SHARES?

A: GaSonics stockholders will receive 0.52 of a share of Novellus common stock in exchange for each of their shares of GaSonics common stock. Novellus will not issue fractional shares in the merger. Instead of a fraction of a share, GaSonics stockholders will receive an amount of cash, without interest, equal to the product of (x) such fraction, multiplied by (y) the average closing price per share of Novellus' common stock as quoted on The Nasdaq National Market for the 20 trading days ending on the day which is two trading days before the closing of the merger, less any amounts required to be withheld under foreign, federal, state or local tax laws.

Q: WHEN WILL THE MERGER OCCUR?

A: The merger will occur after approval of the GaSonics stockholders is obtained and the other conditions to the merger, including regulatory approvals, are satisfied or waived. Novellus and GaSonics are working towards completing the merger as quickly as reasonably possible.

Q: DO NOVELLUS OR GASONICS HAVE THE RIGHT TO TERMINATE THE REORGANIZATION
   AGREEMENT BASED UPON THEIR STOCK PRICES?

A: No. The exchange ratio is fixed at 0.52 and neither Novellus nor GaSonics has the right to "walk-away" from the transaction if its or the other party's stock price increases or decreases.

Q: HOW WILL THE MERGER AFFECT GASONICS STOCK OPTIONS?

A: Options to purchase shares of GaSonics common stock will be assumed by Novellus and become exercisable for shares of Novellus common stock after the merger. The number of shares covered by these options, and their applicable exercise prices, will be adjusted using the merger exchange ratio of 0.52 of a share of Novellus common stock for each share of GaSonics common stock that was subject to the applicable option prior to the merger (subject to adjustment to reflect the effect of any stock split, stock dividend, recapitalization, reclassification or the like on GaSonics or Novellus common stock).

Q: WILL GASONICS STOCKHOLDERS BE ABLE TO TRADE THE NOVELLUS STOCK THEY RECEIVE IN THE MERGER?

A: Yes. The Novellus common stock will be listed on The Nasdaq Stock Market under the symbol "NVLS." Certain persons who are deemed affiliates of GaSonics will be required to comply with Rule 145 under the Securities Act and the terms of their affiliates agreements with Novellus if they sell their shares of Novellus common stock received in the merger. In addition, in connection with accounting for the merger as a pooling-of-interests, GaSonics' affiliates will not be able to sell their shares of Novellus common stock received in the merger until Novellus releases earnings containing at least 30 days of earnings of the combined company.

Q: AM I ENTITLED TO APPRAISAL RIGHTS?

A: No. Under applicable law, you are not entitled to dissenters' or appraisal rights in connection with the merger.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER?

A: Yes. We have set out in the section entitled "Risk Factors" beginning on page
   20 of this document a number of risk factors that you should consider in connection with the merger.

Q: HOW WILL GASONICS FIT INTO NOVELLUS AFTER THE MERGER?

A: Following the merger, GaSonics will operate as a wholly-owned subsidiary of Novellus. The employees of GaSonics will become employees of the surviving corporation or of Novellus.

Q: WHAT DO I NEED TO DO NOW?

A: Following your review of this proxy statement-prospectus, mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of GaSonics stockholders.

Q: HOW DO I VOTE ON THE MERGER?

A: Following your review of this document, complete and sign the enclosed proxy card, and then mail it in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of GaSonics stockholders at which the reorganization agreement and the merger will be presented and voted upon. You may also attend the special meeting in person and vote at the special meeting instead of submitting a proxy.

Q: WHAT HAPPENS IF I RETURN MY PROXY CARD BUT DON'T INDICATE HOW TO VOTE?

A: If you sign your proxy properly but do not include instructions on how to vote, your GaSonics shares will be voted FOR adoption of the reorganization agreement.

Q: WHAT HAPPENS IF I DON'T RETURN A PROXY CARD AT ALL?

A: Not returning your proxy card will have the same effect as voting against adoption of the reorganization agreement and against approval of the merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to GaSonics stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the special meeting and vote in person.

Q: IF MY BROKER HOLDS MY SHARES IN STREET NAME, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker will not be able to vote your shares without instructions from you. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Novellus will send GaSonics stockholders written instructions for exchanging their GaSonics stock certificates for new Novellus stock certificates.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: You can write or call GaSonics' Investor Relations at 404 East Plumeria
   Drive, San Jose, CA 95134-1912, telephone (408) 570-7400 with any questions about the merger, the reorganization agreement and the special meeting.

                   SUMMARY OF THE PROXY STATEMENT-PROSPECTUS


     This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which the summary refers, including the documents attached as annexes to this proxy statement-prospectus, for a more complete understanding of the merger. In addition, the proxy statement-prospectus incorporates by reference important business and financial information about Novellus and GaSonics. You may obtain the information incorporated by reference into this proxy statement-prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 86 of this proxy statement-prospectus.


THE COMPANIES.

GASONICS INTERNATIONAL CORPORATION
404 EAST PLUMERIA DRIVE
SAN JOSE, CALIFORNIA 95134
ATTN: INVESTOR RELATIONS
(408) 570-7400

     GaSonics is a leading developer and global supplier of photoresist removal and Integrated Clean solutions used in advanced semiconductor device manufacturing. GaSonics' versatile Integrated Clean solutions, which combine photoresist removal and residue removal technologies within a single platform, allow its customers to integrate manufacturing process steps, increasing their yields and throughput. GaSonics also provides low pressure chemical vapor deposition, or LPCVD, systems for the flat panel display, or FPD, industry. GaSonics markets and sells its products to leading semiconductor device and FPD manufacturers worldwide.

     The manufacturing of semiconductor devices requires a large number of complex and repetitive processing steps to layer different materials and imprint various features on a single wafer. Photoresist removal and residue removal are used to clean the wafer between these processing steps. As semiconductor devices are becoming more advanced, there are a number of trends increasing the demand for complex photoresist removal and residue removal solutions, which include the following:

     - manufacturing these advanced semiconductor devices requires an increasing number of photolithographic masking layers and corresponding photoresist removal and residue removal steps;

     - line geometries, or feature sizes, of semiconductor devices continue to decrease, increasing the complexity and difficulty of photoresist removal and residue removal; and

     - new processes and materials, including dual damascene, copper and low-k dielectrics, are complicating preparation of the wafer surface and therefore complicating photoresist removal and residue removal for subsequent masking steps.

As a result, GaSonics believes the market for cleaning solutions will grow more rapidly than the semiconductor industry and the semiconductor capital equipment industry.

     GaSonics' photoresist removal systems use its innovative microwave downstream plasma technology, which is designed to increase yields in the manufacturing of semiconductor devices. This technology offers GaSonics' customers significant advantages over traditional techniques by reducing the damage that typically occurs to the wafer in the photoresist removal processes, thus increasing yields and reducing cost of ownership. Moreover, GaSonics' technologically advanced systems offer a high degree of flexibility, reliability and serviceability.

     GaSonics' Integrated Clean systems use its microwave downstream plasma technology in concert with directional RF plasma technology to remove photoresist and more difficult to remove residues. These systems allow GaSonics' customers to achieve greater fab efficiency and reduced costs by simplifying process flows. In addition, these systems provide industry leading technology for the complex cleaning requirements associated with smaller feature sizes as well as new processes and materials, such as dual damascene, copper and low-k dielectrics. To further address these new requirements, GaSonics has recently entered into joint development agreements with a number of customers and semiconductor equipment manufacturers, such as GaSonics' participation in the Damascus Alliance.

     References herein to "GaSonics" refer to GaSonics International Corporation and its subsidiaries. GaSonics(R) is a registered trademark of GaSonics and Integrated Clean Performance Enchancement Platform and Iridia are GaSonics trademarks.

NOVELLUS SYSTEMS, INC.
4000 NORTH FIRST STREET
SAN JOSE, CALIFORNIA 95134
ATTN: INVESTOR RELATIONS
(408) 943-9700

     Novellus is a leading supplier of high productivity deposition systems used in the fabrication of integrated circuits. Deposition is a process in which a film of either electrically insulating or electrically conductive material is deposited on the surface of a wafer. The three principal methods of this film deposition are chemical vapor deposition (CVD), which can be used to deposit both insulating and conductive films; physical vapor deposition (PVD), which is used primarily for sputtering conductive metals onto the wafer surface; and electrofill, a process for depositing metal films via an electrically charged aqueous solution. Novellus supplies CVD systems, PVD systems and electrofill systems to semiconductor manufacturers.

     Novellus' growth strategy focuses on major semiconductor manufacturers because the fabrication of integrated circuits by these manufacturers requires a number of complex and repetitive processing steps, including deposition, and because advanced integrated circuit technology has created increased demand for more sophisticated semiconductor processing equipment. For example, today's complex semiconductor devices are being designed with line width geometries as small as 0.25 micron, with up to six layers of interconnect circuitry. The next generation of semiconductor devices, including 256 megabit DRAMs, may have line widths as small as 0.18 micron. Each additional interconnect layer requires three separate layers of deposition, which include the initial metal layer, a non-conductive dielectric layer and then a "plug" metal film to fill patterned holes in the dielectric layer that connects the metal layers on either side of the dielectric layer. Novellus believes that the greater complexity and number of interconnect layers in advanced integrated circuits will enable the markets for CVD aluminum and PVD aluminum to grow over the short term. Additionally, the continuing evolution of semiconductor devices to smaller line width geometries and more complex multi-level circuitry has significantly increased the cost and performance requirements of the capital equipment used to manufacture these devices. Increased capital depreciation costs will continue to become a much larger percentage of the aggregate production costs for semiconductor manufacturers relative to labor, materials and other variable manufacturing costs. As a result, there has been an increasing focus by the semiconductor industry on obtaining increased productivity and higher returns from its semiconductor manufacturing equipment, thereby reducing the effective cost of ownership of such systems. Novellus' product offerings aim to address these concerns of semiconductor manufacturers.

     Novellus was incorporated in California in 1984. References herein to "Novellus" refer to Novellus Systems, Inc. and its subsidiaries. Novellus' headquarters are located at 4000 North First Street, San Jose, California 95134, and Novellus' telephone number is (408) 943-9700.

SUMMARY OF THE TRANSACTION.

STRUCTURE OF THE TRANSACTION.

     Neptune Acquisition-Sub, Inc., a wholly-owned subsidiary of Novellus, will merge with and into GaSonics with GaSonics then becoming a wholly-owned subsidiary of Novellus. Following the merger, GaSonics' current stockholders will own common stock in GaSonics' parent company, Novellus.

VOTE OF GASONICS STOCKHOLDERS (SEE PAGE 40).

     To approve the merger, the holders of a majority of the outstanding shares of GaSonics common stock must adopt the reorganization agreement. Novellus shareholders are not required to vote on the reorganization agreement and will not vote on the merger.

     GaSonics stockholders are entitled to cast one vote for each share of GaSonics common stock they owned as of December 7, 2000, the record date for the special meeting of stockholders of GaSonics.


     The directors, officers and affiliates of GaSonics collectively beneficially owned approximately 9.9% of the outstanding GaSonics common stock as of December 7, 2000.



     Holders of GaSonics' common stock, who on December 7, 2000 collectively beneficially held approximately 1,803,196 shares of GaSonics voting stock and 9.9% of the outstanding voting power of GaSonics, have already agreed to vote in favor of the reorganization agreement.


RECOMMENDATION OF THE BOARD OF DIRECTORS OF GASONICS (SEE PAGE 47).

     After careful consideration, the board of directors of GaSonics determined that the merger is consistent with and in furtherance of the long-term business strategy of GaSonics, determined that the merger and the reorganization agreement are in the best interests of GaSonics and its stockholders, determined that the terms of the reorganization agreement and the merger are fair to GaSonics stockholders, declared the merger advisable and approved the reorganization agreement.

     THE GASONICS BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF GASONICS STOCK APPROVE AND ADOPT THE REORGANIZATION AGREEMENT AND APPROVE THE MERGER IN ACCORDANCE THEREOF.

OPINION OF GASONICS FINANCIAL ADVISOR (SEE PAGE 50).


     At the meeting of the board of directors of GaSonics on October 25, 2000, Banc of America Securities LLC delivered its oral opinion to the board of directors, subsequently confirmed in writing, that, as of such date, the exchange ratio in the merger was fair from a financial point of view to the holders of GaSonics common stock. The full text of the written opinion of Banc of America Securities which sets forth the assumptions made, matters considered and limits on review undertaken, has been attached as Annex B to this proxy statement-prospectus. You are encouraged to read this opinion carefully in its entirety. The opinion of Banc of America Securities is addressed to the GaSonics board of directors and relates only to the fairness, from a financial point of view, of the exchange ratio to the holders of GaSonics common stock. The opinion does not address any other aspects of the proposed merger and does not constitute an opinion or recommendation to any stockholder of GaSonics as to how such stockholder should vote at the special meeting.


PROCEDURE FOR EXCHANGING YOUR GASONICS STOCK CERTIFICATES (SEE PAGE 59).

     After the merger is completed, Novellus will send GaSonics stockholders written instructions for exchanging their GaSonics stock certificates for new Novellus stock certificates. DO NOT SEND YOUR GASONICS STOCK CERTIFICATES NOW.

COMPLETION AND EFFECTIVENESS OF THE MERGER.

     Novellus and GaSonics will complete the merger when all of the conditions to completion of the merger are satisfied or, if permitted by law, waived. The merger will become effective when a certificate of merger is filed with the State of Delaware. Novellus and GaSonics are working toward completing the merger as quickly as reasonably possible.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 70).

     Novellus' and GaSonics' obligations to complete the merger are subject to certain conditions. The conditions that must be satisfied or, if permitted by law, waived before the completion of the merger include the following:

     - the registration statement on Form S-4, of which this proxy statement-prospectus forms a part, must become effective, no stop order may be in effect and no proceedings by the Securities and Exchange Commission for suspension of its effectiveness may be pending;

     - the reorganization agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of GaSonics common stock;

     - no law, rule, regulation, judgment, decree, injunction, executive order or award may be in effect which would have the effect of making the merger illegal or otherwise prohibiting completion of the merger;

     - the waiting period, and any extensions, applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or under any other foreign antitrust or combination law and any material filing, comment, approval or authorization legally required must either have expired, been terminated or been obtained; and

     - legal opinions regarding the treatment of the merger as a tax-free reorganization must be received by Novellus and GaSonics.

     GaSonics' obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - Novellus' representations and warranties must be materially true and correct, except where the failure to be so true and correct has not had a material adverse effect on Novellus;

     - Novellus shall have performed or complied in all material respects with all of its agreements and covenants to be performed or complied with by it at or before completion of the merger; and

     - GaSonics shall have received a letter from its independent accountants that GaSonics is poolable in connection with the treatment of the merger as a pooling-of-interests.

     Novellus' obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - GaSonics' representations and warranties must be materially true and correct, except where the failure to be true and correct has not had a material adverse effect on GaSonics;

     - GaSonics shall have performed or complied in all material respects with all of its agreements and covenants to be performed or complied with by it at or before completion of the merger;

     - Novellus shall have received a letter from its independent accountants that the merger will qualify for pooling-of-interests accounting treatment;

     - Novellus shall have received an affiliates letter from each GaSonics affiliate; and

     - GaSonics' fees with respect to legal, accounting and financial advisors shall not have exceeded certain amounts set forth in the reorganization agreement.

RESTRICTIONS ON OTHER NEGOTIATIONS INVOLVING GASONICS (SEE PAGE 67).

     GaSonics has agreed, subject to specified exceptions, not to initiate or engage in discussions with any other party which has made, or has advised GaSonics in writing that it intends to make, a takeover proposal about a business combination with any other party while the merger is pending.

TERMINATION OF THE REORGANIZATION AGREEMENT (SEE PAGE 71).

     Novellus and GaSonics can mutually agree in writing to terminate the reorganization agreement without completing the merger and either Novellus or GaSonics can terminate the reorganization agreement upon the occurrence of several events, including:

     - if the merger is not completed before April 25, 2001, which date may be extended by the mutual written consent of Novellus and GaSonics;

     - if any permanent injunction or other order of a court preventing the merger shall become final and nonappealable;

     - if GaSonics' stockholders do not adopt the reorganization agreement at a special meeting of the GaSonics shareholders; or

     - if the other party materially breaches any representation, warranty, obligation or agreement under the reorganization agreement (other than a breach which has not had, and would not reasonably be expected to result in, a material adverse effect on the party) and the breach is not cured within 20 business days of written notice of the breach.

     Additionally, Novellus may terminate the reorganization agreement upon the occurrence of several other events, including:

     - GaSonics' board of directors withdraws or modifies its recommendation of the merger in a manner adverse to Novellus or recommends, endorses, accepts or agrees to an alternative transaction meeting the requirements set forth in the reorganization agreement or a tender or exchange offer for 30% or more of the outstanding shares of GaSonics, or rejects the alternative transaction or tender offer, but fails to give Novellus a written reaffirmation of its recommendation of the merger within five business days following the rejection of such alternative proposal or tender offer; or

     - GaSonics or any of its subsidiaries or their respective officers, directors, employees or representatives materially breach or violate the no solicitation restrictions set forth in Section 4.3(a) of the reorganization agreement.

     Furthermore, GaSonics may terminate the reorganization agreement if GaSonics' board of directors recommends, endorses, accepts or agrees to an alternative transaction which is superior to the merger.

PAYMENT OF TERMINATION FEES (SEE PAGE 72).


     GaSonics must pay Novellus a termination fee equal to 3% of the average closing price of Novellus common stock for the 20-day period ending on the day one day prior to the termination date multiplied by the number of shares that would have been issued in the merger as of the date of termination of the reorganization agreement upon the occurrence of a number of events, including:


     - GaSonics' board of directors withdraws or modifies its recommendation of the merger in a manner adverse to Novellus or recommends, endorses, accepts or agrees to (x) an alternative transaction meeting the requirements set forth in the reorganization agreement, (y) a tender or exchange offer for 30% or more of the outstanding shares of GaSonics, or
       (z) an alternative transaction which is superior to the merger; or GaSonics' board of directors rejects the alternative transaction or tender offer but fails to give Novellus a written reaffirmation of its recommendation of the merger within five business days following the rejection of such alternative proposal or tender offer; or

     - GaSonics or any of its subsidiaries or their respective officers, directors, employees or representatives materially breach or violate the no solicitation restrictions set forth in Section 4.3(a) of the reorganization agreement.

     Additionally, both GaSonics and Novellus must promptly reimburse the other party for all of the actual, documented, reasonable out-of-pocket costs and expenses incurred by the other party in connection with the reorganization agreement if the reorganization agreement is terminated by either Novellus or

GaSonics because (x) the other party materially breaches any representation, warranty, obligation or agreement under the reorganization agreement (other than a breach which has not had, and would not reasonably be expected to result in, a material adverse effect on such party) and the breach is not cured within 20 business days of written notice of the breach; or (y) GaSonics' or Novellus' independent accountants determine that such party is not poolable in connection with the treatment of the merger as a pooling-of-interests.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF GASONICS IN THE MERGER (SEE PAGE 57).

     When considering the recommendation of GaSonics' board of directors, you should be aware that some GaSonics directors and executive officers have interests in the merger that are different from, or are in addition to, your interests.

     Some of the directors and officers of GaSonics may participate in employment agreements and other arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, your interests. The members of the GaSonics board of directors knew about these additional interests, and considered them, when they approved the merger and the reorganization agreement.

     As a result of these interests, these directors and officers may be more likely to vote to adopt the reorganization agreement and approve the merger than if they did not hold these interests. You should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE
59).

     The merger is structured so that, in general, GaSonics' stockholders will not recognize gain or loss for United States federal income tax purposes upon the merger, except for taxes payable because of cash received by GaSonics stockholders instead of fractional shares. It is a condition to the merger that Novellus and GaSonics receive legal opinions stating that the merger will qualify as a tax-free reorganization.

ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 61).

     The merger will be accounted for under the pooling-of-interests method of accounting in accordance with generally accepted accounting principles. It is a condition to the merger that Novellus receive a letter from its independent accountants stating that the merger will qualify for pooling-of-interests accounting treatment and that GaSonics receive a letter from its independent accountants stating that it is poolable in connection with the merger.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER (SEE PAGE 61).

     The merger is subject to approval under the antitrust laws. Novellus and GaSonics have made the required filings with the United States Department of Justice and the United States Federal Trade Commission, but the appropriate waiting periods have not expired as of the date of this proxy statement-prospectus. Novellus and GaSonics will also make any required filings with foreign regulatory agencies or governmental entities, if necessary and applicable. Novellus and GaSonics are not permitted to complete the merger until all applicable waiting periods have expired or terminated. Novellus and GaSonics intend to comply with all requests for information from the United States Department of Justice or the United States Federal Trade Commission or any applicable foreign regulatory agency or governmental entity. The United States Department of Justice or the United States Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the merger at any time before or after its completion.

AFFILIATES AGREEMENTS AND RESTRICTIONS ON THE ABILITY TO SELL NOVELLUS STOCK (SEE PAGE 73).

     The parties will use commercially reasonable efforts to have all affiliates of GaSonics and Novellus execute affiliates agreements prior to closing. Under the GaSonics affiliates agreements, Novellus will be entitled to place appropriate legends on the certificates evidencing any Novellus common stock to be received by affiliates of GaSonics. In addition, affiliates of GaSonics have also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act of 1933, as amended, on shares of Novellus common stock to be received by them in the merger. Shares of Novellus common stock held by affiliates of Novellus may only be sold pursuant to a registration statement or exemption under the Securities Act or as permitted under the rules of the Securities Act.

     Further, in connection with the accounting for the merger as a pooling-of-interests, both GaSonics and Novellus affiliates agree in their respective affiliates agreements that they will not, within the 30 days preceding the effective time of the merger, sell, transfer or otherwise dispose of or reduce their risk relative to any shares of Novellus common stock beneficially owned by them or transfer any Novellus common stock received by them in the merger until after such time as financial results covering at least 30 days of combined operations of Novellus and GaSonics have been published by Novellus.

     All shares of Novellus common stock received by a GaSonics stockholder in connection with the merger will be freely transferable unless the stockholder is considered an affiliate of either Novellus or GaSonics under the federal securities laws.

NO APPRAISAL RIGHTS (SEE PAGE 62).

     Under applicable law, the GaSonics stockholders are not entitled to dissenters' or appraisal rights in connection with the merger.

EXPENSES.

     Except for the termination fees payable by Novellus and GaSonics in certain circumstances, each party has agreed to pay all expenses it incurs in connection with the merger, whether or not the merger is completed.

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GASONICS


     Set forth below is a summary of certain consolidated financial information with respect to GaSonics as of the dates and for the periods indicated. The consolidated statement of operations and other data set forth below for the fiscal years ended September 30, 1999, 1998, and 1997 and the consolidated balance sheet data as of September 30, 1999 and 1998 have been derived from GaSonics' consolidated financial statements which have been audited by Arthur Andersen LLP and are incorporated in this proxy statement-prospectus by reference. The consolidated statement of operations data and other data set forth below for the fiscal years ended September 30, 1996 and 1995 and the consolidated balance sheet data as of September 30, 1997, 1996, and 1995 have been derived from GaSonics' consolidated financial statements which have been audited by Arthur Andersen LLP and are not incorporated in this proxy statement-prospectus by reference. The selected historical consolidated financial data of GaSonics as of and for the nine months ended June 30, 2000 and June 30, 1999 has been derived from GaSonics' unaudited consolidated financial statements which are incorporated in this proxy statement-prospectus by reference. The selected unaudited interim consolidated financial data includes, in the opinion of GaSonics' management, all adjustments, consisting of normal recurring adjustments, which GaSonics considers necessary to present fairly the results of operations and financial position of such periods.


                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)            NINE MONTHS ENDED
                                                          FISCAL YEARS ENDED SEPTEMBER 30,                  JUNE 30,
                                                ----------------------------------------------------   -------------------
                                                  1995       1996       1997       1998       1999       1999       2000
                                                --------   --------   --------   --------   --------   --------   --------
                                                                                                           (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales.....................................  $102,047   $127,043   $121,256   $100,430   $ 64,279   $ 41,139   $103,171
Cost of sales.................................    44,117     64,417     67,292     59,126     39,894     26,808     56,584
                                                --------   --------   --------   --------   --------   --------   --------
Gross margin..................................    57,930     62,626     53,964     41,304     24,385     14,331     46,587
Operating expenses:
  Research and development....................    12,346     18,006     17,410     20,493     17,696     13,449     14,357
  Selling, general and administrative.........    25,067     32,250     29,257     28,727     21,639     15,893     21,358
  Special charges.............................       575         --      4,517      1,681        407        407
                                                --------   --------   --------   --------   --------   --------   --------
    Total operating expenses..................    37,988     50,256     51,184     50,901     39,742     29,749     35,715
Operating income (loss).......................    19,942     12,370      2,780     (9,597)   (15,357)   (15,418)    10,872
Interest and other income, net................     1,085      1,225        631      1,070      1,275        939      1,395
Gain on sale of investment....................     4,700        143      1,215         --         --         --         --
                                                --------   --------   --------   --------   --------   --------   --------
Income (loss) before income tax provision
  (benefit)...................................    25,727     13,738      4,626     (8,527)   (14,082)   (14,479)    12,267
Income tax provisions (benefit)...............     9,601      4,808      1,619     (2,814)        --         --       (753)
                                                --------   --------   --------   --------   --------   --------   --------
Net income (loss).............................  $ 16,126   $  8,930   $  3,007   $ (5,713)  $(14,082)  $(14,479)  $ 11,514
                                                ========   ========   ========   ========   ========   ========   ========
Net income (loss) per share:
  Basic.......................................  $   1.26   $   0.67   $   0.22   $  (0.41)  $  (0.98)  $  (1.01)  $   0.78
  Diluted.....................................  $   1.23   $   0.65   $   0.21   $  (0.41)  $  (0.98)  $  (1.01)  $   0.72
Number of shares used in computing net income
  (loss) per share amounts:
  Basic.......................................    12,798     13,328     13,635     14,039     14,316     14,287     14,824
  Diluted.....................................    13,111     13,738     14,209     14,039     14,316     14,287     15,924

                                                                   SEPTEMBER 30,                       AS OF JUNE 30, 1999
                                                ----------------------------------------------------   -------------------
                                                  1995       1996       1997       1998       1999           ACTUAL
                                                --------   --------   --------   --------   --------   -------------------
                                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable
  securities..................................  $ 36,599   $ 25,909   $ 24,884   $ 32,338   $ 27,757         $28,912
Working capital...............................    55,130     59,224     62,971     59,735     49,575         49,686
Total assets..................................    85,367     96,430    104,382     97,216     84,208         84,322
Total stockholder's equity....................    63,188     72,689     79,193     75,408     61,623         62,293

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NOVELLUS

     Set forth below is a summary of certain consolidated financial information with respect to Novellus as of the dates and for the periods indicated. The consolidated statements of operations data set forth below for the fiscal years ended December 31, 1999, 1998 and 1997 and the consolidated balance sheet data as of December 31, 1999 and 1998 have been derived from Novellus' consolidated financial statements which have been audited by Ernst & Young LLP and are incorporated in this proxy statement-prospectus by reference. The consolidated statements of operations data set forth below for the fiscal years ended December 31, 1996 and 1995 and the consolidated balance sheet data as of December 31, 1997, 1996 and 1995 have been derived from Novellus' consolidated financial statements which have been audited by Ernst & Young LLP and are not incorporated in this proxy statement-prospectus by reference. The selected historical financial data of Novellus as of and for the nine months ended September 30, 2000 and September 25, 1999 has been derived from Novellus' unaudited financial statements which are incorporated in this proxy statement-prospectus by reference. The unaudited selected historical financial data for the nine months ended September 25, 1999 and September 30, 2000 and as of September 30, 2000 includes, in the opinion of Novellus' management, all adjustments, consisting of normal recurring adjustments, which Novellus considers necessary to present fairly the results of operations and financial position of such periods.

                                                                                                       NINE MONTHS ENDED
                                                        FISCAL YEAR ENDED DECEMBER 31,               ----------------------
                                             -----------------------------------------------------   SEPT. 25,   SEPT. 30,
                                               1995       1996       1997        1998       1999       1999         2000
                                             --------   --------   --------    --------   --------   ---------   ----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net sales..................................  $373,732   $461,736   $534,004    $518,778   $592,741   $401,025    $  959,156
Gross profit...............................   216,147    264,574    290,438     280,865    321,031    214,437       543,796
Net income (loss)..........................    82,543     94,029    (95,658)*    52,828     76,574     43,597       218,494
Basic earnings (loss) per share**..........  $   0.84   $   0.97   $  (0.96)   $   0.52   $   0.67   $   0.38    $     1.74
Diluted earnings (loss) per share**........  $   0.80   $   0.95   $  (0.96)   $   0.50   $   0.64   $   0.37    $     1.64
Shares used in basic per share
  calculations**...........................    98,136     96,468     99,770     102,106    114,817    113,694       125,308
Shares used in diluted per share
  calculations**...........................   102,822     99,054     99,770***  104,961    120,097    118,704       133,413
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents, and short-term
  investments..............................  $149,799   $176,668   $ 98,089    $130,818   $385,257               $1,103,448
Working capital............................   226,257    287,818    223,710     287,621    592,436                1,384,243
Total assets...............................   364,688    459,787    493,300     551,939    909,929                1,846,188
Long-term obligations......................        --         --     65,000      65,000         --                       --
Shareholder's equity.......................   272,782    373,636    301,001     375,465    769,699                1,579,806
Cash dividends per share...................        --         --         --          --         --                       --

-------------------------
* Novellus' reported loss of $95.7 million or $0.96 per share for the year ended December 31, 1997 includes pre-tax one-time charges totaling $235.2 million, consisting of $133.5 million in connection with the acquisition of TFS, a write-off of $17.7 million in connection with outstanding accounts receivable from Submicron Technology, Inc. and charges totaling $84.0 million in connection with the May 4, 1997 settlement of the TEOS patent litigation.

** The earnings (loss) per share amounts and shares used have been adjusted to reflect Novellus' two-for-one stock split, effective October 1997 and Novellus' three-for-one stock split, effective January 15, 2000.

*** Excludes common stock equivalents as they are antidilutive to the loss per share for the year.

                         RECENT FINANCIAL DEVELOPMENTS

     On November 1, 2000, GaSonics announced its fourth quarter and year-end financial results for its fiscal period ending September 30, 2000.

     Net income for the fourth quarter ending September 30, 2000 was $2.9 million, or $0.16 per diluted share, on $52.7 million in net sales. Excluding in-process research and development charges associated with the acquisition of Gamma Precision Technologies, net income for the quarter was $8.9 million, or $0.50 per diluted share.

     Net income for the fiscal year ending September 30, 2000 was $14.4 million, or $0.88 per diluted share, on $155.8 million in net sales. Excluding the in-process research and development charges noted above, net income for the year was $20.4 million, or $1.24 per diluted share.

                           COMPARATIVE PER SHARE DATA

     The following table summarizes historical financial information and unaudited pro forma combined and equivalent pro forma financial information on a per share basis.

     The unaudited pro forma combined financial information assumes that the merger was completed at the beginning of each of the periods presented and gives effect to the merger as a pooling-of-interests for accounting purposes. The basic and diluted unaudited pro forma combined per share information for Novellus is based upon the number of outstanding shares of Novellus common stock adjusted to include the number of Novellus common shares that would be issued in the merger based on the number of shares of GaSonics common stock outstanding on the dates reported.

     Historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at the end of the period. Novellus pro forma combined book value per share is computed by dividing pro forma combined shareholders' equity by the pro forma number of shares of Novellus common stock outstanding at the end of the period.

     For purposes of the pro forma combined per share data, we have combined Novellus' fiscal years ended December 31, 1997, 1998 and 1999 with GaSonics fiscal years ended September 30, 1997, 1998 and 1999. For the nine months ended September 25, 1999 and September 30, 2000, we have combined Novellus' nine months ended September 25, 1999 and September 30, 2000 with GaSonics' nine months ended June 30, 1999 and 2000, respectively.

     The unaudited equivalent pro forma per share information for GaSonics is based on the unaudited pro forma combined amounts per share for Novellus multiplied by the exchange ratio of 0.52.

     The information set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the historical financial information of Novellus incorporated by reference and GaSonics incorporated by reference included in this document and the pro forma combined financial information included in this document.

                                                                                    NINE MONTHS
                                                          FISCAL YEARS ENDED           ENDED
                                                             DECEMBER 31,          SEPTEMBER 30,
                                                       ------------------------    -------------
                                                        1997     1998     1999         2000
                                                       ------    -----    -----    -------------
HISTORICAL NOVELLUS
Basic net income (loss) per common share.............  $(0.96)   $0.52    $0.67       $ 1.74
Diluted net income (loss) per common share...........  $(0.96)   $0.50    $0.64       $ 1.64
Book value per common share..........................                     $6.46       $12.03

                                                         FISCAL YEARS ENDED         NINE MONTHS
                                                            SEPTEMBER 30,          ENDED JUNE 30,
                                                      -------------------------    --------------
                                                      1997      1998      1999          2000
                                                      -----    ------    ------    --------------
HISTORICAL GASONICS
Basic and diluted net income (loss) per share.......  $0.22    $(0.41)   $(0.98)       $0.78
Diluted net income (loss) per common share..........  $0.21    $(0.41)   $(0.98)       $0.72
Book value per common share.........................                     $ 4.28        $7.34

                                                                            NINE MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,     ------------------------------
                                         -------------------------    SEPTEMBER 25,    SEPTEMBER 30,
                                          1997     1998      1999         1999             2000
                                         ------    -----    ------    -------------    -------------
NOVELLUS PRO FORMA COMBINED
Basic net income (loss) per share......  $(0.87)   $0.43    $ 0.56       $ 0.29           $ 1.70
Diluted net income (loss) per share....  $(0.87)   $0.42    $ 0.54       $ 0.28           $ 1.60
Book value per common share............                     $ 6.62                        $12.12

GASONIC EQUIVALENT PRO FORMA COMBINED
Basic net income (loss) per share......  $(0.45)   $0.22    $ 0.29       $ 0.15           $ 0.88
Diluted net income (loss) per share....  $(0.45)   $0.22    $ 0.28       $ 0.15           $ 0.83
Book value per common share............                     $ 3.44                        $ 6.30

                    COMPARATIVE PER SHARE MARKET PRICE DATA

NOVELLUS MARKET PRICE INFORMATION

     Novellus common stock is traded on The Nasdaq National Market under the symbol "NVLS." The following table shows the high and low sale prices of Novellus common stock as reported by The Nasdaq National Market for the periods indicated. The prices in the following table have been adjusted to reflect all previous stock dividends and splits through the date of this proxy statement-prospectus. Novellus has never paid a cash dividend since its inception and does not anticipate paying any cash dividends in the foreseeable future.


                                                              NOVELLUS SALE PRICE
                                                              --------------------
                                                                HIGH        LOW
                                                              --------    --------
Year Ended December 31, 1998
  First Quarter.............................................   $16.46      $ 9.94
  Second Quarter............................................   $16.48      $10.42
  Third Quarter.............................................   $14.35      $ 7.90
  Fourth Quarter............................................   $19.31      $ 7.31
Year Ended December 31, 1999
  First Quarter.............................................   $25.17      $16.48
  Second Quarter............................................   $23.58      $14.96
  Third Quarter.............................................   $25.29      $17.29
  Fourth Quarter............................................   $42.79      $22.29
Year Ended December 31, 2000
  First Quarter.............................................   $69.94      $39.27
  Second Quarter............................................   $66.69      $40.06
  Third Quarter.............................................   $68.44      $43.88
  Fourth Quarter through December 7, 2000...................   $47.75      $25.94


GASONICS MARKET PRICE INFORMATION

     GaSonics common stock is traded on The Nasdaq National Market under the symbol "GSNX." The following table shows the high and low sale prices of GaSonics common stock as reported by The Nasdaq National Market for the periods indicated. The prices in the following table have been adjusted to reflect all previous stock dividends and splits through the date of this proxy statement-prospectus. GaSonics has never paid a cash dividend since its inception and does not anticipate paying any cash dividends in the foreseeable future.


                                                              GASONICS SALE PRICE
                                                              -------------------
                                                                HIGH        LOW
                                                              --------    -------
Year Ended September 30, 1999
  First Quarter.............................................  $     9.50  $ 3.56
  Second Quarter............................................  $    13.75  $ 7.88
  Third Quarter.............................................  $    15.06  $10.88
  Fourth Quarter............................................  $    17.56  $13.00
Year Ended September 30, 2000
  First Quarter.............................................  $    19.75  $14.19
  Second Quarter............................................  $    46.19  $18.06
  Third Quarter.............................................  $    39.44  $23.38
  Fourth Quarter............................................  $    37.75  $12.25
Year Ended September 30, 2001
  First Quarter through December 7, 2000....................  $    21.13  $ 9.75

RECENT CLOSING PRICES

     On October 25, 2000, the last full trading day before the public announcement of the proposed merger, the high and low sale prices for Novellus common stock, as reported on The Nasdaq National Market, were $39.50 and $35.6875. The high and low sale prices for GaSonics common stock on that day, as reported on The Nasdaq National Market, were $14.875 and $13.75.

     The following table sets forth the closing sale price of Novellus common stock and GaSonics common stock, as reported on The Nasdaq National Market, on October 25, 2000, the last full trading day prior to the public announcement of the proposed merger, and December 7, 2000, the latest practicable trading day prior to the printing of this proxy statement-prospectus. The table also presents implied equivalent per share value for GaSonics common stock by multiplying the price per share of Novellus common stock on the dates indicated by the exchange ratio of 0.52.


                                                                    CLOSING SALE PRICE
                                                          ---------------------------------------
                                                                                     GASONICS
                                                                                    EQUIVALENT
                                                          NOVELLUS    GASONICS    (0.52 NOVELLUS)
                                                          --------    --------    ---------------
Price per share:
  October 25, 2000......................................  $36.6875    $  14.50       $19.0775
  December 7, 2000......................................  $29.1875    $14.9375       $15.1775


     You are advised to obtain current market quotations for Novellus and GaSonics common stock. The market price of the common stock of both companies is subject to fluctuation. The dollar value of the shares of Novellus common stock that holders of GaSonics will receive in the proposed merger and the dollar value of the GaSonics stock they surrender may increase or decrease.

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                            OF NOVELLUS AND GASONICS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following pro forma combined condensed statements of operations data set forth below for the fiscal years ended December 31, 1999, 1998 and 1997 have been derived from Novellus' and GaSonics' audited financial statements. For purposes of the pro forma combined financial information, we have combined the financial information of Novellus for the years ended December 31, 1999, 1998 and 1997 with the GaSonics financial information for the years ended September 30, 1999, 1998 and 1997.

     The pro forma combined condensed statements of operation data for the nine months ended September 25, 1999 and September 30, 2000 are based on the operating results of Novellus for the nine months ended September 25, 1999 and September 30, 2000 combined with the operating results of GaSonics for the nine months ended June 30, 1999 and 2000, respectively.

     The pro forma combined condensed balance sheet as of September 30, 2000 is based on the financial position of Novellus as of September 30, 2000 combined with the financial position of GaSonics as of June 30, 2000.

     The pro forma combined statements of operations data and combined balance sheet illustrate the estimated effects of the merger as if that transaction had occurred at the beginning of the periods presented and end of the period presented, respectively.

     The following pro forma combined condensed financial statements give effect to the merger using the pooling of interests method of accounting and include the pro forma adjustments described in the accompanying notes. We provide the pro forma combined financial information for informational purposes only. This financial information does not purport to represent what Novellus' financial position and results of operations would actually have been had the merger and other pro forma adjustments in fact occurred at the dates indicated.

     You should read the unaudited pro forma combined financial information and the accompanying notes in conjunction with the historical financial information and related notes of Novellus and of GaSonics, incorporated by reference in this document.

     We intend to receive a letter, as a condition to closing, from our independent auditors regarding the appropriateness of pooling-of-interests accounting for the merger if closed and completed under the terms of the merger agreement. Under this method of accounting, the recorded historical cost basis of the assets and liabilities of Novellus and GaSonics will be carried forward to the operations of the combined company at their historical recorded amounts. Results of operations of the combined company will include the results of operations of Novellus and GaSonics for the entire fiscal period in which the combination occurs, and the historical results of operations of our separate companies for fiscal years prior to the merger will be combined and reported as the results of operations of the combined company.

     We have not made any adjustments to our unaudited condensed pro forma financial statement data to conform the accounting policies of the combined company as we do not expect the nature and amounts of any adjustments to be significant.

           PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              NINE MONTHS ENDED
                                      FISCAL YEAR ENDED DECEMBER 31,    -----------------------------
                                      -------------------------------   SEPTEMBER 25,   SEPTEMBER 30,
                                        1997        1998       1999         1999            2000
                                      ---------   --------   --------   -------------   -------------
Net sales...........................  $ 655,260   $619,208   $657,020     $442,164       $1,062,327
Cost of sales.......................    310,858    297,039    311,604      213,396          471,944
                                      ---------   --------   --------     --------       ----------
Gross profit........................    344,402    322,169    345,416      228,768          590,383
Operating expenses:
  Selling, general and
     administrative.................    118,731    124,134    122,666       87,041          148,498
  Research and development..........    107,240    127,003    137,363      100,469          150,693
  Costs associated with reduction in
     force..........................         --      1,681        407          407               --
  In process research and
     development....................    119,246         --         --           --               --
  Restructuring and other costs.....     14,243         --         --           --               --
  Litigation settlement and other
     related legal costs............     84,021         --         --           --               --
  Bad debt write-off................     22,217         --         --           --               --
                                      ---------   --------   --------     --------       ----------
     Total operating expenses.......    465,698    252,818    260,436      187,917          299,191
                                      ---------   --------   --------     --------       ----------
Operating income (loss).............   (121,296)    69,351     84,980       40,851          291,192
Interest:
  Income............................      7,621      7,064     16,973        9,740           37,733
  Expense...........................     (2,832)    (4,895)    (1,745)          --               --
                                      ---------   --------   --------     --------       ----------
Net interest and other income.......      4,789      2,169     15,228        9,740           37,733
Income (loss) before provision
  (benefit) for income taxes........   (116,507)    71,520    100,208       50,591          328,925
Provision (benefit) for income
  taxes.............................    (23,856)    24,405     31,501       15,258          102,568
                                      ---------   --------   --------     --------       ----------
Net income (loss)...................  $ (92,651)  $ 47,115   $ 68,707     $ 35,333       $  226,357
                                      =========   ========   ========     ========       ==========
Basic net income (loss) per share...  $   (0.87)  $   0.43   $   0.56     $   0.29       $     1.70
Diluted net income (loss) per
  share.............................  $   (0.87)  $   0.42   $   0.54     $   0.28       $     1.60
Shares used in basic calculation....    106,860    109,406    122,261      121,123          133,016
Shares used in diluted
  calculation.......................    106,860    112,437    127,826      126,358          141,693

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA
                                 (IN THOUSANDS)


                                                                                                  PRO FORMA
                                                                                                   COMBINED
                                              NOVELLUS         GASONICS                           CONDENSED
                                           SEPT. 30, 2000   JUNE 30, 2000    ADJUSTMENTS        SEPT. 30, 2000
                                           --------------   --------------   -----------        --------------
ASSETS
Current Assets:
  Cash & Cash Equivalents................    $  679,828        $ 66,755                           $  746,583
  Short-term Investments/marketable
     securities..........................       423,620          17,738                              441,358
  Accounts Receivable, net...............       355,624          32,108                              387,732
  Inventories............................       146,228          25,698                              171,926
  Deferred Income Taxes..................        34,633           5,697        $ 2,564(B)             42,894
  Prepaid and other current assets.......        10,692           4,386                               15,078
                                             ----------        --------        -------            ----------
       Total current assets..............     1,650,625         152,382                            1,805,571
Property and equipment net...............       130,697          10,359                              141,056
Long-term deferred income taxes..........         5,976              --                                5,976
Other assets.............................        58,890             555                               59,445
                                             ----------        --------        -------            ----------
       Total Assets......................    $1,846,188        $163,296        $ 2,564            $2,012,048
                                             ==========        ========        =======            ==========
LIABILITIES AND SHAREHOLDER'S EQUITY:
Current Liabilities:
  Accounts payable.......................    $   86,993        $ 15,068                           $  102,061
  Accrued payroll and related expenses...        47,490              --                               47,490
  Accrued warranty.......................        42,632              --                               42,632
  Other accrued liabilities..............        40,645          14,514        $ 8,775(A)             63,934
  Income taxes payable...................        31,837           4,859                               36,696
  Current obligations under lines of
     credit..............................        16,785           5,382                               22,167
                                             ----------        --------        -------            ----------
       Total current liabilities.........       266,382          39,823          8,775               314,980
Commitments and contingencies
  Shareholder's equity:
     Common stock........................     1,089,356          91,066                            1,180,422
     Treasury stock......................            --          (2,639)                              (2,639)
     Additional paid-in capital..........            --              --                                   --
     Retained earnings...................       495,136          35,165         (6,211)(A)(B)        524,090
     Subscription receivable.............            --             (10)                                 (10)
     Accumulated other comprehensive
       income............................        (4,686)           (109)                              (4,795)
                                             ----------        --------        -------            ----------
       Total shareholder's equity........     1,579,806         123,473         (6,211)            1,697,068
       Total Liabilities and
          Shareholder's Equity...........    $1,846,188        $163,296        $ 2,564            $2,012,048
                                             ==========        ========        =======            ==========


   See accompanying notes to unaudited pro forma condensed combined financial statements.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(A) We estimate we will incur direct transaction costs of approximately $8.8 million associated with the merger for professional fees, financial printing and other related charges. We will charge these transaction costs to operations in the quarter in which the transaction closes. The pro forma condensed combined balance sheet gives effect to these costs as if they had been incurred as of September 30, 2000. We don't include the costs in the pro forma condensed combined statement of operations data because they are nonrecurring. Novellus expects to incur additional costs which have not yet been determined following the completion of the merger associated with integrating the two companies, which will be expensed as incurred.


(B) The pro forma provision for income taxes has been adjusted to reflect the pro forma restatement of GaSonics provision for income taxes for the realization of deferred tax assets in fiscal 1999, rather than in fiscal 2000, on a combined basis assuming the merger and resulting ability to utilize GaSonics tax assets in future Novellus consolidated tax returns as follows:



                                                                              NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,      -----------------------------
                                         ----------------------------   SEPTEMBER 25,   SEPTEMBER 30,
                                           1997      1998      1999         1999            2000
                                         --------   -------   -------   -------------   -------------
Novellus...............................  $(25,475)  $27,219   $37,716      $21,473        $ 98,164
GaSonics...............................     1,619    (2,814)                                   753
Pro forma adjustment...................                        (6,215)      (6,215)          3,651
                                         --------   -------   -------      -------        --------
                                         $(23,856)  $24,405   $31,501      $15,258        $102,568
                                         ========   =======   =======      =======        ========


     In addition, the pro forma balance sheet as of September 30, 2000 has been adjusted to reflect the cumulative effect of this adjustment.

DIVIDEND INFORMATION


     Neither of Novellus nor GaSonics has ever paid or declared cash dividends on the shares of its capital stock. Novellus does not anticipate paying cash dividends on its common stock for the foreseeable future. Novellus' present intention is to retain its earnings, if any, for the future operation and expansion of its business. Any future payment of dividends on Novellus' common stock will be at the discretion of the board of directors of Novellus and will depend upon, among other things, Novellus' earnings, financial condition, capital requirements, level of indebtedness and other factors that the Novellus board of directors deems relevant.


NUMBER OF STOCKHOLDERS AND NUMBER OF SHARES OUTSTANDING


     As of December 7, 2000, there were approximately 737 shareholders of Novellus of record who held an aggregate of approximately 131,477,553 shares of Novellus common stock.



     As of December 7, 2000, there were approximately 149 stockholders of GaSonics of record who held an aggregate of approximately 17,699,029 shares of GaSonics common stock.

                                  RISK FACTORS

     By voting in favor of the merger, you will be choosing to invest in Novellus common stock. An investment in Novellus common stock involves a high degree of risk which may be in addition to or different from the risks of investment in GaSonics. In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

     This proxy statement-prospectus and the documents incorporated by reference into this proxy statement-prospectus contain forward looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to Novellus' and GaSonics' financial condition, results of operations and business and on the expected impact of the merger on Novellus' financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties described below and in the documents incorporated by reference into this proxy statement-prospectus.

             TRENDS, RISKS AND UNCERTAINTIES RELATING TO THE MERGER

YOU WILL RECEIVE A FIXED NUMBER OF SHARES OF NOVELLUS COMMON STOCK IN THE MERGER, NOT A FIXED VALUE.

     Upon completion of the merger, each GaSonics share will be converted into
0.52 of a share of Novellus common stock. As the exchange ratio is fixed, the number of shares that GaSonics stockholders will receive in the merger will not change, even if the market price of Novellus common stock changes. There will be no adjustment to the exchange ratio or termination of the merger based on fluctuations in the price of Novellus common stock. In recent years, and particularly in recent months, the stock market, in general, and the securities of technology companies, in particular, including Novellus, have experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the market price of Novellus common stock. The market price of Novellus common stock upon and after completion of the merger could be lower than the market price on the date of the reorganization agreement or its current market price. GaSonics stockholders should obtain recent market quotations of Novellus common stock before they vote on the merger.

     In particular, the market price of Novellus' common stock may fluctuate significantly in response to various factors, including:

     - quarterly variations in operating results or growth rates;

     - the announcement of technological innovations and other actions by competitors;

     - the introduction of new products;

     - changes in estimates by securities analysts;

     - market conditions in the industry and general economic conditions; and

     - patents and other intellectual property rights issued to competitors of Novellus.

ALTHOUGH NOVELLUS AND GASONICS EXPECT THAT THE MERGER WILL RESULT IN BENEFITS, THOSE BENEFITS MAY NOT BE REALIZED.

     Achieving the benefits of the merger may depend in part on the integration of technology, operations and personnel. The integration of Novellus and GaSonics will be a complex, time consuming and expensive process and may disrupt Novellus' and GaSonics' businesses if not completed in a timely and efficient manner. The challenges involved in this integration include the following:

     - satisfying the needs of the combined company's customers in a timely and efficient manner and maintaining GaSonics' and Novellus' key customer relationships;

     - persuading employees that Novellus' and GaSonics' business cultures are compatible and retaining the combined company's key management, marketing, customer support and technical personnel;

     - maintaining management's ability to focus on anticipating, responding to or utilizing changing technologies in the semiconductor industry;

     - combining GaSonics' product offerings and technologies with Novellus' product offerings and technologies effectively and quickly and coordinating research and development activities to enhance introduction of new products and technologies;

     - maintaining GaSonics' key supplier relationships; and

     - introduction of new, disruptive technologies to the marketplace which reduce GaSonics' market share prior to the successful integration of the two companies.

     It is not certain that Novellus and GaSonics can be successfully integrated in a timely manner or at all or that any of the anticipated benefits of the merger will be realized. Failure to do so could materially harm the business and operating results of the combined company. Also, neither Novellus nor GaSonics can assure you that the growth rate of the combined company will equal the historical growth rates experienced by Novellus and GaSonics.

CUSTOMER AND EMPLOYEE UNCERTAINTY RELATED TO THE MERGER COULD HARM THE COMBINED COMPANY.

     Novellus' or GaSonics' customers may, in response to the announcement of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by Novellus' or GaSonics' customers could seriously harm the business of the combined company. Similarly, Novellus and GaSonics employees may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. This may adversely affect the combined company's ability to attract and retain key management, marketing, sales, customer support and technical personnel, which could harm the combined company.

NOVELLUS AND GASONICS EXPECT TO INCUR SIGNIFICANT COSTS ASSOCIATED WITH THE MERGER.

     Novellus estimates that it will incur direct transaction costs of approximately $4.45 million associated with the merger. In addition, GaSonics estimates that it will incur direct transaction costs of at least $4.325 million which will be expensed in the quarter that the merger closes. Novellus and GaSonics believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There is no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.

NOVELLUS AND GASONICS MAY NOT BE ABLE TO OBTAIN THE REQUIRED REGULATORY APPROVALS FOR COMPLETING THE MERGER.


     As a condition to the obligations of Novellus and GaSonics to complete the merger, the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any applicable foreign antitrust regulations must have expired or been terminated. Novellus and GaSonics have made or will make the required filings with the United States Department of Justice or the United States Federal Trade Commission and any necessary and applicable foreign regulatory agencies or governmental entities. Under the applicable provisions of the Hart-Scott-Rodino Act, Novellus and GaSonics may not consummate the merger until the expiration of the applicable waiting period. There can be no assurance that these approvals will be obtained at all or without materially adverse restrictions or conditions that would have a material adverse effect on Novellus and GaSonics on a combined basis. Even if regulatory approvals are obtained, a federal, state, foreign governmental entity or private person may have the right to challenge the merger at any time before or after its completion.

IF THE MERGER IS NOT COMPLETED, NOVELLUS' AND GASONICS' STOCK PRICES AND FUTURE BUSINESS AND OPERATIONS COULD BE HARMED.

     If the merger is not completed, Novellus and GaSonics may be subject to the following material risks, among others:

     - the prices of Novellus and GaSonics common stock may change to the extent that the current market prices of Novellus and GaSonics common stock reflect an assumption that the merger will be completed;

     - Novellus' and GaSonics' costs related to the merger, such as legal, accounting and some of the fees of their financial advisors, must be paid even if the merger is not completed; and


     - under some circumstances (more fully described under "The Reorganization Agreement -- Expenses; Payment of Termination Fees" on page 72) GaSonics may be required to pay Novellus a cash termination fee of 3% of the average closing price of Novellus common stock for the 20 days ending one day prior to the termination date multiplied by the number of shares that would have been received in the merger as of the date of termination of the reorganization agreement.


     Further, with respect to GaSonics, if the merger is terminated and GaSonics' board of directors determines to seek another merger or business combination, it is not certain that GaSonics will be able to find a merger partner or that the new merger partner would be willing to pay an equivalent or more attractive price than that which would be paid by Novellus in the merger. While the reorganization agreement is in effect, subject to specified exceptions, GaSonics is prohibited from entering into or soliciting, initiating or intentionally encouraging any inquiries or proposals that may lead to a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, tender offer, sale of shares of capital stock or other similar transactions with any person other than Novellus. These restrictions could limit GaSonics' ability to enter into an alternative transaction at a favorable price.

GASONICS' OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

     Certain directors and officers of GaSonics have employment agreements or other arrangements with GaSonics and may receive offers of employment with Novellus after the merger and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, yours and may therefore be more likely to vote to approve the reorganization agreement and the merger than if they did not have these interests. GaSonics stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger. You should read more about these interests under "The
Merger -- Interests of Directors and Executive Officers of GaSonics in the Merger" on page 57.

              TRENDS, RISKS AND UNCERTAINTIES RELATING TO NOVELLUS

NOVELLUS' QUARTERLY OPERATING RESULTS HAVE FLUCTUATED AND ARE LIKELY TO FLUCTUATE SUBSTANTIALLY IN THE FUTURE BECAUSE OF A NUMBER OF FACTORS, MANY OF WHICH ARE BEYOND ITS CONTROL.

     If Novellus' operating results are below the expectations of public market analysts or investors, then the market price of its common stock could decline. Novellus has experienced and expects to continue to experience significant fluctuations in its quarterly operating results. During each quarter, Novellus customarily sells a relatively small number of systems that typically sell for prices in excess of $1 million. Novellus' backlog at the beginning of each quarter does not necessarily include all system sales needed to achieve expected net sales for that quarter. Consequently, Novellus is often dependent on obtaining orders for shipment in the same quarter that the order is received. Because Novellus builds its systems according to forecast, the absence of significant backlog for an extended period of time could hinder Novellus' ability to plan production and inventory levels, which could adversely affect operating results. Novellus' net sales and operating results could also be adversely affected for a particular quarter if an anticipated order for even a few systems is not received in time to permit shipment during that quarter. Moreover, customers may reschedule or cancel shipments, with, in the case of cancellations, little or no penalties, and production difficulties could delay shipments. A delay in a shipment in any quarter, due, for example, to an unanticipated shipment rescheduling, to cancellations by customers or to unexpected manufacturing difficulties experienced by Novellus may cause net sales in such quarter to fall significantly below expectations and may materially adversely affect Novellus' operating results for such quarter.

     The timing of new product announcements and releases by Novellus may also contribute to fluctuations in quarterly operating results, particularly in cases where new product offerings cause customers to defer ordering products from Novellus' existing product lines. Novellus' results of operations also could be affected by new product announcements and releases by Novellus' competitors, the volume, mix and timing of orders received during a period, availability and pricing of key components, fluctuations in foreign exchange rates, and conditions in the semiconductor equipment industry. Novellus' operating results also fluctuate based on gross profit realized on system sales. Gross profit as a percentage of net sales may vary based on a variety of factors, including the mix and average selling prices of products sold and costs to manufacture upgrades and customize systems. Because Novellus' operating expenses are based on anticipated net sales levels, and a high percentage of those expenses are relatively fixed, a variation in the timing of recognition of net sales and the level of gross profit from a single transaction can cause material variations in operating results from quarter to quarter.

DOWNTURNS IN THE SEMICONDUCTOR INDUSTRY CAN HARM NOVELLUS' OPERATING RESULTS.

     Novellus' business depends predominantly on capital expenditures of semiconductor manufacturers, which in turn depends on the current and anticipated market demand for integrated circuits and products utilizing integrated circuits. The semiconductor industry has historically been very cyclical and has experienced periodic downturns, which have had a material adverse effect on the semiconductor industry's demand for semiconductor processing equipment, including equipment manufactured and marketed by Novellus. During periods of reduced and declining demand, Novellus must be able to quickly and effectively align its cost structure with prevailing market conditions, and motivate and retain key employees. During periods of rapid growth, Novellus must be able to acquire and/or develop sufficient manufacturing capacity to meet customer demand, and hire and assimilate a sufficient number of qualified people. No assurance can be given that Novellus' net sales and operating results will not be adversely affected if downturns or slowdowns in the rate of capital investment in the semiconductor industry occur in the future.


INTENSE COMPETITION IN THE SEMICONDUCTOR EQUIPMENT INDUSTRY MAY REDUCE THE DEMAND FOR NOVELLUS' PRODUCTS OR THE PRICES OF NOVELLUS' PRODUCTS, WHICH COULD REDUCE NOVELLUS' REVENUES.


     The semiconductor equipment industry is highly competitive. Novellus faces substantial competition in the markets in which it competes from both established competitors and potential new entrants. In the chemical vapor deposition (CVD) and physical vapor deposition (PVD) markets, Novellus' principal competitor is Applied Materials, Inc., which is a major supplier of CVD and PVD systems that has established a substantial base of CVD, PVD and other equipment in large semiconductor manufacturers. Certain of Novellus' competitors have greater financial, marketing, technical or other resources, broader product lines, greater customer service capabilities and larger and more established sales organizations and customer bases than Novellus. Novellus may also face future competition from new market entrants from overseas and domestic sources. Novellus expects its competitors to continue to improve the design and performance of their products. There can be no assurance that Novellus' competitors will not develop enhancements to or future generations of competitive products that will offer superior price or performance features over Novellus' products, and there can be no assurance that Novellus will be successful, or as successful as its competitors, in selecting, developing, manufacturing, and marketing its new products, or enhancing its existing products. Failure to successfully develop new products could materially adversely affect Novellus' revenues, financial condition, and results of operations. In addition, a substantial investment is required by Novellus' customers to install and integrate capital equipment into a semiconductor production line. As a result, once a semiconductor manufacturer has selected another vendor's capital equipment, Novellus believes that the manufacturer will be generally reliant upon that equipment vendor for the specific production line application. Accordingly, Novellus may experience difficulty in selling a product to a particular customer for a significant period of time if that customer first selects a competitor's product. Increased competitive pressure could lead to lower prices for Novellus' products, thereby adversely affecting Novellus' revenue and operating results. There can be no assurance that Novellus will be able to compete successfully against established competitors and new entrants in the future.

THE CONVERSION IN EUROPE TO THE EURO CURRENCY MAY AFFECT NOVELLUS' COMPETITIVE POSITION IN EUROPE.

     On January 1, 1999, several member countries of the European Union established fixed conversion rates between their existing sovereign currencies and adopted the Euro as their new common legal currency. As of that date, the Euro traded on currency exchanges and the legacy currencies remain legal tender in the participating countries for a transition period between January 1, 1999 and January 1, 2002. During the transition period, non-cash payments can be made in the Euro, and parties can elect to pay for goods and services and transact business using either the Euro or legacy currency. Between January 1, 1999 and January 1, 2002 the participating countries will introduce Euro notes and coins and withdraw all legacy currencies so that they will no longer be available. The Euro conversion may affect cross-border competition by creating cross-border transparency. Novellus is assessing its pricing/marketing strategy in an effort to insure that it remains competitive in a broader European market. Novellus is also assessing its information technology systems in an effort to allow for transactions to take place in both legacy currencies and the Euro with the eventual elimination of the legacy currencies, and is reviewing whether certain existing contracts will be need to be modified. Novellus' currency risk and risk management for operations in participating countries may be reduced as the legacy currencies are converted to the Euro.

NOVELLUS HAS LIMITED PRODUCT OFFERINGS.

     Since the introduction of Novellus' original Concept One Dielectric system in 1987, Novellus has developed and now offers a limited family of processing systems for the dielectric and metal deposition markets. The Concept One Dielectric deposits a variety of insulating or "dielectric" films on wafers including Oxide, Nitride and TEOS. In 1990, Novellus introduced a modified version of the Concept One-Dielectric, the Concept One-W, which also uses a CVD process to deposit blanket tungsten metal films on wafers primarily as the metal interconnect between conductor layers in the integrated circuit layers. In November 1991, Novellus introduced the Concept Two, which is a modular, integrated production system capable of depositing both dielectric and conductive metal layers by combining one or more processing chambers around a common, automated robotic wafer handler. In February 1996, Novellus introduced SPEED on the Concept Two platform, targeted at advanced inter-metal dielectric
(IMD) deposition. Following the acquisition of Varian's Thin Film Systems Division, Novellus announced the introduction of its INOVA system, an advanced PVD system that delivers Maxfill aluminum and Ti/Ti-nitride film quality for aluminum barrier layer applications, as well as highly conformal tantalum barrier copper seed layers (barrier/seed) for copper conductive layers. Most recently, in June 1998 Novellus announced the SABRE copper Electrofill(TM) system for producing copper conductive layers. With the SABRE product announcement, Novellus now provides its customers with the entire set of metal and dielectric deposition processes required for 0.25 micron devices.

A LARGE PORTION OF NOVELLUS' NET SALES IS DERIVED FROM SALES TO A FEW CUSTOMERS; THE LENGTHY PROCESS REQUIRED FOR NOVELLUS' SALES MAY IMPEDE NOVELLUS' SALES GROWTH.

     Historically, Novellus has sold a significant proportion of its systems in any particular period to a limited number of customers. Sales to Novellus' ten largest customers in 1999, 1998 and 1997 accounted for 65%, 57%, and 48% of net sales, respectively. Novellus expects that sales of its products to relatively few customers will continue to account for a high percentage of its net sales in the foreseeable future. None of Novellus' customers have entered into a long-term agreement requiring them to purchase Novellus' products. Novellus believes that sales to certain of its customers will decrease in the near future as those customers complete current purchasing requirements for new or expanded fabrication facilities. Although the composition of the group comprising Novellus' largest customers has varied from year to year, the loss of a significant customer or any reduction in orders from any significant customer, including reductions due to customer departures from recent buying patterns, market, economic or competitive conditions in the semiconductor industry or in the industries that manufacture products utilizing integrated circuits, could adversely affect Novellus' business, financial condition and results of operations. In addition, sales of Novellus' systems depend in significant part upon the decision of a prospective customer to increase manufacturing capacity or to expand current manufacturing capacity, both of which typically involve a significant capital commitment. Novellus has from time to time experienced delays in finalizing system sales following initial system qualification. Due to these and other factors, Novellus' systems typically have a lengthy sales cycle during which Novellus may expend substantial funds and management effort with no guarantee that Novellus will sell a particular system.

NOVELLUS' INDUSTRY IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGY AND NOVELLUS' OPERATING RESULTS COULD BE HARMED IF NOVELLUS DOES NOT SUCCESSFULLY DEVELOP, INTRODUCE AND SELL NEW PRODUCTS.


     The semiconductor manufacturing industry is subject to rapid technological change and new product introductions and enhancements. Novellus' ability to remain competitive in this market depends in part upon Novellus' ability to develop new and enhanced systems and to introduce these systems at competitive prices and on a timely and cost-effective basis. Accordingly, Novellus devotes a significant portion of its personnel and financial resources to research and development programs and seeks to maintain close relationships with its customers to remain responsive to their product needs. Novellus' current research and development efforts are directed at development of new systems and processes and improving existing system capabilities. Novellus is focusing its research and development efforts on additional Concept Two modules, advanced PVD systems, advanced gap fill technology, primary conductor metals, low-k dielectric materials and additional advanced technologies for the next generation of smaller geometry fabrication lines, as well as equipment to process 300mm wafers. There is no assurance that Novellus' research and development programs will allow Novellus to remain responsive to its customers' product needs or that Novellus' current or new customers will buy its new products.


RESEARCH AND DEVELOPMENT EXPENDITURES REPRESENT A SUBSTANTIAL PORTION OF NOVELLUS' NET SALES WITH NO GUARANTEE OF DEVELOPING OR SELLING NEW SYSTEMS.

     Novellus' expenditures for research and development during 1999, 1998 and 1997 were $119.7 million, $106.5 million, and $89.8 million, respectively, or approximately 20%, 21%, and 17% of net sales, respectively. The amount and percentage of sales in 1997 for research and development exclude the in-process research and development charge of $119.2 million related to the acquisition of Varian's Thin Film Systems business (TFS). Novellus expects in future years that research and development expenditures will continue to represent a substantial percentage of its net sales. Novellus' success in developing, introducing and selling new and enhanced systems depends upon a variety of factors, including product selection, timely and efficient completion of product design and development, timely and efficient implementation of manufacturing and assembly processes, product performance in the field and effective sales and marketing. There can be no assurance that Novellus will be successful in selecting, developing, manufacturing and marketing new products or in enhancing its existing products. As is typical in the semiconductor capital equipment market, Novellus has experienced delays from time to time in the introduction of, and certain technical and manufacturing difficulties with, certain of its systems and enhancements and may experience delays and technical and manufacturing difficulties in future introductions or volume production of new systems or enhancements. Novellus' inability to complete the development or meet the technical specifications of any of its new systems or enhancements or to manufacture and ship these systems or enhancements in volume in a timely manner would materially adversely affect Novellus' business, financial condition and results of operations. In addition, Novellus may incur substantial unanticipated costs to ensure the functionality and reliability of its future product introductions early in the product's life cycle. If new products have reliability or quality problems, reduced orders or higher manufacturing costs, delays in collecting accounts receivable and additional service and warranty expense may result. Any of these events could materially adversely affect Novellus' business, financial condition and results of operations.

BECAUSE NOVELLUS' INTELLECTUAL PROPERTY IS CRITICAL TO THE SUCCESS OF ITS BUSINESS, NOVELLUS' OPERATING RESULTS WOULD SUFFER IF NOVELLUS IS UNABLE TO ADEQUATELY PROTECT ITS INTELLECTUAL PROPERTY.

     Novellus intends to continue to pursue the legal protection of its technology primarily through patent and trade secret protection. Novellus currently holds over 100 patents and intends to file additional patent applications as appropriate. There can be no assurance that patents will be issued from any of these pending applications or that any claims allowed from existing or pending patents will be sufficiently broad to protect Novellus' technology. While Novellus intends to protect its intellectual property rights vigorously, there can be no assurance that any patents held by Novellus will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to Novellus. Novellus also relies on trade secrets and proprietary technology that it seeks to protect, in part, through Novellus' confidentiality agreements with employees, consultants and other parties. There can be no assurance that these agreements will not be breached, that Novellus will have adequate remedies for any breach, or that Novellus' trade secrets will not otherwise become known to or independently developed by others.

     There has also been substantial litigation regarding patent and other intellectual property rights in semiconductor related industries. Novellus is currently involved in such litigation (see "Legal Proceedings" as set forth in Novellus' Quarterly Report on Form 10-Q for the quarter ended September 30,
2000). Except as set forth in "Legal Proceedings," Novellus is not aware of any claim of infringement by Novellus' products of any patent or proprietary rights of others, however, Novellus could become involved in additional litigation in the future. Although Novellus does not believe the outcome of the current litigation will have a material impact on its business, financial condition or results of operations, no assurances can be given that this litigation or future litigation will not have such an impact. In addition to the current litigation, Novellus' operations, including the further commercialization of Novellus' products, could provoke additional claims of infringement from third parties. In the future, litigation may be necessary to enforce patents issued to Novellus, to protect trade secrets or know-how owned by Novellus or to defend Novellus against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could result in substantial cost and diversion of effort by Novellus, which by itself could have a material adverse effect on Novellus' financial condition and operating results. Further, adverse determinations in such litigation could result in Novellus' loss of proprietary rights, subject Novellus to significant liabilities to third parties, require Novellus to seek licenses from third parties or prevent Novellus from manufacturing or selling its products, any of which could have a material adverse effect on Novellus' business, financial condition and results of operations.

BECAUSE NOVELLUS DEPENDS ON SOLE SOURCE AND LIMITED SOURCE SUPPLIERS FOR KEY PARTS FOR ITS PRODUCTS, NOVELLUS IS SUSCEPTIBLE TO SUPPLY SHORTAGES THAT COULD ADVERSELY AFFECT ITS OPERATING RESULTS.

     Novellus uses numerous suppliers to supply parts, components and subassemblies for the manufacture and support of its products. Although Novellus makes reasonable efforts to ensure that such parts are available from multiple suppliers, this is not always possible. Accordingly, Novellus obtains certain key parts from a single supplier or a limited group of suppliers. These suppliers are, in some cases, thinly capitalized, independent companies that generate significant portions of their business from Novellus and/or a small group of other companies in the semiconductor industry. Although Novellus seeks to reduce its dependence on these limited source suppliers, disruption or termination of certain of these sources could occur and such disruptions could have at least a temporary adverse effect on Novellus' operations. Moreover, a prolonged inability to obtain certain components could have a material adverse effect on Novellus' business, financial condition and results of operations and could result in damage to its customer relationships.

BECAUSE NOVELLUS SELLS ITS PRODUCTS TO CUSTOMERS OUTSIDE OF THE UNITED STATES, NOVELLUS FACES FOREIGN BUSINESS, POLITICAL AND ECONOMIC RISKS THAT COULD HARM ITS OPERATING RESULTS.

     Export sales accounted for approximately 67%, 51%, and 47% of Novellus' net sales in 1999, 1998, and 1997, respectively. Novellus anticipates that export sales will account for a significant portion of net sales in the foreseeable future. As a result, a significant portion of Novellus' sales will be subject to certain risks, including tariffs and other barriers, difficulties in staffing and managing foreign subsidiary operations, difficulties in managing distributors, potentially adverse tax consequences and the possibility of difficulty in accounts receivable collection. Novellus is also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of semiconductor products. Novellus cannot predict whether quotas, duties, taxes, or other charges or restrictions will be implemented by the United States or any other country upon the importation or exportation of Novellus' products in the future. There can be no assurance that any of these factors or the adoption of restrictive policies will not have a material adverse effect on Novellus' business, financial condition or results of operations. Moreover, each region in the global semiconductor equipment market exhibits unique characteristics that can cause capital equipment investment patterns to vary significantly from period to period. Although international markets provide Novellus with significant growth opportunities, periodic economic downturns, trade balance issues, political instability and fluctuations in interest and foreign currency exchange rates are all risks that could materially and adversely affect global products and service demand, and, therefore, Novellus' business operations and financial condition. Asian countries, particularly Japan and Korea, are affected by banking, currency and other difficulties that contribute to the economic developments in those countries. Novellus derives a substantial portion of its revenues from customers in Asian countries, particularly Japan and Korea. Economic developments in late 1997 and early 1998 resulted in decreased capital investments by Asian customers. Recent economic developments indicate that the economies of Japan, Korea and other Asian countries have recovered somewhat from 1997 and 1998 levels. Any negative economic developments or delays in the economic recovery of Asian countries could result in the cancellation or delay of orders for Novellus' products from Asian customers, thus materially adversely affecting Novellus' business, financial condition or results of operations.

     In addition to the concerns described above, sales of systems shipped by Novellus' Japanese subsidiary are denominated in Japanese Yen. Novellus sells the systems to its Japanese subsidiary in U.S. Dollars. Novellus then enters into forward foreign exchange contracts to hedge against the short-term impact of foreign currency fluctuations of intercompany accounts payable denominated in U.S. Dollars recorded by the Japanese subsidiary in order to manage this exposure. However, there can be no assurance that future changes in the Japanese Yen will not have a material effect on Novellus' business, financial condition or results of operations.

IF NOVELLUS DOES NOT HIRE, RETAIN AND INTEGRATE HIGHLY SKILLED PERSONNEL, ITS BUSINESS MAY SUFFER.

     The success of Novellus' future operations depends in large part on Novellus' ability to recruit and retain engineers and technicians, as well as marketing, sales, service and other key personnel, who in each case are in great demand. There can be no assurance that Novellus will be successful in retaining or recruiting key personnel. Novellus' success depends to a significant extent upon a limited number of key employees and other members of senior management. The loss of the service of one or more of these key employees could have a material adverse effect on Novellus.

     None of Novellus' employees are represented by a labor union and Novellus has never experienced a work stoppage, slowdown, or strike. Novellus currently considers its employee relations to be good.

NOVELLUS HAS EXPERIENCED A PERIOD OF RAPID GROWTH AND IF NOVELLUS IS NOT ABLE TO SUCCESSFULLY MANAGE THIS AND FUTURE GROWTH, NOVELLUS' BUSINESS MAY SUFFER.

     Although Novellus has recently experienced significant growth in net sales, there can be no assurance that Novellus will be able to continue to maintain or increase the level of net sales in future periods. This growth has placed, and is expected to continue to place, a significant strain on Novellus' management and operations. Novellus' inability to effectively manage growth, or to attract and retain the personnel it requires, could have a material adverse effect on Novellus' business, financial condition and results of operations.

THE PRICE OF NOVELLUS' COMMON STOCK MAY FLUCTUATE WIDELY AND MAY DECLINE.

     The price of Novellus' common stock may be subject to wide fluctuations and possible rapid increases or declines in a short time period. These fluctuations may be due to factors specific to Novellus, such as variations in quarterly operating results or changes in analysts' earnings estimates, or to factors relating to the semiconductor industry or to the securities markets in general, which, in recent years, have experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stocks are traded. Shareholders should be willing to incur the risk of such fluctuations. Sales of substantial amounts of Novellus common stock in the public market after any offering of Novellus' securities could adversely affect the market price of the outstanding Novellus common stock.

NOVELLUS' PENDING LITIGATION AND OTHER POTENTIAL LITIGATION MAY HARM ITS OPERATING RESULTS.

Applied Materials, Inc. vs. Varian Associates Inc. (Case No. C-97-20523 RMW) and Novellus Systems, Inc. v. Applied Materials, Inc. (Case No. C-97-20551 RMW)

     On July 7, 1997, prior to the consummation of the purchase of TFS from Varian, Applied Materials ("Applied") filed a complaint (the "Applied Complaint") against Varian in the United States District Court for the Northern District of California San Jose Division, Civil Action No. C-97-20523 RMW, alleging, among other things, infringement by Varian of certain products and systems made by TFS of United States Patent Nos. 5,171,412, 5,186,718, 5,496,455 and 5,540,821 (the "Applied Patents"), which patents are owned by Applied.

     Following consummation of the TFS purchase, Novellus filed a complaint (the "Novellus Complaint") against Applied in the same Court, Civil Action No. C-97-20551 RMW, alleging infringement by Applied of United States Patent Nos. 5,314,597, 5,330,628, and 5,635,036 (the "Novellus Patents"). In the Novellus Complaint, Novellus also alleged that it is entitled to a declaration from the Court that Novellus does not infringe the Applied Patents and/or that the Applied Patents are invalid and/or unenforceable. Applied has filed counterclaims alleging that it does not infringe the Novellus Patents and that the Novellus Patents are invalid and/or unenforceable.

     After Novellus filed the Novellus Complaint, Applied sought to amend the Applied Complaint to add Novellus as a defendant. Novellus has requested that the Court dismiss Novellus as a defendant in Applied's lawsuit against Varian.

     On January 14, 2000, Applied withdrew its U.S. Patent No. 5,496,455 from the lawsuits against Novellus and Varian. On March 16, 2000, the Court granted Varian's motion for summary judgment that claims 14 & 18 of Applied's U.S. Patent No. 5,171,412 are invalid.

     On August 8, 2000, the Court granted Novellus' and Varian's motion for summary judgment that the Inova does not infringe Applied's U.S. Patent No. 5,186,718.

     On or about September 25, 2000, Varian and Applied executed a "License and Settlement Agreement." On September 29, 2000 Varian and Applied filed a Stipulated Dismissal with Prejudice with the Court that reciprocally dismisses all causes of action that Varian and Applied had asserted or could have asserted against one another in the litigation. In addition, Applied has stated, in its agreement with Varian, that it will release Novellus from all claims that arose out of or relate to the litigation that relate to any infringement alleged with respect to the Inova, in the form as it existed as of the effective date of the TFS purchase. The Stipulated Dismissal, however, expressly excludes Novellus from the scope of any release.

Semitool, Inc. v. Novellus Systems, Inc. (Case No. C-98-3089 DLJ)


     On August 10, 1998, Semitool sued Novellus for patent infringement in the United States District Court for the Northern District of California. Semitool alleges that Novellus' SABRE(TM) and SABRE xT(TM) copper deposition systems infringe two Semitool patents, U.S. Patent No. 5,222,310, and U.S. Patent No. 5,377,708. Semitool seeks an injunction against Novellus' manufacture and sale of SABRE(TM) and SABRE xT(TM) systems, and seeks damages for past infringement. Semitool also seeks trebled damages for alleged willful infringement. Semitool further seeks its attorneys' fees and costs, and interest on any judgment.


     On September 24, 1999, the Court ruled on the interpretation of the claims of the Semitool patents. On December 18, 1999, Novellus filed a motion for summary judgement of non-infringement.


     On March 17, 2000, the Court granted Novellus' motion for summary judgement of non-infringement. The Court ruled that Novellus' SABRE(TM) and SABRE xT(TM) systems do not infringe the two patents asserted by Semitool.


     On May 15, 2000, Semitool filed a notice of appeal, appealing the Court's judgement to the United States Court of Appeals for the Federal Circuit. Semitool filed its opening brief on July 24, 2000. Novellus filed its opening brief on October 3, 2000.

Plasma Physics Litigation

     On December 28, 1999, Plasma Physics Corporation and Solar Physics Corporation (collectively, "Plasma Physics") filed a patent infringement lawsuit against many of Novellus' Japanese and Korean customers. The suit was entitled Plasma Physics and Solar Physics v. Fujitsu et al., Civil Action No. 99-8593, and was pending in the United States District Court for the Eastern District of New York. On July 24, 2000, the Court ordered Plasma Physics to re-file separate complaints against the Japanese and Korean defendants, whereupon, Civil Action No. 99-8593 would be dismissed without prejudice. In accordance with the Court's order, Plasma Physics has since re-filed separate complaints against the Japanese and Korean defendants in the United States District Court for the Eastern District of New York. Many of the defendants have notified Novellus that they believe that Novellus has indemnification obligations and liability for the lawsuits.


     Plasma Physics has asserted U.S. Patent Nos. 4,226,897, 5,470,784, and 5,543,634 (the "'897, '784, and '634 patents," respectively). Plasma Physics seeks an injunction against the defendants' alleged infringement of the '784 and '634 patents (the '897 patent has expired). Plasma Physics also seeks trebled damages for alleged willful infringement. Plasma Physics further seeks its attorney's fees and costs, and interest on any judgment.


     On June 1, 2000, Novellus filed a declaratory relief action against Plasma Physics and Solar Physics requesting a judgement of non-infringement, invalidity, and unenforceability with respect to the '897 and '784 patents. The suit is entitled Novellus v. Plasma Physics and Solar Physics, Civil Action No. 00-3146, and is pending in the United States District Court for the Eastern District of New York. On June 30, 2000, Plasma Physics filed a motion to dismiss Novellus' complaint for a lack of subject matter jurisdiction. Plasma Physics' motion to dismiss Novellus' complaint was denied without prejudice on July 24, 2000. On July 31, 2000, Plasma Physics filed an Answer and Conditional Counterclaim. Plasma

Physics denies that the '897 and '784 patents are invalid and unenforceable. Plasma Physics further denies that the '784 patent is not infringed by Novellus. Plasma Physics also asserted a conditional counterclaim against Novellus, alleging that Novellus' PECVD processing systems infringe the '784 patent.

     Novellus believes that there are meritorious defenses to Plasma Physics' allegations, including among other things, that the defendants' use of Novellus' equipment does not infringe the Plasma Physics patents and/or that the Plasma Physics patents are invalid and/or unenforceable. But the resolution of intellectual property disputes is often fact intensive and, like most other litigation matters, inherently uncertain. Although Novellus believes that the ultimate outcome of the dispute with Plasma Physics will not have a material adverse effect on Novellus' business, financial condition, or result of operations (taking into account the defenses available to Novellus), there can be no assurances that Plasma Physics will not ultimately prevail in this dispute and that Novellus will not have any indemnity obligations or liability. If Plasma Physics were to prevail in the dispute, it could have a material adverse effect on Novellus' business, financial condition or results of operations.

Other Litigation

     In addition, in the normal course of business Novellus from time to time receives inquiries with regard to possible other patent infringements. Novellus believes it is unlikely that the outcome of the patent infringement inquiries will have a material adverse effect on its financial position or results of operations. There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. Although Novellus is not aware of any claims of infringement of any patents or proprietary rights of others by its products, except those claimed by Applied, Semitool and Plasma Physics, further commercialization of Novellus' products could provoke claims of infringement from third parties. In the future, litigation may be necessary to enforce patents issued to Novellus, to protect trade secrets or know-how owned by Novellus or to defend Novellus against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could result in substantial cost and diversion of effort by Novellus, which by itself could have a material adverse effect on Novellus' financial condition and operating results. Further, adverse determinations in such litigation could result in Novellus' loss of proprietary rights, subject Novellus to significant liabilities to third parties, require Novellus to seek licenses from third parties or prevent Novellus from manufacturing or selling its product, any of which could have a material adverse effect on Novellus business, financial condition and results of operations.

NOVELLUS' USE OF FINANCIAL INSTRUMENTS SUBJECTS NOVELLUS TO RISKS RELATED TO THE CONCENTRATIONS OF CREDIT.

     Novellus uses financial instruments that potentially subject it to concentrations of credit risk. Such instruments include cash equivalents, short-term investments, accounts receivable, and financial instruments used in hedging activities. Novellus invests its cash in cash deposits, money market funds, commercial paper, certificates of deposit, readily marketable debt securities, or medium term notes. Novellus places its investments with high-credit-quality financial institutions and limits the credit exposure from any one financial institution or instrument. To date, Novellus has not experienced material losses on these investments. Novellus performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral. Novellus has an exposure to nonperformance by counterparties on the foreign exchange contracts used in hedging activities. These counterparties are large international financial institutions and to date, no such counterparty has failed to meet its financial obligations to Novellus. Novellus does not believe there is a significant risk of nonperformance by these counterparties because Novellus continuously monitors its positions and the credit ratings of such counterparties and the amount of the contracts Novellus enters into with any one party. However, there can be no assurance that there will be no significant nonperformance by these counterparties and that this would not materially adversely affect Novellus business, financial condition, and results of operations.

              TRENDS, RISKS AND UNCERTAINTIES RELATING TO GASONICS

GASONICS OPERATING RESULTS COULD FLUCTUATE, WHICH MAY CAUSE ITS STOCK PRICE TO DECLINE.

     GaSonics' operating results have fluctuated significantly in the past, and GaSonics expects that results will continue to fluctuate significantly in the future for a number of reasons, including:

     - the cyclical nature of the semiconductor industry;

     - changes in pricing by it, competitors, customers or suppliers;

     - inventory obsolescence;

     - accounts receivable write-offs;

     - product mix;

     - the timing of new product announcements and releases by it or its competitors;

     - delays, cancellations or rescheduling of customer orders;

     - GaSonics' ability to produce systems in volume and meet customer requirements;

     - the ability of any customer to finance purchases of its equipment;

     - procedures and controls;

     - changes in overhead absorption levels due to changes in the number of systems manufactured; and

     - lengthy sales cycles.

Fluctuations in GaSonics' operating results may adversely impact its stock price. Furthermore, if these factors are not adequately addressed, they may harm GaSonics business.

THE CYCLICAL NATURE OF THE SEMICONDUCTOR DEVICE INDUSTRY COULD HARM GASONICS' OPERATING RESULTS.

     GaSonics' operating results have varied, and will continue to vary in the future, due to the cyclical nature of the semiconductor device industry. Downturns in the semiconductor device industry will likely lead to proportionately greater downturns in GaSonics' revenues. GaSonics' business depends upon the capital expenditures of semiconductor device manufacturers, which, in turn, depend upon the current and anticipated market demand for semiconductors and products using semiconductors. The semiconductor device industry is cyclical and has historically experienced periodic downturns, which have often resulted in substantial decreases in demand for semiconductor capital equipment, including photoresist removal and residue removal equipment. There is typically a six to twelve month lag between a change in the economic condition of the semiconductor device industry and the resulting change in the level of capital expenditures by semiconductor device manufacturers. In most cases, the resulting decrease in capital expenditures has been more pronounced than the precipitating downturn in semiconductor device industry revenues. The semiconductor device industry experienced downturns in 1998 and 1996, during which industry revenues declined by an estimated 8.4% and 8.6% as reported by World Semiconductor Trade Statistics, Inc. During these periods, GaSonics experienced reduced demand for our products, significant cancellations and delays of new orders and rescheduling of existing orders, which harmed its financial results.

     The semiconductor device industry may experience severe and prolonged downturns in the future. Future downturns in the semiconductor device industry, or any failure of that industry to fully recover from its recent downturn, will seriously harm GaSonics' business, financial condition and results of operations.

GASONICS' QUARTERLY RESULTS MAY FLUCTUATE, WHICH MAY HARM ITS BUSINESS.


     In the past, GaSonics has experienced fluctuations in its quarterly results and fluctuations may continue in the future. Specifically, GaSonics' quarterly net sales and operating results have in the past, and will in the future, depend upon obtaining orders and shipping systems in the same quarter. Backlog at the beginning of a quarter typically does not include all orders required to achieve its sales objectives for that quarter. In addition, orders in backlog are subject to cancellations or reschedulings by customers with limited or no penalties. GaSonics cannot forecast the timing of these occurrences or their impact on its sales and operating results. GaSonics has experienced and will continue to experience cancellations and rescheduling of orders. Consequently, backlog at any particular date is not necessarily representative of actual sales expected for the succeeding period. GaSonics' business for a particular quarter may also be harmed if an anticipated order is not received in time to permit shipment during the same quarter.

     Moreover, GaSonics' quarterly results fluctuate because a substantial portion of its revenues is derived from the sale of its systems, which typically range in price from approximately $150,000 to $2.0 million or more. As a result, operating results for a particular quarter could be significantly impacted by the timing of a single transaction.

     Furthermore, significant investments in research and development, capital equipment and customer service and support capability worldwide have resulted in significant fixed costs, which GaSonics has not been and will not be able to reduce rapidly if sales goals for a particular period are not met. As a result, a delay in generating or recognizing revenue for any reason could cause significant variations in GaSonics' operating results from quarter to quarter and could result in greater than expected operating losses. Also, because GaSonics manufactures its systems according to forecast, a reduction in customer orders or backlog could lead to excess inventory and possible inventory obsolescence, increasing costs and reducing margins that could harm its business, financial condition and results of operations.

GASONICS' GROSS MARGINS MAY FLUCTUATE, WHICH MAY HARM ITS BUSINESS.

     Historically, GaSonics' gross margins have varied significantly, and GaSonics expects that its gross margins will continue to vary based on a variety of factors, including:

     - sales mix and average selling prices of its systems;

     - price-based competition;

     - mix of revenues, including spare parts, service and support revenues;

     - costs associated with new product introductions and enhancements;

     - configuration and installation costs;

     - delays, cancellations or rescheduling of customer orders;

     - underabsorption of manufacturing overhead and field service and support infrastructure; and

     - start-up inefficiencies associated with new products.

     If the factors causing fluctuations are not adequately addressed, they may harm GaSonics' business and adversely impact its stock price.

IF GASONICS DOES NOT CONTINUALLY IMPROVE ITS SYSTEMS IN RESPONSE TO RAPID TECHNOLOGICAL CHANGES, GASONICS WILL ENCOUNTER A DECLINE IN SALES OR A LOSS OF MARKET ACCEPTANCE.

     The semiconductor manufacturing industry is characterized by rapid technological change resulting in new product introductions and enhancements. Failure to keep pace with technological developments in the semiconductor manufacturing industry, to translate technological development into systems and products on a timely and cost-effective basis, or to develop a sufficient volume of manufacturing for new products would significantly harm GaSonics' business. Furthermore, new product introductions or enhancements and new technologies developed by its competitors could result in a decline in GaSonics' sales and loss of market acceptance of its existing products.

     GaSonics' success in developing, introducing and selling new and enhanced systems depends upon a variety of factors, including:

     - product selection relative to the technological and commercial needs of the industry;

     - timely and efficient completion of product design and development;

     - timely and efficient execution of the manufacturing and assembly processes;

     - effective sales and marketing; and

     - product performance and reliability in the field.

     Because new product development commitments must be made well in advance of sales, new product decisions must anticipate both the future demand for the type of semiconductor devices under development by leading semiconductor device manufacturers and the equipment required to produce semiconductor devices. GaSonics may not be successful in selecting, developing, manufacturing and marketing new products or enhancing its existing products. If GaSonics is unable to offer these products in a competitive manner, its business will be harmed.

     Additionally, GaSonics' future performance depends, in part, on the successful commercialization of its low pressure chemical vapor deposition, or LPCVD, systems and 300mm systems. However, these products may not lead to significant revenues or enhance its profitability.

A LIMITED NUMBER OF CUSTOMERS ACCOUNT FOR A SIGNIFICANT PORTION OF GASONICS' NET SALES, AND THE LOSS OF, OR REDUCTION IN ORDERS FROM, A MAJOR CUSTOMER COULD HARM ITS BUSINESS.

     GaSonics sells a significant proportion of its systems to a limited number of customers. Sales to its ten largest customers accounted for approximately 75% of its net sales in the first nine months of fiscal 2000, 69% in fiscal year 1999, 64% in fiscal year 1998 and 66% in fiscal year 1997. In the first nine months of fiscal 2000, Intel and Motorola each accounted for greater than 10% of GaSonics' net sales. In fiscal 1999, Intel accounted for greater than 10% of its net sales. In fiscal 1998, Intel and Motorola each accounted for more than 10% of its net sales. In fiscal 1997, Samsung, Promos Technologies and Intel each accounted for more than 10% of net sales. GaSonics expects that a high percentage of its net sales will continue to come from a limited number of customers.

     GaSonics has no long-term purchase agreements with its customers. If GaSonics loses a significant customer, its sales could decline and its business will be harmed. In addition, if sales to some customers decrease or those customers complete or delay purchasing requirements for new or expanded fabrication facilities, GaSonics' business could be harmed. For example, Intel has recently announced a decision to diversify its supplier base and may decrease its purchases from GaSonics in the future.

GASONICS' LONG AND VARIABLE SALES CYCLE DEPENDS ON MANY FACTORS OUTSIDE OF ITS CONTROL AND COULD CAUSE GASONICS TO EXPEND SIGNIFICANT TIME AND RESOURCES PRIOR TO EARNING ASSOCIATED REVENUES.

     Sales of GaSonics' systems depend, in part, upon the decision of prospective customers to increase manufacturing capacity by expanding existing manufacturing facilities or building new facilities. Because facilitization of these plants requires significant capital commitment, equipment qualification and equipment installation, GaSonics often experiences delays in finalizing these sales following initial system qualification. Due to these and other factors, GaSonics' systems typically have a lengthy and variable sales cycle during which GaSonics may expend substantial funds and management effort to secure final sale and installation of its products.

     The length of the sales cycle may increase if customers centralize purchasing decisions or if they delay purchase decisions in periods of industry downturns. The lengthy sales cycles may also intensify the evaluation process, which may increase sales and marketing expenditures, exposing us to risks, including obsolescence, fluctuations and the resulting difficulties in forecasting operating results.

THE COMPLEXITY OF GASONICS' SYSTEMS MAY RESULT IN A SIGNIFICANT DELAY BETWEEN THE INITIAL INTRODUCTION OF ITS SYSTEMS AND THE COMMENCEMENT OF VOLUME PRODUCTION.

     The large number of components in, and the complexity of, GaSonics' systems can lead to significant delays between the initial introduction of its systems and the commencement of volume production. As is typical in the semiconductor capital equipment market, GaSonics experiences occasional delays in the introduction of some of its systems and enhancements, and GaSonics may continue to experience delays in the future. GaSonics has experienced and will continue to experience technical, quality and manufacturing difficulties with some of its systems and enhancements. Any delay in the introduction of GaSonics' systems could cause it to lose revenue, incur substantial expenses and harm its reputation. In addition, if new products have reliability or quality problems, GaSonics' operating results will be harmed because of additional expenses, such as service and warranty expenses.

GASONICS' OPERATIONS ARE CHARACTERIZED BY THE NEED FOR CONTINUED INVESTMENT IN RESEARCH AND DEVELOPMENT AND, AS A RESULT, ITS ABILITY TO REDUCE COSTS IS LIMITED.

     GaSonics' operations are characterized by the need for continued investment in research and development. If GaSonics' revenues are below expectations, its operating results could be harmed because its ability to reduce these costs while remaining competitive is limited. In addition, because of GaSonics' emphasis on research and development and technological innovation, there can be no assurance that its operating costs will not increase in the future. GaSonics expects the level of research and development expenses to increase in the near future in absolute dollar terms.

THE SEMICONDUCTOR CAPITAL EQUIPMENT INDUSTRY IS INTENSELY COMPETITIVE, WHICH COULD IMPAIR SALES OF GASONICS' PRODUCTS AND HARM ITS REVENUES AND RESULTS OF OPERATIONS.


     GaSonics operates in the highly competitive semiconductor capital equipment industry and faces competition from a number of companies, including Eaton Corporation, Mattson Technology, Plasma Systems and ULVAC, some of which have greater financial, engineering, manufacturing, marketing and customer support resources and broader product offerings than it does. As a result, GaSonics' competitors may be able to respond more quickly to new or emerging technologies or market developments by devoting greater resources to the development, promotion and sale of products, which could impair sales of GaSonics' products. Moreover, there has been significant merger and acquisition activity among GaSonics' competitors and potential competitors, particularly during the recent downturn in the semiconductor device and semiconductor capital equipment industries. These transactions by GaSonics' competitors and potential competitors may provide them with a competitive advantage over GaSonics by enabling them to rapidly expand their product offerings and service capabilities to meet a broader range of customer needs. Many of GaSonics' customers and potential customers in the semiconductor device manufacturing industry are large companies that require global support and service for their semiconductor capital equipment. While GaSonics believes that its global support and service infrastructure is sufficient to meet the needs of its current customers, future or existing competitors may have more extensive infrastructures than GaSonics does, or better infrastructures in particular geographic regions, which could place GaSonics at a disadvantage when competing for the business of global semiconductor device manufacturers.


     In addition, because GaSonics relies on sales of its dry chemistry processing equipment, GaSonics may be at a disadvantage to some competitors that offer more diversified product lines. GaSonics believes that it will continue to face competition from current and new suppliers employing other technologies, such as wet chemistry, traditional dry chemistry and other techniques, as those competitors attempt to extend the capabilities of their existing products.

     Furthermore, many of GaSonics' competitors invest heavily in the development of new systems that will compete directly with GaSonics' systems. GaSonics expects its competitors in each product area to continue to improve the design and performance of their products and to introduce new products with competitive prices and performance characteristics. GaSonics' systems may not be able compete successfully with those of its competitors. Increased competitive pressure has led and may continue to lead to reduced demand and lower prices for some of its products, which could harm GaSonics' business.

     Competitors of GaSonics' LCD division in Japan include Japan-based companies and Japan-based joint ventures who manufacture alternative technologies and are well established in Japan. At any time they could enter GaSonics' markets with improved technologies or with systems that directly compete with GaSonics' LCD division.

GASONICS' FUTURE DEPENDS ON ITS ABILITY TO FURTHER PENETRATE THE ASIA/PACIFIC MARKET, WHICH CONSISTS OF JAPAN, KOREA, SINGAPORE AND TAIWAN.

     For the first nine months of fiscal 2000 and for fiscal 1999, the Asia/Pacific market represented 27% and 26%, respectively, of GaSonics' total net sales, while the Asia/Pacific market represents 57% of the worldwide semiconductor capital equipment industry. Some of GaSonics' competitors have products that are targeted to address the need for low-cost, high-throughput equipment found in Taiwanese foundries. Some of its competitors also have well entrenched positions in these markets as a result of long personal relationships, robust infrastructures and experienced management teams. GaSonics may not be able to displace its entrenched competitors. As a result, GaSonics' market share and overall global competitive position may be harmed, and the future growth of its business may be limited. GaSonics' efforts to further penetrate these increasingly important Pacific Rim markets may not be successful.

GASONICS IS DEPENDENT ON INTERNATIONAL SALES AND SUBJECT TO THE RISKS OF INTERNATIONAL BUSINESS.

     International sales accounted for 46% of GaSonics' total net sales for the first nine months of fiscal 2000 and 46% in fiscal year 1999, 45% in fiscal year 1998 and 55% in fiscal year 1997. As a result of its expanded international operations, GaSonics anticipates that international sales will continue to account for a significant portion of its total net sales in the foreseeable future. These international sales will continue to be subject to a number of risks, including:

     - unexpected changes in regulatory requirements;

     - difficulty in satisfying existing regulatory requirements;

     - exchange rates;

     - foreign currency fluctuations;

     - tariffs and other barriers;

     - political and economic instability;

     - potentially adverse tax consequences;

     - outbreaks of hostilities;

     - difficulties in accounts receivable collection;

     - longer collection cycles;

     - difficulties in managing distributors or representatives; and

     - difficulties in staffing and managing foreign subsidiary and branch operations.

     GaSonics is also subject to the risks associated with the imposition of domestic and foreign legislation and regulations relating to the import or export of semiconductor equipment. GaSonics cannot predict if the import or export of its products will be subject to tariffs, quotas, duties, taxes or other charges or restrictions imposed by the United States or any other country in the future.

     In addition, Taiwan accounts for a growing portion of the world's semiconductor manufacturing. There are currently strained relations between China and Taiwan. Any adverse development in those relations could significantly impact the worldwide production of semiconductors, which would lead to reduced sales of GaSonics' products and harm its operating results.

GASONICS IS HIGHLY DEPENDENT ON ITS KEY PERSONNEL AND THEY MAY BE DIFFICULT TO REPLACE.

     GaSonics' success depends to a large extent upon the efforts and abilities of its key managerial and technical employees. The loss of key employees could limit GaSonics' ability to develop new products and adapt existing products to its customers' evolving requirements and result in lost sales and diversion of management resources. GaSonics has no employment agreements preventing its officers or key employees from joining its competitors or competing with it. Furthermore, much of GaSonics' competitive advantage and intellectual property is based on the expertise, experience and know-how of its key personnel regarding its technologies, systems and products. If GaSonics is unable to retain its key personnel, or if any of its key personnel join a competitor or otherwise compete with it, GaSonics' business and operating results could be harmed.

GASONICS' FUTURE PERFORMANCE DEPENDS ON ITS ABILITY TO ATTRACT KEY PERSONNEL.

     GaSonics' growth depends in part on its ability to attract and retain qualified management, engineering, financial and accounting, technical, marketing and sales and support personnel for its operations. Competition for personnel is intense, particularly in Northern California where GaSonics is based. GaSonics may not be successful in attracting or retaining personnel, which could harm its business.

IF GASONICS IS FOUND TO INFRINGE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, ITS BUSINESS MAY BE HARMED.

     As is typical in the semiconductor industry, GaSonics occasionally receives notices from third parties alleging infringement claims. Although GaSonics has no significant claims or lawsuits regarding any possible infringement claims currently filed against it, there can be no assurance that infringement claims by third parties, or claims for indemnification by GaSonics' customers resulting from infringement claims, will not be asserted against it in the future. These assertions, whether or not proven to be true, could harm GaSonics' business.

     If any claims are asserted against GaSonics, it may seek to obtain a license under the third party's intellectual property rights. However, whether such a license would be available to GaSonics at all, or on terms acceptable to GaSonics, is unclear. Any license would likely increase its expenses. GaSonics could also decide to resort to litigation to challenge claims or enforce its intellectual property rights. Litigation against GaSonics, even if unsuccessful, could be very expensive and time consuming and could harm its business.

IF GASONICS FAILS TO ADEQUATELY PROTECT ITS INTELLECTUAL PROPERTY RIGHTS, ITS BUSINESS MAY BE HARMED.

     GaSonics attempts to protect its intellectual property rights through patents, copyrights, trade secrets and other measures. However, there can be no assurance that GaSonics will be able to protect its technology adequately or that competitors will not independently develop similar technology. Nor can GaSonics be sure that any of its pending patent applications will be issued or that foreign intellectual property laws will protect its intellectual property rights. GaSonics' issued patents could be challenged, invalidated or circumvented and the rights granted may not provide GaSonics with competitive advantages. Furthermore, GaSonics cannot be certain that others will not independently develop similar products, duplicate its products or design around its patents or patent applications.

IF GASONICS ENGAGES IN ACQUISITIONS, IT WILL INCUR A VARIETY OF EXPENSES, AND MAY NOT BE ABLE TO REALIZE THE ANTICIPATED BENEFITS.

     In the future, GaSonics may pursue acquisitions of additional product lines, technologies or businesses. GaSonics may have to issue debt or equity securities to pay for future acquisitions, which could be dilutive, and in the case of debt would have to be repaid, and could harm its business. In addition, GaSonics has limited experience in the acquisition process. Acquisitions involve a number of risks, including:

     - difficulties in and costs associated with the assimilation of the operations, technologies, personnel and products of the acquired companies;

     - assumption of known or unknown liabilities or other unanticipated events or circumstances;

     - diversion of management's attention;

     - risks of entering markets in which GaSonics has limited or no experience; and

     - potential loss of key employees.

     From time to time, GaSonics has engaged in preliminary discussions with third parties concerning potential acquisitions of product lines, technologies and businesses. However, there are currently no commitments or agreements with respect to any acquisitions.

GASONICS PRODUCES A MAJORITY OF ITS PRODUCTS AT A SINGLE FACILITY AND ANY DISRUPTION IN THE OPERATIONS OF THAT FACILITY COULD HARM ITS BUSINESS.

     GaSonics produces most of its products in its manufacturing facility located in San Jose, California. GaSonics' manufacturing processes are highly complex and require sophisticated and costly equipment and a specially designed facility. As a result, any prolonged disruption in the operations of GaSonics' manufacturing facility, whether due to technical or labor difficulties, destruction of or damage to this facility as a result of an earthquake, fire or any other reason, could harm its business, financial condition or results of operations. Furthermore, San Jose is located on a primary fault line. GaSonics currently does not have a disaster recovery plan and does not carry sufficient business interruption insurance to compensate us for losses that may occur.

GASONICS DEPENDS ON A LIMITED NUMBER OF SUPPLIERS FOR PRODUCTS, AND THE LOSS OF ANY SUPPLIER MAY HARM ITS BUSINESS.

     GaSonics purchases a number of components and subassemblies necessary for manufacturing its systems from a limited number of suppliers and in some instances a sole supplier. Specifically, GaSonics relies on a limited number of suppliers for robotics, microwave power supplies and platens, and on single sources for magnetrons and microwave applicators used in its products. GaSonics' LCD division in Japan is heavily dependent on a single supplier for quartz fabrication used in its LPCVD systems.

     GaSonics is exploring alternative sources for these critical materials. In addition, GaSonics has been establishing longer term contracts with some of these suppliers to mitigate the potential risks of shortages, lack of control over pricing and delays in delivery of components and subassemblies. However, GaSonics is also increasingly relying on outside vendors to manufacture components and subassemblies.

     GaSonics' reliance on sole or a limited number of suppliers and its increasing reliance on subcontractors involve several risks, including shortages, lack of control over pricing and delays in delivery of components and subassemblies. Because GaSonics' manufacturing process is typically a complex process and requires long lead times, there may be delays or shortages caused by suppliers in the future. Some of GaSonics' suppliers may have relatively limited financial and other resources, which could impact their ability to deliver products in a timely manner. Inadequate deliveries or any other circumstance that would require GaSonics to seek alternative sources of supply or to manufacture necessary components internally could significantly delay shipments, which could damage relationships with current and prospective customers and harm its business.

A NEW ACCOUNTING PRONOUNCEMENT MAY CAUSE GASONICS' OPERATING RESULTS TO
FLUCTUATE.

     In December 1999, the SEC staff released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." As a result of this pronouncement, companies will be required to recognize revenue only when they substantially complete the applicable sales agreements, which will typically occur upon customer acceptance. This pronouncement particularly impacts the semiconductor manufacturing industry and the semiconductor capital equipment industry. Historically, the industry has recognized revenue upon shipment, and GaSonics has consistently applied this revenue recognition policy. In compliance with this pronouncement, GaSonics will adopt the accounting change in revenue recognition in the near future, which GaSonics expects to have a significant effect on its operating results in the first fiscal quarter. Furthermore, adoption of this pronouncement will impact the comparability of GaSonics' financial statements from period to period, relationships with customers and internal procedures and controls.

IF GASONICS CANNOT SUCCESSFULLY EXPAND ITS OPERATIONS AND MANAGEMENT SYSTEMS, IT MAY NOT BE ABLE TO GROW OR MAINTAIN ITS BUSINESS.

     Sales growth and expansion in the scope of GaSonics' operations in the past placed a considerable strain on its operations and management systems. To effectively deal with changes brought on by the cyclical nature of the industry, GaSonics may be required to initiate an extensive reevaluation of its operating and financial systems, procedures and controls. GaSonics will continue to upgrade and implement new management systems as required. If GaSonics does not succeed in these efforts, it may not be able to grow or maintain its business, and its business may be harmed.

GASONICS OFFICERS, DIRECTORS AND RELATED FAMILY MEMBERS CAN CONTROL THE OUTCOME OF MATTERS REQUIRING STOCKHOLDER APPROVAL.


     As of December 7, 2000, GaSonics' officers, directors and members of their families who may be deemed affiliates of such persons, beneficially owned approximately 9.9% of its outstanding shares of common stock. Accordingly, these stockholders will be able to significantly influence the election of GaSonics' directors and the outcome of corporate actions requiring stockholder approval, such as mergers and acquisitions, regardless of how GaSonics' other stockholders may vote. Such a high level of ownership by these persons or entities could have a significant effect in delaying, deferring or preventing a change in control and may impact the voting power and other rights of other holders of GaSonics' common stock.


GASONICS' FAILURE TO COMPLY WITH CURRENT OR FUTURE ENVIRONMENTAL REGULATIONS COULD HARM ITS BUSINESS.

     GaSonics is subject to a variety of governmental regulations relating to the use, storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture its products. GaSonics believes that it is currently in compliance, in all material respects, with these regulations and that it has obtained all necessary environmental permits to conduct its business. Nevertheless, the failure to comply with current or future regulations could result in substantial fines being imposed on us, suspension of production, alteration of its manufacturing process or cessation of operations. These regulations could require GaSonics to acquire expensive remediation equipment or to incur substantial expenses to comply with environmental regulations. GaSonics' failure to control the use, disposal or storage of, or adequately restrict the discharge of, hazardous or toxic substances could subject it to significant liabilities and could harm its business.

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                           FORWARD LOOKING STATEMENTS

     This proxy statement-prospectus and the documents incorporated by reference into this proxy statement-prospectus contain forward looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to Novellus' and GaSonics' financial conditions, results of operations and businesses, and on the expected impact of the merger on Novellus' and GaSonics' financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward looking statements. These forward looking statements, which include statements about the anticipated benefits of the merger, including enhanced product offerings and increased product innovation; the growth of the semiconductor industry; increasing costs in the semiconductor industry; market size, share and demand, product performance; expected operating results, revenues and earnings and current and potential litigation are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward looking statements. Some of the factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, but are not limited to, the following possibilities:

     - combining the businesses of Novellus and GaSonics may cost more than is currently expected;

     - the timing of the completion of the proposed merger may be materially delayed or prohibited;

     - general economic conditions or conditions in securities markets may be less favorable than currently anticipated;

     - expected cost savings from the merger may not be fully realized or realized within the expected time frame;

     - integrating the businesses of Novellus and GaSonics and retaining key personnel may be more difficult than expected;

     - contingencies may arise of which Novellus and GaSonics are not currently aware or of which Novellus and GaSonics underestimated the significance;

     - the combined company's revenues after the merger may be lower than expected;

     - the combined company may lose more business, customers or suppliers after the merger than Novellus and GaSonics currently expect, or the combined company's operating costs may be higher than Novellus and GaSonics currently expect;

     - the amount (both in absolute dollars and as a percentage of net sales) of Novellus' and/or GaSonics' expenditures for research and development, selling, general and administrative and capital acquisitions and improvements may be materially greater or less than that currently expected; or

     - development costs, anticipated completion, introduction and projected revenues from Novellus' and/or GaSonics' new and developing products and technologies may be materially different than currently anticipated.

     Some of these factors and additional risks and uncertainties are further discussed under "Risk Factors" beginning on page 20. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. GaSonics stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement-prospectus or the date of any document incorporated by reference.

                  THE SPECIAL MEETING OF GASONICS STOCKHOLDERS

PURPOSE OF THE SPECIAL MEETING.

     The special meeting is being held so that stockholders of GaSonics may consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization, dated as of October 25, 2000, by and among Novellus, Neptune Acquisition-Sub, Inc. and GaSonics and to transact any other business that properly comes before the special meeting or any adjournment of the special meeting. Additionally, GaSonics stockholders may be asked to vote upon a proposal to adjourn or postpone the special meeting. Any adjournment or postponement could be used for the purpose of allowing additional time for soliciting additional votes to adopt the reorganization agreement or to satisfy other conditions to closing that the parties elect to satisfy prior to the stockholder vote. Adoption of the reorganization agreement will also constitute approval of the merger and the other transactions contemplated by the reorganization agreement.

DATE, TIME AND PLACE; STOCKHOLDER RECORD DATE FOR THE SPECIAL MEETING.


     The special meeting of GaSonics stockholders will take place on Tuesday, January 9, 2001 at 9:00 a.m. Pacific Standard Time at the offices of GaSonics located at 2730 Junction Avenue, San Jose, California 95134-1909. GaSonics' board of directors has fixed the close of business on December 7, 2000, as the record date for determination of the GaSonics stockholders entitled to notice of and to vote at the special meeting. On December 7, 2000, there were 17,699,029 shares of GaSonics common stock outstanding, held by approximately 149 holders of record. The number of record holders does not include shares held in "street name" through brokers.


VOTE OF GASONICS STOCKHOLDERS REQUIRED FOR ADOPTION OF THE REORGANIZATION AGREEMENT.

     A majority of the outstanding shares of GaSonics common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of the holders of at least a majority of GaSonics common stock outstanding and entitled to vote at the special meeting is required to adopt the reorganization agreement. You are entitled to one vote for each share of GaSonics common stock held by you on the record date on each proposal to be presented to stockholders at the special meeting.


     As of December 7, 2000, the record date for the special meeting, directors and executive officers of GaSonics and their affiliates, each of whom has agreed to approve the merger and adopt the reorganization agreement, held approximately 1,803,196 shares of GaSonics common stock, which represented approximately 9.9% of all outstanding shares of GaSonics common stock entitled to vote at the special meeting as of December 7, 2000.


PROXIES.

     All shares of GaSonics common stock represented by properly executed proxies that GaSonics receives before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR adoption of the reorganization agreement unless the shares are held in a brokerage account. In that case, brokers holding shares in the "street name" may vote the shares only if the stockholder provided instructions. You are urged to mark the applicable box on the proxy to indicate how to vote your shares.

     If a properly executed proxy is returned and the stockholder has abstained from voting on adoption of the reorganization agreement, the GaSonics common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption of the reorganization agreement. Similarly, if an executed proxy is returned by a broker holding shares of GaSonics common stock in street name which indicates that the broker does not have discretionary authority to vote on adoption of the reorganization agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of adoption of the reorganization agreement. Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

     BECAUSE ADOPTION OF THE REORGANIZATION AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE GASONICS COMMON STOCK OUTSTANDING AS OF THE RECORD DATE, ABSTENTIONS, FAILURES TO VOTE AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST ADOPTION OF THE REORGANIZATION AGREEMENT.

     GaSonics does not expect that any matter other than adoption of the reorganization agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

     You may revoke your proxy at any time before it is voted by notifying GaSonics by:

     - writing to Corporate Secretary, GaSonics International Corporation, 404 East Plumeria Drive, San Jose, CA 95134-1912;

     - granting a subsequent proxy; or

     - appearing in person and voting at the special meeting.

     If your broker holds your shares in street name, you must follow directions received from your broker to change your voting instructions.

     GaSonics will bear its own expenses incurred in connection with the printing and mailing of this proxy statement-prospectus. GaSonics and U.S. Stock Transfer, GaSonics' transfer agent, will request banks, brokers and other intermediaries holding shares beneficially owned by others to send this proxy statement-prospectus to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

     YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXIES. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR GASONICS COMMON STOCK WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

SOLICITATION OF PROXIES.

     GaSonics will initially pay the costs of soliciting proxies. In addition to solicitation by mail, GaSonics' directors and officers may solicit proxies by telephone, facsimile or otherwise. The directors and officers of GaSonics will not receive compensation for such solicitation but may receive reimbursement by GaSonics for out-of-pocket expenses incurred in connection with such solicitation. GaSonics will request that brokerage firms, fiduciaries and other custodians forward copies of the proxies and this proxy statement-prospectus to the beneficial owners of shares of GaSonics common stock held of record by them, and GaSonics will reimburse them for their reasonable expenses incurred in forwarding such material. In addition, GaSonics may retain the services of a proxy solicitation firm to solicit proxies, and, if retained, will bear all cost thereof.

BOARD RECOMMENDATION.


     THE GASONICS BOARD OF DIRECTORS HAS APPROVED THE REORGANIZATION AGREEMENT AND RECOMMENDS THAT GASONICS STOCKHOLDERS VOTE FOR ADOPTION OF THE REORGANIZATION AGREEMENT. In considering such recommendation, GaSonics stockholders should be aware that Novellus has agreed to provide certain indemnification arrangements and may enter into employment arrangements with certain directors and officers of GaSonics.


     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF GASONICS. ACCORDINGLY, YOU ARE

URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT-PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

     This section of the proxy statement-prospectus describes material aspects of the proposed merger, including the reorganization agreement and the related agreements. While Novellus and GaSonics believe that the description covers the material terms of the merger and related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents referred to carefully for a more complete understanding of the merger. References in this section to "you" or "your" refer to GaSonics' stockholders.

BACKGROUND OF THE MERGER.

     The provisions of the reorganization agreement are the result of arm's length negotiations conducted among representatives of Novellus and GaSonics. The following is a summary of the meetings, negotiations and discussions between the parties that preceded execution of the reorganization agreement.

     GENERAL. The following is a description of the existing business relationship between Novellus and GaSonics and a description of the material aspects of the proposed merger and related transactions, including the reorganization agreement and certain other agreements entered into in connection therewith. While Novellus and GaSonics believe that the following description covers the material terms of the merger and the related transactions, the description may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger and the related transactions.

     THE DAMASCUS ALLIANCE. Novellus and GaSonics met regularly over the past two years in connection with their membership in the "Damascus Alliance." At these meetings, the members of the Damascus Alliance, which include Novellus, GaSonics, Lam Research and SpeedFam-Ipec, discussed product directions, technology roadmaps, as well as other strategic issues of importance to the companies and their customers.

     THE MERGER. In the first calendar quarter of 1999, several informal meetings took place between Novellus and GaSonics executive officers. The purpose of these meetings was to continue general corporate communications between the companies, to discuss the relative businesses and operations of Novellus and GaSonics and to discuss a potential business combination of the two companies. The parties could not reach agreement on the financial terms of a business combination and these discussions were terminated by the parties in March, 1999.

     On October 1, 2000, Mr. Richard Hill, Chief Executive Officer of Novellus, phoned Mr. Asuri Raghavan, Chief Executive Officer of GaSonics, and requested a meeting at Mr. Hill's home. Later that day, Mr. Hill and Mr. Raghavan, met at Mr. Hill's home to discuss a potential business combination between Novellus and GaSonics and the general parameters of a valuation of GaSonics.


     On October 3, 2000 and October 5, 2000, Mr. Raghavan and Mr. Robert Smith, Chief Financial Officer of Novellus, discussed by telephone a potential business combination between Novellus and GaSonics. Also on October 5, 2000, Mr. Raghavan, Mr. Rammy Rasmussen, Chief Financial Officer of GaSonics, and representatives of Banc of America Securities discussed the valuation of GaSonics and the possibility of a business combination between GaSonics and Novellus.


     On October 6, 2000, Mr. Raghavan, Mr. Rasmussen and Mr. Smith met at Novellus to discuss a potential business combination between Novellus and GaSonics and the general parameters of a valuation of GaSonics. Also on October 6, 2000, Mr. Raghavan and Mr. Dave Toole, Chairman of the Board of GaSonics, met to discuss a potential business combination with Novellus and the general parameters of a valuation of GaSonics.

     On October 9, 2000, Novellus provided GaSonics with a preliminary written proposal for a business combination of Novellus and GaSonics, and Novellus and GaSonics began focused discussions on the possibility and structure of a business combination.

     On October 10, 2000, the GaSonics board of directors held a special meeting at GaSonics' executive offices during which the GaSonics board of directors discussed the proposed business combination between Novellus and GaSonics. Mr. Raghavan reviewed the chronology of discussions with Mr. Hill and Mr. Smith regarding possible business combinations with Novellus. In addition, a representative from Banc of America Securities reviewed with the GaSonics board the financial implications and valuation of the proposed business combination at that time. In addition, representatives of Brobeck, Phleger & Harrison LLP, outside legal counsel to GaSonics, outlined the board's fiduciary duties and other applicable legal principles in the context of business combination transactions. The board of directors of GaSonics discussed the strategic, business and financial merits with respect to GaSonics and its stockholders and the timing of a possible transaction with Novellus and the terms of Novellus' proposal, and directed Mr. Raghavan and management to continue negotiations with Novellus.

     On October 11, 2000, at a meeting at GaSonics' offices, executives of GaSonics, including Mr. Toole, Mr. Raghavan, and Mr. Rasmussen, representatives of Banc of America Securities and representatives from Brobeck, Phleger & Harrison LLP met to discuss the valuation of GaSonics, to evaluate a preliminary proposal that had been received from Novellus, and to formulate a response to Novellus' preliminary proposal.

     On October 12, 2000 and October 13, 2000, several conference calls were held between Mr. Raghavan on GaSonics' behalf, and Mr. Smith on Novellus' behalf, during which the parties discussed the possibility of a potential combination of the two companies, the valuation of GaSonics, and the possible structure of the transaction. No agreement on the terms of the potential combination was reached between the parties.

     During the week of October 16, 2000, representatives of GaSonics and Novellus engaged in telephone discussions regarding the possible terms of a potential merger between the companies.

     On October 18, 2000, Mr. Raghavan on GaSonics' behalf, and Mr. Hill and Mr. Smith on Novellus' behalf, discussed by telephone the possibility of a potential business combination between the two companies, the valuation of GaSonics, and possible structure of the transaction.

     On October 19, 2000, the GaSonics board of directors held a special telephonic meeting during which the GaSonics board of directors discussed the proposed business combination with Novellus. Mr. Raghavan reviewed the chronology of various discussions since October 1, 2000 regarding possible potential business combinations between Novellus and GaSonics, and the valuation of GaSonics. In addition, a representative from Banc of America Securities reviewed the financial implications and valuation of the proposed business combination at that time. In addition, Brobeck, Phleger & Harrison LLP outlined the board's fiduciary duties and other applicable legal principles in the context of business combination transactions. The board of directors of GaSonics discussed the strategic, business and financial merits with respect to GaSonics and its stockholders and the timing of a possible transaction with Novellus and the terms of Novellus' proposal, and directed Mr. Raghavan and management to continue negotiations with Novellus.

     Also on October 19, 2000, GaSonics and Novellus had further discussions regarding a possible business combination and entered into a mutual non-disclosure agreement with respect to confidential information to be disclosed by the parties in connection with the proposed business combination, and representatives from Novellus and Morrison & Foerster LLP, outside counsel to Novellus, began their due diligence review of GaSonics' operations and documents.

     On the evening of October 20, 2000, Novellus delivered a draft reorganization agreement and the other transaction documents to GaSonics and Brobeck, Phleger & Harrison LLP.

     On the evening of October 21, 2000, GaSonics and Brobeck, Phleger & Harrison LLP provided initial comments on the draft reorganization agreement previously delivered by Novellus.

     Between October 19, 2000 through the evening of October 24, 2000, Novellus, GaSonics, and their respective outside legal counsel, participated in a series of negotiations on the terms of the reorganization agreement and the other related agreements by teleconference. These negotiations covered all aspects of the transaction, including, among other things, the representations and warranties made by the parties, the restrictions on the conduct of their business, the conditions to completion of the proposed merger, the provisions regarding termination, the details of the "no shop" clause, the amount, triggers and payment of the termination fees and the consequences of termination, and the delivery and terms of the voting agreements and irrevocable proxies, and affiliate letters.

     On October 23, 2000, representatives from GaSonics, Novellus, Banc of America Securities, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Brobeck, Phleger & Harrison LLP, and Morrison & Foerster, LLP met at the offices of Morrison & Foerster, LLP to discuss the business operations, strategies, and financial projections of Novellus and GaSonics, and continue the negotiations of a proposed business combination between Novellus and GaSonics.

     On October 25, 2000, GaSonics entered into an engagement letter with Banc of America Securities pursuant to which Banc of America Securities was formally engaged to act as GaSonics' financial advisor in connection with the possible transaction.

     On the morning of October 25, 2000, the GaSonics board of directors held a special meeting, together with Brobeck, Phleger & Harrison LLP and Banc of America Securities, at GaSonics' executive offices during which the GaSonics board of directors discussed the proposed business combination with Novellus and reviewed the status of negotiations and discussions with Novellus since the board's October 19, 2000 meeting. Mr. Raghavan reviewed the chronology of the various discussions since October 19, 2000 regarding a possible business combination transaction with Novellus, as well as the current status of negotiations with Novellus. Banc of America Securities reviewed the financial terms and implications of the proposed transaction and delivered its oral opinion, subsequently confirmed in writing, to the GaSonics board of directors that, based upon and subject to various assumptions and limitations set forth in the opinion, as of October 25, 2000, the exchange ratio of 0.52 of a share of Novellus common stock to be received for each share of GaSonics common stock pursuant to the reorganization agreement was fair from a financial point of view to the holders of GaSonics common stock. For a more detailed discussion of Banc of America Securities' analysis and opinion, you should review the section entitled "Consideration of the Merger by GaSonics' Board of Directors -- Opinion of GaSonics' Financial Advisor" beginning on page 50 of this proxy statement-prospectus, and the text of Banc of America Securities' opinion attached to this document as Annex B. In addition, Brobeck, Phleger & Harrison LLP reviewed with the GaSonics board of directors the main legal principles applicable to the proposed merger, the board's fiduciary duties and authority in considering the merger, and other applicable legal principles in the context of business combination transactions. Brobeck, Phleger & Harrison LLP also reviewed in detail the principal terms of the proposed reorganization agreement, voting agreements, affiliate letters, and related agreements and matters, and summarized the remaining open issues and deal points. The board discussed the strategic, business and financial merits with respect to GaSonics and its stockholders and the timing of a possible transaction with Novellus. The GaSonics board of directors reviewed and discussed the principal issues in the proposed transaction, and the proposed exchange ratio and merger consideration, the details of the closing conditions, the details of the parties' termination rights and termination fees, the voting agreements and GaSonics ability to consider alternative proposals, and directed outside legal counsel and certain executives to continue negotiations with Novellus and its outside legal counsel regarding certain open issues with respect to the reorganization agreement.

     On the afternoon of October 25, 2000, the Novellus board of directors held a special meeting, together with its legal counsel and financial advisor, at Novellus' executive offices during which certain members of Novellus' board directors participated by telephone. Mr. Hill reviewed the chronology of various discussions with GaSonics regarding a possible business combination transaction, as well as the current status of the negotiations. Merrill Lynch then reviewed its financial analysis of the proposed business combination. In addition, Novellus' legal counsel reviewed with Novellus' board the main legal principles applicable to the proposed merger, the board's fiduciary duties and authority in considering the merger, and other applicable legal principles in the context of business combination transactions. Novellus' legal counsel also reviewed in detail the principal terms of the proposed reorganization agreement, voting agreements, affiliate letters, and related agreements and matters, and summarized the remaining open issues. Novellus' board of directors reviewed and discussed the principal issues in the proposed transaction, the proposed exchange ratio and merger consideration, closing conditions, termination rights, termination fees, the voting agreements, and directed its legal counsel and certain executives to continue negotiations with GaSonics and Brobeck, Phleger & Harrison LLP regarding certain open issues with respect to the reorganization agreement. Novellus' board of directors approved the merger, the reorganization agreement and the other transactions contemplated thereby and authorized officers of Novellus to execute, on behalf of Novellus, the reorganization agreement and such other documents that such officers find necessary or advisable in their sole discretion, together with any changes, deletions, additions and alterations such officers approve consistent with the resolutions of Novellus' board of directors.

     On the afternoon of October 25, 2000, the GaSonics board of directors resumed, without Mr. Van Poppelen, the special telephonic meeting begun earlier that morning to review final changes to the proposed reorganization agreement and related agreements. Representatives of Banc of America Securities and Brobeck, Phleger & Harrison LLP also participated. Brobeck, Phleger & Harrison LLP reviewed the outcome of the further negotiations with Novellus and responded to questions by the GaSonics board of directors.

     After further deliberation, the GaSonics board of directors:

     - determined that the reorganization agreement and merger were advisable, and fair to and in the best interests of GaSonics and its stockholders;

     - approved the merger, the reorganization agreement, the voting agreements, and the transactions contemplated thereby;

     - resolved to recommend that stockholders of GaSonics vote in favor of adoption and approval of the reorganization agreement and approval of the merger; and

     - resolved to call a special meeting of GaSonics' stockholders to adopt and approve the reorganization agreement and to approve the merger; and

     - authorized the Chief Executive Officer and other senior officers of GaSonics to execute, on behalf of GaSonics, the reorganization agreement and such other documents that such officers find necessary or advisable in their sole discretion, together with any changes, deletions, additions and alterations such officers approve consistent with the resolutions of the GaSonics board of directors.

     Mr. Van Poppelen did not participate in the vote of the board of directors with respect to the merger, the reorganization agreement or the other transactions contemplated thereby.

     During the evening of October 25, 2000, Novellus and GaSonics entered into the reorganization agreement. Also on October 25, 2000, certain stockholders of GaSonics entered into voting agreements with Novellus, pursuant to which they agreed to vote their GaSonics shares in favor of adoption and approval of the reorganization agreement and approval of the merger. In addition, certain stockholders of GaSonics entered into affiliate agreements with Novellus, acknowledging the restrictions imposed by the federal securities laws in some instances on their ability to sell Novellus shares both before and following the completion of the merger.

     On October 25, 2000, a joint press release was issued announcing the signing of the reorganization agreement.

REASONS FOR THE TRANSACTION.

     GaSonics and Novellus are proposing to merge in response to unprecedented growth in the semiconductor equipment industry and demand for the integrated circuits that are enabling such growth. GaSonics and Novellus believe that the merger will allow the companies to better respond to the needs of the integrated circuit industry and the demands of their customers. GaSonics and Novellus believe that the preparation of the surface of semiconductor devices will become increasingly important in maintaining high performance as semiconductor devices move towards smaller feature sizes. Also, because residual contamination from improperly prepared device surfaces can affect the deposition and adhesion of subsequent dielectric or metal layers in the semiconductor device, Novellus and GaSonics believe that surface preparation can also improve yields of semiconductor devices. Additionally, the transition in the semiconductor industry to low-k dielectrics could result in a complete change in the processes used to prepare or strip the surface of the semiconductor device because the processes currently used by semiconductor manufacturers are potentially incompatible with the low-k dielectric materials.

     GaSonics and Novellus are proposing the merger in response to the above changes and innovations in the manufacturing of semiconductors and because Novellus and GaSonics believe that the merged entity will have a greater advantage in offering comprehensive product lines to semiconductor manufacturers. Specifically, Novellus and GaSonics believe that the merger would have the following benefits:

     - The merger will enhance product offerings to customers by combining GaSonics' surface preparation product line with Novellus' deposition system product line.

     - The merger will enable the combined company to more effectively innovate and rapidly bring products to market.

     - The merger will allow the combined company to respond to changes in semiconductor technology and the needs of semiconductor manufacturers through a combination of Novellus' engineering resources and GaSonics' depth of knowledge and market leadership in surface preparation.

     - The merger will provide the combined company with the opportunity to interactively optimize surface preparation and deposition steps in semiconductor manufacturing to increase overall device performance and to give the combined entity a major advantage in extending copper and low-k processes to advanced devices.

     Although the companies believe the merger could have the benefits described above, both companies caution that there can be no assurance that any of these benefits will be achieved and the failure to achieve one or more of these benefits may have a material adverse effect on the combined company's business, results of operations and financial condition. See "Risk Factors" on page 20.

RECOMMENDATION OF GASONICS' BOARD OF DIRECTORS.

     AT ITS MEETING ON OCTOBER 25, 2000, THE GASONICS BOARD OF DIRECTORS DETERMINED THAT THE MERGER IS CONSISTENT WITH AND IN FURTHERANCE OF THE LONG-TERM BUSINESS STRATEGY OF GASONICS, DETERMINED THAT THE MERGER AND THE REORGANIZATION AGREEMENT ARE IN THE BEST INTERESTS OF GASONICS AND ITS STOCKHOLDERS, DETERMINED THAT THE TERMS OF THE REORGANIZATION AGREEMENT AND THE MERGER ARE FAIR TO GASONICS STOCKHOLDERS, DECLARED THE MERGER ADVISABLE AND APPROVED THE REORGANIZATION AGREEMENT. ACCORDINGLY, THE GASONICS BOARD OF DIRECTORS HAS APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE IN FAVOR OF ADOPTION OF THE REORGANIZATION AGREEMENT.

CONSIDERATION OF THE MERGER BY GASONICS' BOARD OF DIRECTORS.

     After careful consideration, the GaSonics board of directors has concluded that the reorganization agreement and the merger are advisable, and fair to and in the best interests of GaSonics and its stockholders, and recommends that GaSonics stockholders adopt and approve the reorganization agreement and approve the merger. This decision was based upon a number of potential benefits of the merger that the GaSonics board of directors believes will contribute to the success of the combined company compared to GaSonics continuing to operate as an independent business, including the following:

     - the GaSonics board's judgment that the two companies have significant complementary strengths and complementary products, services and solutions;

     - the GaSonics board's judgment that important advantages will accrue to the leader of the advanced semiconductor device manufacturing industry and that in order to achieve and retain this position a company must offer a complete line of products;

     - the potential that Novellus' larger market capitalization, broader suite of products and services, and historical revenue growth will provide GaSonics with additional resources to grow and gain market share more rapidly than GaSonics can grow as an independent company in the rapidly evolving advanced semiconductor device manufacturing market characterized by the entrance of an increasing number of large, well capitalized and well known competitors;

     - that based on the price of Novellus common stock at the time the reorganization agreement was approved by the GaSonics board of directors, the exchange ratio was at a significant premium over the price of GaSonics common stock then prevailing in the market, and the further opportunity for GaSonics' stockholders to participate in the future growth in value of the combined company as stockholders of Novellus following the merger;

     - the combined company's potential to be a market leader as a single-source provider in the rapidly developing and highly competitive advanced semiconductor device manufacturing industry by offering a full line of products, services and solutions to large, medium and small enterprises;

     - the combined company's potential to leverage global presence in sales, support and alliances through Novellus' extensive sales force, strong service organization and the combined company's developed customer bases;

     - the GaSonics board's judgment that the common stock of the combined company may be a more valuable currency to finance future acquisitions at a faster pace and at less dilutive prices than GaSonics could accomplish with its stock alone; and

     - the greater liquidity afforded GaSonics stockholders upon exchange of their shares of GaSonics common stock for shares of Novellus common stock, whose shares trade in significantly higher dollar and share volumes.

     In identifying these benefits and evaluating the merger, the GaSonics board of directors reviewed a number of factors and sources of information, including the following:

     - historical information concerning GaSonics and Novellus and their respective businesses, financial performance, condition, operations, technology, management and position in the industry, and information and evaluations regarding the two companies' strengths, weaknesses and prospects, both before and after giving effect to the merger;


     - the reports and presentations of GaSonics' legal counsel, Brobeck, Phleger & Harrison LLP, regarding the terms of the transaction, the oral and written presentations of GaSonics' financial advisor, Banc of America Securities, and Banc of America Securities' opinion (which is attached to this document as Annex B) to the effect that, based upon and subject to various assumptions and limitations set forth in the opinion, as of October 25, 2000, the exchange ratio of 0.52 of a share of Novellus common stock to be received for each share of GaSonics common stock pursuant to the reorganization agreement was fair from a financial point of view to the holders of GaSonics common stock;


     - current financial market conditions and historical market prices, volatility and trading information for GaSonics common stock and Novellus common stock, and various factors that might affect the market value of Novellus common stock in the future;

     - the premium represented by the exchange ratio and the premiums paid in other recent transactions that could be viewed as comparable, and the negotiations between GaSonics and Novellus relating to the exchange ratio;

     - the limited number of closing conditions and termination rights;

     - the alternatives available to GaSonics and the history of contacts with other parties concerning their possible interest in a business combination with GaSonics;

     - the terms of the reorganization agreement and related agreements, by themselves and in comparison to the terms of other transactions, and the intensive negotiations between Novellus and GaSonics, including their negotiations relating to the details of the conditions to the parties' obligations to complete the merger, the details of the "no shop" restrictions on GaSonics and the scope of GaSonics' fiduciary out from these restrictions, the parties' termination rights, the termination fee that GaSonics may be required to pay Novellus in certain circumstances, and the voting agreements; and

     - the conditions to closing the merger, and the provisions of the reorganization agreement concerning what will, and will not, constitute a "material adverse effect" allowing a party not to complete the merger.

     The GaSonics board of directors also identified and considered a number of risks and uncertainties in its deliberations concerning the merger, including the following:

     - the fact that the exchange ratio is fixed and will not change with increases or decreases in the market price of either company's stock before the closing of the merger, and the possibility that the dollar value of a share of Novellus stock at the closing of the merger may be more or less than the dollar value of a share of Novellus stock at the signing of the reorganization agreement;

     - the risk that the potential benefits sought in the merger may not be fully realized, if at all;

     - the possibility that the merger may not be consummated and the effect of the public announcement of the merger on GaSonics' sales, customer relations and operating results and GaSonics' ability to attract and retain key management, marketing and technical personnel;

     - the risk that despite the efforts of the combined company, key technical, marketing and management personnel might not choose to remain employed by the combined company;

     - the risk of market confusion and hesitation and potential delay or reduction in orders;

     - the fact that pursuant to the reorganization agreement, GaSonics is required to obtain Novellus' consent before it can take a variety of actions between the signing and the closing of the merger; and

     - various other risks associated with the businesses of GaSonics, Novellus and the combined company and the merger described under the section entitled "Risk Factors" beginning on page 20 of this proxy statement-prospectus.

     The GaSonics board of directors concluded, however, that many of these risks could be managed or mitigated by GaSonics or by the combined company or were unlikely to have a material impact on the merger or the combined company, and that, overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

     The foregoing discussion of information and factors considered and given weight by the GaSonics board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the GaSonics board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations.

     FOR THE REASONS DISCUSSED ABOVE, THE GASONICS BOARD OF DIRECTORS HAS APPROVED THE REORGANIZATION AGREEMENT AND THE MERGER AND HAS DETERMINED THAT THE REORGANIZATION AGREEMENT AND THE MERGER ARE ADVISABLE, AND FAIR TO AND IN THE BEST INTERESTS OF GASONICS AND ITS STOCKHOLDERS, AND RECOMMENDS THAT GASONICS' STOCKHOLDERS VOTE TO ADOPT AND APPROVE THE REORGANIZATION AGREEMENT AND APPROVE THE MERGER.

OPINION OF GASONICS' FINANCIAL ADVISOR.

     In October, 2000 the board of directors of GaSonics retained Banc of America Securities to act as its financial advisor in connection with the merger. Banc of America Securities is a nationally recognized investment banking firm. Banc of America Securities is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. GaSonics selected Banc of America Securities to act as its financial advisor on the basis of Banc of America Securities' experience and expertise in transactions similar to the merger, its reputation in the semiconductor industry and investment community and its historical investment banking relationship with GaSonics.

     Banc of America Securities delivered its written opinion, dated October 25, 2000, to the GaSonics board of directors that the exchange ratio in the merger was fair from a financial point of view to GaSonics' stockholders as of that date. Banc of America Securities was not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of GaSonics or any other alternative transaction. Banc of America Securities was not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspect of the merger or the transactions contemplated by the reorganization agreement, or to provide services other than financial advisory services in connection with the merger and the delivery of its opinion. Banc of America Securities did not participate in the negotiations of the terms of the merger or the transactions contemplated by the reorganization agreement, and does not express any opinion as to whether any alternative transaction might produce consideration for GaSonics' stockholders in an amount in excess of that contemplated in the merger.

     WE HAVE ATTACHED THE FULL TEXT OF BANC OF AMERICA SECURITIES' WRITTEN OPINION TO THE GASONICS BOARD OF DIRECTORS AS ANNEX B, WHICH IS INCORPORATED IN ITS ENTIRETY. YOU SHOULD READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT-PROSPECTUS. HOWEVER, WE HAVE ALSO INCLUDED THE FOLLOWING SUMMARY OF BANC OF AMERICA SECURITIES' OPINION, WHICH IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     BANC OF AMERICA SECURITIES' OPINION IS DIRECTED TO THE GASONICS' BOARD OF DIRECTORS. IT DOES NOT CONSTITUTE A RECOMMENDATION TO YOU ON HOW TO VOTE WITH RESPECT TO THE MERGER. THE OPINION ADDRESSES ONLY THE FINANCIAL FAIRNESS OF THE EXCHANGE RATIO TO THE STOCKHOLDERS OF GASONICS. THE OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER OR ANY ALTERNATIVES TO THE MERGER, THE UNDERLYING DECISION OF THE GASONICS BOARD OF DIRECTORS TO PROCEED WITH OR EFFECT THE MERGER OR ANY OTHER ASPECT OF THE MERGER. IN FURNISHING ITS OPINION, BANC OF AMERICA SECURITIES DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT, NOR DID IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF THE SECURITIES ACT. STATEMENTS TO THAT EFFECT ARE INCLUDED IN THE BANC OF AMERICA SECURITIES OPINION.

     Banc of America Securities:

     - reviewed publicly available financial statements and other business and financial information of GaSonics and Novellus;

     - discussed the past and current operations, financial condition and prospects of GaSonics with senior executives of GaSonics;

     - discussed with senior executives of GaSonics financial forecasts prepared by the management of GaSonics;


     - reviewed and considered in the analysis forecasts of the estimated financial performance of GaSonics published by investment banking firms that provide research coverage of GaSonics;


     - discussed with senior executives of GaSonics information relating to strategic, financial and operational benefits anticipated from the merger;

     - reviewed the pro forma impact of the merger on Novellus' earnings per share, cash flow, consolidated capitalization and financial ratios;

     - reviewed information prepared by members of senior management of GaSonics relating to the relative contributions of GaSonics and Novellus to the combined company;

     - reviewed the reported prices and trading activity for the GaSonics common stock and the Novellus common stock;

     - compared the financial performance of GaSonics and Novellus and the prices and trading activity of the GaSonics common stock and Novellus common stock with other publicly traded companies that Banc of America Securities deemed relevant;

     - compared the financial terms of the merger to the corresponding financial terms, to the extent publicly available, of other business combination transactions that Banc of America Securities deemed relevant;

     - participated in discussions among representatives of GaSonics and Novellus and their financial and legal advisors;

     - reviewed the October 23, 2000 draft reorganization agreement and related documents; and

     - performed other analyses and considered other factors as Banc of America Securities deemed appropriate.

     Banc of America Securities assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information reviewed by it for purposes of its opinion. Banc of America Securities also made the following assumptions:

     - with respect to the financial forecasts, including information relating to strategic, financial and operational benefits anticipated from the merger, Banc of America Securities assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future performance of GaSonics and Novellus;

     - that the terms of the merger and the transactions contemplated by the reorganization agreement are the most beneficial terms from the perspective of GaSonics that could under the circumstances be negotiated among the parties to the merger and the transactions contemplated by the reorganization agreement;

     - that the merger will be treated as a tax-free reorganization and/or exchange, in accordance with the Internal Revenue Code of 1986, as amended;

     - that the merger will be recorded as a pooling of interests transaction under generally accepted accounting principles; and

     - that the definitive agreement for the merger would be the same as the October 23, 2000 draft reorganization agreement as modified in various respects of which Banc of America Securities was informed by Brobeck, Phleger & Harrison LLP on October 25, 2000 and that the merger will be consummated as contemplated in such draft reorganization agreement, as so modified, with full satisfaction of all covenants and conditions and without any waivers.

     GaSonics does not publicly disclose internal management forecasts of the type discussed with Banc of America Securities by the management of GaSonics in connection with Banc of America Securities' review of the merger. The forecasts were not prepared with a view toward public disclosure. In addition, the forecasts were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from the results set forth in the forecasts. Banc of America Securities has assumed no liability for the forecasts.

     In addition, for purposes of its opinion, Banc of America Securities:

     - discussed the forecasts published by investment banking firms with members of management of GaSonics and they acknowledged Banc of America Securities' use of the forecasts in arriving at its opinion; and

     - did not assume responsibility for making an independent valuation or appraisal of the assets or liabilities of GaSonics, nor did Banc of America Securities receive any appraisals.

     Banc of America Securities' opinion was based on economic, monetary and market and other conditions in effect on, and the information made available to it as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion.

     The following represents a brief summary of the material financial analyses performed by Banc of America Securities in connection with providing its opinion to the GaSonics board of directors. Some of the summaries of financial analyses performed by Banc of America Securities include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

VALUATION ANALYSIS REGARDING GASONICS.

     Comparable Company Analysis. Based on public and other available information, Banc of America Securities calculated the multiples of aggregate value to revenues and equity value to net income, each for estimated calendar year 2000 and projected calendar year 2001, for four companies in the semiconductor capital equipment industry that Banc of America Securities deemed to be comparable to GaSonics.

     The comparable company analysis compared GaSonics to the four companies in the semiconductor capital equipment industry on the basis that the companies selected were the most relevant given the factors considered above. Consequently, Banc of America Securities did not include every company that could be deemed to be a participant in the same industry.

     Banc of America Securities defined aggregate value to mean:

     - equity value, defined as the product of the number of fully diluted shares of common stock outstanding, based on the treasury method of calculation and including exercisable options, for a company multiplied by its stock price; plus

     - outstanding funded debt; less

     - cash and cash equivalents.

     Banc of America Securities calculated multiples for the following four semiconductor capital equipment manufacturers:

              FSI International, Inc.,
              Mattson Technology, Inc.,
              Semitool, Inc., and
              Ultratech Stepper, Inc.

     Each company was selected because (a) it had an active public trading market for its equity securities, (b) was a manufacturer of front-end semiconductor capital equipment and (c) Banc of America Securities believed the company had operating characteristics similar to those of GaSonics.

     The following table sets forth multiples indicated by this analysis for these four companies:

                                                        RANGE OF
                                                        MULTIPLES       MEDIAN    MEAN
                                                     ---------------    ------    -----
AGGREGATE VALUE TO:
Estimated calendar year 2000 revenues..............   0.67x to 2.09x    1.00x     1.19x
Projected calendar year 2001 revenues..............   0.19x to 1.40x    1.10x     0.90x

EQUITY VALUE TO:
Estimated calendar year 2000 net income............    9.9x to 13.8x    12.2x     12.0x
Projected calendar year 2001 net income............    7.2x to  9.5x     8.3x      8.3x

     Banc of America Securities noted that the aggregate value of the consideration to be paid by Novellus to the stockholders of GaSonics in connection with the merger implied multiples of (a) 1.63x calendar year 2000 revenues, (b) 1.20x calendar year 2001 revenues, (c) 13.5x calendar year 2000 net income and (d) 10.7x calendar year 2001 net income.


     Comparable Transactions Analysis. Based on public and other available information, Banc of America Securities calculated the multiples of (a) aggregate value to the latest twelve months revenues and (b) equity value to the latest twelve months net income based on the most recent financial reporting period for the target company implied in seventeen semiconductor capital equipment and materials company acquisitions announced between January 1999 and October 2000.


     Banc of America Securities calculated multiples for the following comparable company acquisitions:

           ACQUIROR                           TARGET                   ANNOUNCEMENT DATE
           --------                           ------                   -----------------
  Kulicke and Soffa
    Industries                Cerprobe Corporation                     October 12, 2000
  MKS Instruments, Inc.       Applied Science and Technology, Inc      October 2, 2000
  ASM Lithography Holding NV  Silicon Valley Group, Inc                October 2, 2000
  MKS Instruments Inc.        DIP Inc                                  September 7, 2000
  Mattson Technologies, Inc.  CFM Technologies, Inc                    June 28, 2000
  Mattson Technologies, Inc.  STEAG Electronics Systems AG             June 28, 2000
  MKS Instruments, Inc.       Spectra International, LLC               June 27, 2000
  IDE Corp.                   Cybeq Systems                            April 26, 2000
  Veeco Instruments Inc.      CVC, Inc                                 February 29, 2000
  Veeco Instruments Inc.      Monarch Labs, Inc                        January 28, 2000
  Applied Materials, Inc.     Etec Systems, Inc                        January 12, 2000
  Photronics, Inc.            Align-Rite International, Inc            January 10, 2000
  Advantest Corp.             Asia Electronics (Test Equip. Division)  December 24, 1999
  Oerlikon-Buhrle Holding AG  Plasma-Therm, Inc                        December 20, 1999
  Brooks Automation, Inc.     AutoSimulations & AutoSoft Corp          September 8, 1999
  ATMI, Inc.                  Delatech Incorporated                    June 1, 1999
  Applied Materials, Inc.     Obsidian                                 May 28, 1999

     Each transaction was selected because:

     - Banc of America Securities believed the target company had similar operating characteristics to those of GaSonics; and

     - The transaction was relatively recent and the target company was of a comparable size to GaSonics in terms of aggregate value and equity value.

     The following table sets forth the multiples indicated by this analysis for these seventeen acquisitions:

                                                         RANGE OF
                                                         MULTIPLES       MEDIAN    MEAN
                                                      ---------------    ------    -----
AGGREGATE VALUE TO:
Latest twelve months revenues.......................   1.48x to 3.83x    2.39x     2.59x

EQUITY VALUE TO:
Latest twelve months net income.....................   20.6x to 47.6x    34.6x     34.4x

     The comparable transactions analysis compared the merger to the seventeen acquisitions of semiconductor capital equipment companies on the basis that the transactions selected were the most relevant given the factors considered above. Consequently, Banc of America Securities did not include every transaction that could be deemed to have occurred in the relevant industries.


     Banc of America Securities noted that the aggregate value of GaSonics implied by the merger yielded multiples of (a) 2.52x latest twelve months revenues and (b) 31.7x latest twelve months net income.


     No company or transaction used in the comparable company or comparable transactions analyses is identical to GaSonics, Novellus or the merger. Accordingly, an analysis of the foregoing results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies or the transactions to which GaSonics, Novellus and the merger are being compared.

     Premiums Paid Analysis. Banc of America Securities reviewed the consideration offered in 72 merger and acquisition transactions announced between January 2000 and October 2000 involving companies in the technology industry. Banc of America Securities calculated the premiums offered relative to the stock prices of the acquired companies one day, one week and four weeks before the announcement of the acquisition offer.

     This analysis indicated the following median and mean premiums:

                                PREMIUM ONE DAY       PREMIUM ONE WEEK      PREMIUM FOUR WEEKS
                              BEFORE ANNOUNCEMENT    BEFORE ANNOUNCEMENT    BEFORE ANNOUNCEMENT
                              -------------------    -------------------    -------------------
Median......................         35.7%                  37.8%                  49.9%
Mean........................         36.6%                  37.6%                  53.6%

     Banc of America Securities noted that the per share value of the stock consideration to be received by GaSonics stockholders in connection with the merger implied a premium of 35.8% over GaSonics' closing stock price on October 23, 2000. The premiums implied by the merger over GaSonics' closing stock price one week before October 25, 2000 was 97.9% and four weeks before that date was 65.6%.

     Contribution Analysis. Banc of America Securities used the estimates and forecasts for GaSonics and Novellus based on Wall Street research estimates to review the estimated contribution of each company to the (a) revenue, (b) EBIT and (c) net income for each of (1) the latest twelve months, (2) estimated calendar year 2000 and (3) projected calendar year 2001, for the combined company. This analysis did not take into account any potential synergies following completion of the merger.

     This analysis indicated that GaSonics would contribute:

                                            ON A LATEST     ON AN ESTIMATED    ON A PROJECTED
                                           TWELVE MONTHS     CALENDAR YEAR     CALENDAR YEAR
                                               BASIS          2000 BASIS         2001 BASIS
                                           -------------    ---------------    --------------
CONTRIBUTION TO:
Revenues.................................       9.9%             11.9%              11.7%
EBIT.....................................       3.3%              6.5%               7.5%
Net income...............................       4.5%              7.8%               7.4%

     Banc of America Securities then compared the contributions to the pro forma share ownership of the combined company to be owned by each company's stockholders, assuming the merger was completed under the terms of the October 23, 2000 draft definitive agreement. On a pro forma basis, GaSonics stockholders would own approximately 6.7% of the combined company on a fully diluted basis.

     Exchange Ratio Analysis. Banc of America Securities reviewed the historical ratio of closing price per share of GaSonics common stock to that of Novellus common stock for several time periods during the one-year period from October 26, 1999 to October 24, 2000. During this period, the historical exchange ratio calculated on a daily basis had an average of .5235x with a range from a low of
 .2539x to a high of .8091x.

     The average exchange ratios for selected time periods during the last year were:

                                                    AVERAGE
          TIME PERIOD BEFORE 10/25/00            EXCHANGE RATIO
          ---------------------------            --------------
 3 months......................................     .3420x
 6 months......................................     .4625x
 9 months......................................     .5177x
12 months......................................     .5235x

     Accretion/Dilution Analysis. Using financial forecasts and assuming no synergy projections of GaSonics and Novellus based on Wall Street research, Banc of America Securities reviewed the pro forma effects of the merger, including a comparison of estimated earnings per share on a stand-alone basis for Novellus to the estimated earnings per share of the combined company for calendar year 2001.

     Banc of America Securities noted that, based on (a) Wall Street research and (b) assuming completion of the merger under the terms of the October 23, 2000 draft definitive agreement, the accretion to Novellus' earnings per share would be:

                                           ACCRETION (DILUTION) TO
                                              NOVELLUS SYSTEMS'
              CALENDAR YEAR                  EARNINGS PER SHARE
              -------------                -----------------------
2001.....................................            1.1%

VALUATION ANALYSIS REGARDING NOVELLUS.

     Comparable Company Analysis. Based on public and other available information, Banc of America Securities calculated the multiples of aggregate value to revenues and equity value to net income, each for estimated calendar year 2000 and projected calendar year 2001, for four companies in the semiconductor capital equipment industry that Banc of America Securities deemed to be comparable to Novellus.

     The comparable company analysis compared Novellus to the four large-cap companies in the semiconductor capital equipment industry on the basis that the companies selected were the most relevant given the factors considered above. Consequently, Banc of America Securities did not include every company that could be deemed to be a participant in the same industry.

     Banc of America Securities calculated multiples for the following four large-cap semiconductor capital equipment manufacturers:

           Applied Materials, Inc.,
           ASM Lithography Holding,
           KLA-Tencor Corporation, and
           Teradyne, Inc.

     Each company was selected because (a) it had an active public trading market for its equity securities, (b) was a manufacturer of semiconductor capital equipment and (c) Banc of America Securities believed the company had operating characteristics similar to those of Novellus.

     The following table sets forth multiples indicated by this analysis for these four companies:

                                                        RANGE OF
                                                        MULTIPLES       MEDIAN    MEAN
                                                     ---------------    ------    -----
AGGREGATE VALUE TO:
Estimated calendar year 2000 revenues..............  1.51x to 10.10x    3.00x     4.40x
Projected calendar year 2001 revenues..............  1.24x to 5.88x     2.44x     3.00x

EQUITY VALUE TO:
Estimated calendar year 2000 net income............   9.4x to 35.6x     17.4x     19.9x
Projected calendar year 2001 net income............   7.2x to 21.5x     13.8x     14.1x

     Banc of America Securities noted that based on the closing price of Novellus' stock on October 24, 2000, the aggregate and equity value of Novellus implied a multiple of (a) 3.04x calendar year 2000 revenues, (b) 2.20x calendar year 2001 revenues, (c) 16.8x calendar year 2000 net income and (d) 12.2x calendar year 2001 net income.

     As noted above, the discussion above is merely a summary of the analyses and examinations that Banc of America Securities considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Banc of America Securities. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the GaSonics board of directors. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that that analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Banc of America Securities' view of the actual value of GaSonics.

     In performing its analyses, Banc of America Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of GaSonics and Novellus. The analyses performed by Banc of America Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of Banc of America Securities' analysis of the financial fairness of the exchange ratio to GaSonics' stockholders and were provided to the GaSonics board of directors in connection with the delivery of Banc of America Securities' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future.

     As described above, Banc of America Securities' opinion and presentation to the GaSonics board of directors were among the many factors taken into consideration by the GaSonics board of directors in making its determination to approve the merger, and to recommend that GaSonics' stockholders approve the reorganization agreement.

     GaSonics agreed to pay Banc of America Securities a fee of $3,500,000 of which (a) $750,000 was payable on the date Banc of America Securities was prepared to render its opinion relating to the merger, (b) $750,000 is payable upon the mailing of a proxy statement relating to the merger and (c) $2,000,000 is payable upon consummation of the merger. The board of directors was aware of this fee structure and took it into account in considering Banc of America Securities' fairness opinion and in approving the merger. The engagement letter calls for GaSonics to reimburse Banc of America Securities for its reasonable out-of-pocket expenses, and GaSonics has agreed to indemnify Banc of America Securities, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against particular liabilities, including liabilities under the federal securities laws.

     In the ordinary course of its business, Banc of America Securities or its affiliates actively trade the debt and equity securities of GaSonics and Novellus for their own account and for the accounts of customers. Accordingly, Banc of America Securities or its affiliates may at any time hold a long or short position in those securities. Banc of America Securities also acted as underwriter in connection with public offerings of GaSonics' securities, and it has performed various investment banking services for GaSonics and Novellus.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF GASONICS IN THE MERGER.

     In considering the recommendation of the GaSonics board of directors, you should be aware that members of GaSonics' management and of the GaSonics board of directors have interests in the merger that are different from, or in addition to, the interests of the GaSonics stockholders generally. The members of the GaSonics board of directors knew about these additional interests and considered them when they approved the reorganization agreement.

     Specifically, the directors and officers of GaSonics participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, yours, including the following:


     - as of December 7, 2000, the executive officers and directors of GaSonics owned stock options to purchase an aggregate of 1,185,068 shares of GaSonics common stock, of which 609,168 are unvested. If the merger is completed, approximately 15,000 of the unvested options will accelerate and become immediately exercisable;



     - as of December 7, 2000, directors and officers and their affiliates, who beneficially own approximately 9.9% of GaSonics common stock, have agreed to vote in favor of the merger;


     - certain officers of GaSonics are entitled to certain benefits, including substantial severance packages, under their employment agreements with GaSonics if their employment is terminated in connection with or upon GaSonics' change of control, such as the merger;

     - one of the current directors of GaSonics was a director of Novellus until April 1998 and is also a current Novellus shareholder;

     - certain other directors of GaSonics hold shares of Novellus common stock;

     - upon completion of the merger, Novellus or GaSonics may enter into employment arrangements with some of the executive officers of GaSonics which, among other things, will enable such executive officers to continue to vest in options granted to them by GaSonics prior to the merger; and

     - Novellus has agreed to, and to cause the surviving corporation in the merger to, indemnify each present and former GaSonics officer and director, for six years in some cases and four years after the merger in other cases, against liabilities arising out of such person's services as an officer or director of GaSonics. Novellus will, and will cause the surviving corporation to, maintain officers' and directors' liability insurance to cover any such liabilities for the next six years after the merger for certain liabilities and four years in the case of all other liabilities.

     The directors and officers of GaSonics may therefore be more likely to vote to approve the reorganization agreement and the merger than if they did not have these interests.

     INDEMNIFICATION AND DIRECTORS' AND OFFICERS' INSURANCE. The reorganization agreement provides that Novellus will, following the merger, indemnify each current and former director and officer of GaSonics or any of its subsidiaries to the extent provided in GaSonics' current certificate of incorporation, bylaws or existing indemnification agreements.

     The reorganization agreement further provides that, for a period of not less than (x) six years, in the case of certain acts and omissions, and (y) four years, for all other acts or omissions, after the effective time of the merger, Novellus will, and will cause GaSonics as the surviving corporation in the merger to,
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

indemnify and hold harmless the present and former officers, directors, employees and agents of GaSonics in respect of acts or omissions occurring on or prior to the effective time of the merger to the extent provided for under GaSonics' certificate of incorporation and bylaws and existing indemnification agreements, subject to any limitation imposed from time to time under applicable law.

     For (x) six years, in the case of certain acts and omissions, and (y) four years, for all other acts or omissions after the effective time of the merger, Novellus will, and will cause GaSonics as the surviving corporation in the merger to, use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the effective time of the merger covering each such person currently covered by GaSonics' officers' and directors' liability insurance policy on terms at least as favorable as the coverage currently in effect on the date hereof. Novellus will not be obligated to cause the surviving corporation to pay premiums in excess of 150% of the amount per annum GaSonics paid in its last full fiscal year. If the surviving corporation is unable to obtain the required insurance without paying more than that, it will obtain as much comparable insurance as possible at that cost.

     For a period of (x) six years, in the case of certain acts and omissions, and (y) four years, for all other acts or omissions, after the effective time, to the extent there is any claim, action, suit, proceeding or investigation (whether commencing before or after the effective time) against or involving any indemnified party that arises out of or pertains to any action or omission (or alleged action or omission) in his or her capacity as a director, officer, employee, or agent of GaSonics which act omission occurred prior to the effective time, Novellus will, and will cause the surviving corporation to, provide legal counsel and to defend the indemnified party and to pay the reasonable fees and expenses of counsel.

     Novellus will also pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in the reorganization agreement to the extent that the indemnified party is determined to be entitled to indemnification under the reorganization agreement.

COMPLETION AND EFFECTIVENESS OF THE MERGER.

     Novellus and GaSonics will complete the merger when all of the conditions to completion of the merger are satisfied or waived, including adoption of the reorganization agreement by the stockholders of GaSonics. The merger will become effective on the filing of a certificate of merger with the State of Delaware. Novellus and GaSonics are working towards completing the merger as quickly as reasonably possible.

STRUCTURE OF THE MERGER AND CONVERSION OF GASONICS COMMON STOCK.

     In accordance with the reorganization agreement and Delaware law, Neptune Acquisition-Sub, Inc. will merge with and into GaSonics. As a result of the merger, the separate corporate existence of Neptune Acquisition-Sub, Inc. will cease and GaSonics will survive the merger as a wholly-owned subsidiary of Novellus.

     Upon completion of the merger, each outstanding share of GaSonics common stock, other than shares held by Novellus and its subsidiaries, will be converted into the right to receive 0.52 of a fully paid and nonassessable share of Novellus common stock. The number of shares of Novellus common stock issuable in the merger will be proportionately adjusted for any stock split, reverse stock split, stock dividend, recapitalization, redenomination of share capital or other similar transactions with respect to GaSonics common stock or Novellus common stock that takes place between the date of the reorganization agreement and the completion of the merger.

     No certificate or scrip representing fractional shares of Novellus common stock will be issued in connection with the merger. Instead of a fraction of a share you will receive an amount of cash, without interest, equal to the product of (x) such fraction, multiplied by (y) the average closing price per share of Novellus' common stock as quoted on The Nasdaq National Market for the 20 trading days ending on the

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

day which is two trading days before the closing date of the merger, less any amount required to be withheld under foreign, federal, state or local tax laws.

EXCHANGE OF GASONICS STOCK CERTIFICATES FOR NOVELLUS STOCK CERTIFICATES.

     When the merger is completed, Novellus' exchange agent will mail you a letter of transmittal and instructions for surrendering your GaSonics stock certificates in exchange for Novellus stock certificates. When you deliver your GaSonics stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your GaSonics stock certificates will be canceled and you will receive Novellus stock certificates representing the number of full shares of Novellus common stock to which you are entitled under the reorganization agreement. You will receive payment in cash, without interest, instead of any fractional shares of Novellus common stock which you would otherwise have received.

     YOU SHOULD NOT SUBMIT GASONICS STOCK CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     You will not be entitled to receive any dividends or other distributions on Novellus common stock until the merger is completed and you have surrendered GaSonics stock certificates to the exchange agent in exchange for Novellus stock certificates.

     If there is any dividend or other distribution on Novellus common stock with a record date after the merger and a payment date prior to the date you surrender your GaSonics stock certificates in exchange for Novellus stock certificates, promptly after your shares of Novellus common stock are issued you will receive the distribution or dividend on those shares. If there is any dividend or other distribution on Novellus common stock with a record date after the merger and a payment date after the date you surrender your GaSonics stock certificates in exchange for Novellus stock certificates, you will receive the distribution or dividend on your shares promptly after the payment date.

     Novellus will only issue a Novellus stock certificate or a check in lieu of a fractional share in a different name than the name in which a surrendered GaSonics stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.

     In the opinion of Morrison & Foerster LLP and Brobeck, Phleger & Harrison LLP, the following are the material United States federal income tax consequences of the merger to the GaSonics stockholders, Novellus, GaSonics and Neptune Acquisition-Sub, Inc., assuming that the merger is effected as described in the reorganization agreement and this proxy statement-prospectus. These opinions and the following discussion are based on and subject to the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Internal Revenue Code, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

     - stockholders who are neither citizens nor residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts;

     - financial institutions;

     - tax-exempt organizations;

     - insurance companies;

     - dealers in securities;

     - stockholders who acquired their shares of GaSonics common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation; and
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

     - stockholders who hold their shares of GaSonics common stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction.

This discussion also assumes you hold your shares of GaSonics common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. Furthermore, this discussion does not address the tax consequences of transactions effectuated prior or subsequent to the merger (whether or not any such transactions are undertaken in connection with the merger), including without limitation the tax consequences of the assumption by Novellus of outstanding options to acquire GaSonics stock.


     It is intended that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by Novellus, GaSonics or Neptune Acquisition-Sub, Inc. solely as a result of the merger. Novellus' and GaSonics' obligations to complete the merger are conditioned on, among other things, Novellus' receipt of an opinion dated as of the completion of the merger from Morrison & Foerster LLP and GaSonics' receipt of an opinion dated as of the completion of the merger from Brobeck, Phleger & Harrison LLP, in each case stating that the merger will constitute a "reorganization" under Section 368(a) of the Internal Revenue Code and that each of Novellus, GaSonics and Neptune Acquisition-Sub, Inc. will be a "party to a reorganization" under Section 368(b) of the Internal Revenue Code. The opinions of counsel to be provided at the completion of the merger will be based on then existing law, will assume the absence of changes in existing facts and will rely on customary assumptions and representations, including those contained in certificates executed by officers of Novellus and GaSonics and dated on or before the completion of the merger, which shall not have been withdrawn or modified in any material respect as of the effective time of the merger. The opinions will neither bind the Internal Revenue Service (the "IRS") nor preclude the IRS from adopting a contrary position, and it is possible that the IRS may successfully assert a contrary position in litigation or other proceedings. Neither Novellus nor GaSonics intends to obtain a ruling from the IRS with respect to the tax consequences of the merger.


     Assuming the merger qualifies as a "reorganization," the following tax consequences will result to you if you are a GaSonics stockholder:

     - Except as discussed below with respect to fractional shares, you will not recognize gain or loss for United States federal income tax purposes when you exchange your GaSonics common stock for Novellus common stock pursuant to the merger.

     - The aggregate tax basis of the Novellus common stock you receive as a result of the merger will be the same as your aggregate tax basis in the GaSonics common stock you surrender in exchange for the Novellus common stock, reduced by any amount of such tax basis that is allocable to a fractional share interest in GaSonics common stock for which you receive cash instead of a fractional share of Novellus common stock.

     - The holding period of the Novellus common stock you receive as a result of the exchange will include the holding period of the GaSonics common stock you exchange in the merger.

     - If you receive cash in the merger instead of a fractional share interest in Novellus common stock, you will be treated as having received the cash in redemption of the fractional share interest. Assuming that, immediately after the merger, you hold a minimal interest in Novellus, you exercise no control over Novellus and, as a result of the deemed redemption and after giving effect to certain constructive ownership rules, you experience an actual reduction in your interest in Novellus, you will recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Otherwise, the cash payment may be taxable to you as a dividend. Any capital gain or loss will be long-term capital gain or loss if you have held your shares of GaSonics common stock for more than one year at the time the merger is completed. Long-term capital gain of a non-corporate United States shareholder is generally subject to a maximum tax rate of 20%.

None of Novellus, GaSonics or Neptune Acquisition-Sub, Inc. will recognize gain or loss for United States federal income tax purposes solely as a result of the merger.
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     THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR
DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OR ANY OTHER CONSEQUENCES OF THE MERGER. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

ACCOUNTING TREATMENT OF THE MERGER.

     Novellus intends to account for the merger with GaSonics as the accounting acquirer in a pooling-of-interests business combination for financial reporting and accounting purposes, under generally accepted accounting principles. After the merger, the results of operations of GaSonics will be included in the consolidated financial statements of Novellus.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER.

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents reportable transactions from being completed until statutory waiting periods expire or are terminated. During such waiting periods, the United States Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission may request the parties to provide, voluntarily or otherwise, certain information relevant to their review. Novellus and GaSonics have made the required filings with the United States Department of Justice and the United States Federal Trade Commission and the applicable waiting periods have not yet expired. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of the waiting period. Novellus and GaSonics also will make all required filings with any applicable foreign regulatory agency or governmental entity in connection with the merger, if necessary and applicable.

     During or after the statutory waiting periods, and even after completion of the merger, either the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, could challenge or seek to block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Other foreign competition agencies with jurisdiction over the merger could also initiate action to challenge or block the merger. In addition, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Novellus and GaSonics cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Novellus and GaSonics will prevail.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF GASONICS AND NOVELLUS.

     The shares of Novellus common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable under the Securities Act, except for shares of Novellus common stock issued to any person who is deemed to be an affiliate of either Novellus or GaSonics at the time of the GaSonics special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either Novellus or GaSonics and include their officers and directors, as well as some of their principal stockholders. All affiliates of GaSonics and Novellus will enter into affiliate agreements in connection with the merger. See "Affiliates Agreements and Restrictions on the Ability to Sell Novellus Stock" on page 73. GaSonics' affiliates may not sell their shares of Novellus common stock acquired in connection with the merger except under:

     - an effective registration statement under the Securities Act covering the resale of those shares;

     - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

     - any other applicable exemption under the Securities Act.

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

     Novellus' registration statement on Form S-4, of which this proxy statement-prospectus forms a part, does not cover the resale of shares of Novellus common stock to be received by affiliates in the merger.

     Further, in connection with the accounting for the merger as a pooling-of-interests, both GaSonics and Novellus affiliates may not, within the 30 days preceding the effective time of the merger, sell, transfer or otherwise dispose of or reduce their risk relative to any shares of Novellus common stock beneficially owned by them and transfer any Novellus common stock received by them in the merger until after such time as financial results covering at least 30 days of combined operations of Novellus and GaSonics have been published by Novellus in the form of an effective registration statement filed with the Securities Exchange Commission, a quarterly or annual report on Form 10-Q, 10-K or 8-K, or any other public filing or announcement which includes such combined results of operations.

LISTING ON THE NASDAQ NATIONAL MARKET OF NOVELLUS COMMON STOCK TO BE ISSUED IN THE MERGER.

     Under the reorganization agreement, Novellus shall cause the shares of Novellus common stock to be issued in the merger to be listed on The Nasdaq National Market.

NO APPRAISAL RIGHTS.

     You are not entitled to exercise dissenters' or appraisal rights as a result of the merger or to demand payment for your shares under Delaware or other applicable law.

DIVIDEND POLICY.

     Neither GaSonics nor Novellus has ever paid a cash dividend on its common stock since their respective inceptions and neither anticipates paying any cash dividends in the foreseeable future.

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

                          THE REORGANIZATION AGREEMENT

     The following describes certain aspects of the proposed merger, including material provisions of the reorganization agreement. The following description of the reorganization agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the reorganization agreement, which is attached as Annex A to this proxy statement-prospectus and is incorporated in this proxy statement-prospectus by reference. All Novellus shareholders and GaSonics stockholders are urged to read the reorganization agreement carefully and in its entirety.

THE MERGER.

     At the closing of the merger, Neptune Acquisition-Sub, Inc., a wholly-owned subsidiary of Novellus, will merge with and into GaSonics. As a result of the merger, GaSonics will become a wholly-owned subsidiary of Novellus. The merger is expected to be accounted for as a pooling-of-interests for accounting and financial reporting purposes and is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

CLOSING AND EFFECTIVE TIME OF THE MERGER.

     The reorganization agreement provides that the closing will take place as soon as practicable, but no later than two business days, after the satisfaction or waiver of the conditions to the merger contained in the reorganization agreement, unless some other time or date is agreed to by Novellus and GaSonics. On the closing date, the parties will file a certificate of merger executed in accordance with the relevant provisions of Delaware law.

CONVERSION OF SECURITIES.

     Each share of GaSonics common stock issued and outstanding immediately before the effective time of the merger will automatically convert into the right to receive 0.52 of a share of Novellus common stock. Novellus will not issue any fractional shares. Instead of a fraction of a share, GaSonics' stockholders will receive an amount of cash, without interest, equal to the product of (x) such fraction, multiplied by (y) the average closing price per share of Novellus' common stock as quoted on The Nasdaq National Market for the 20 trading days ending on the day which is two trading days before the closing date of the merger, less any amount required to be withheld under foreign, federal, state or local tax laws.

REPRESENTATIONS AND WARRANTIES.

     Novellus and GaSonics each made a number of customary representations and warranties in the reorganization agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger.

     REPRESENTATIONS AND WARRANTIES OF GASONICS. The representations given by GaSonics cover the following topics, among others, as they relate to GaSonics and its subsidiaries:

     - corporate organization and its qualification to do business;

     - capital structure;

     - authorization of the reorganization agreement;

     - that the transactions contemplated by the merger will not result in a violation of GaSonics' organizational documents, laws or material contracts;

     - material third party consents and regulatory approvals necessary to complete the merger;

     - filings and reports with the SEC and financial statements;

     - the absence of material changes, events or effects;

     - the absence of undisclosed liabilities;
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

     - litigation;

     - governmental authorizations;

     - title to personal properties and absence of liens;

     - intellectual property;

     - environmental matters and applicable environmental laws;

     - taxes;

     - employee benefit plans, employment agreements and other employee and labor matters;

     - insurance;

     - compliance with applicable laws;

     - brokers' and finders' fees;

     - affiliate and voting agreements;

     - required stockholder vote;

     - registration statement and proxy statement;

     - customers and suppliers;

     - material contracts, breaches of material contracts and third party consents under material contracts;

     - real property;

     - tax matters;

     - board actions approving the reorganization agreement and recommendation of approval by stockholders; and

     - the opinion of GaSonics' financial advisor.

     REPRESENTATIONS AND WARRANTIES OF NOVELLUS. The representations given by Novellus cover the following topics, among others, as they relate to Novellus and its subsidiaries, including Neptune Acquisition-Sub:

     - corporate organization and its qualification to do business;

     - capital structure;

     - authorization of the reorganization agreement;

     - that the transactions contemplated by the merger will not result in a violation of Novellus' organizational documents, laws or material contracts;

     - material consents and regulatory approvals necessary to complete the merger;

     - filings and reports with the SEC and financial statements;

     - the absence of material changes, events or effects;

     - absence of undisclosed liabilities;

     - litigation;

     - board actions approving the reorganization agreement the shareholder approval requirement; and

     - registration statement and proxy statement.

     The representations and warranties in the reorganization agreement are complicated and not easily summarized. You are urged to carefully read the articles of the reorganization agreement entitled

"Representations and Warranties of GaSonics" and "Representations and Warranties of Novellus and Merger Sub."

     As used in the reorganization agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries taken as a whole.

     Any reference to a material adverse effect on GaSonics or Novellus means any change, event or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of GaSonics or Novellus and their subsidiaries, taken as a whole. None of the following shall be deemed in themselves, either alone or in combination, to constitute a material adverse effect on GaSonics or Novellus, and none of the following shall be taken into account in determining whether there has been or will be, a material adverse effect on GaSonics or Novellus: (a) any change in the market price or trading volume of GaSonics' or Novellus' stock after October 25, 2000;
(b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the merger (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which GaSonics or Novellus participates, the United States economy as a whole or the foreign economies as a whole in any locations where GaSonics or Novellus or any of their subsidiaries has material operations or sales; or (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of, any action required by, the reorganization agreement.

GASONICS' CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER.

     GaSonics agreed that until the earlier of the completion of the merger or the termination of the reorganization agreement, or unless Novellus consents in writing, to carry on its business in the usual, regular and ordinary course in substantially the same manner as before. GaSonics further agreed to pay all debts and taxes when due, subject to good faith disputes over such debts or taxes and the filing of material tax returns, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, to keep available the services of its present officers and key employees and to preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing businesses will not be impaired at the effective time of the merger, other than what would not have a material adverse effect on GaSonics.

     Additionally, GaSonics agreed to promptly notify Novellus of any event or occurrence not in the ordinary course of its business, and of any event which could reasonably be expected to have a material adverse effect on GaSonics.

     RESTRICTIONS ON GASONICS' CONDUCT OF ITS BUSINESS. GaSonics also agreed that until the earlier of the completion of the merger or the termination of the reorganization agreement or unless Novellus consents in writing, GaSonics and its subsidiaries will not do any of the following:

     - modify their organizational documents;

     - pay or authorize dividends or other distributions or repurchases or any stock splits or combinations;

     - modify their stock option plans, including the vesting period or other rights of options granted under GaSonics' stock option plans;

     - enter into or modify material contracts;

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

     - issue, sell or otherwise dispose of securities, except for the issuance of shares of common stock upon exercise of outstanding stock options, and the granting of not more than 200,000 additional options under their stock option plans following the date of the reorganization agreement;

     - transfer their intellectual property or rights to their intellectual property, except with respect to transfers in the ordinary course of business;

     - enter into or modify any agreement granting exclusive rights with respect to their products or technology;

     - dispose of or encumber any property or assets which are material, except the sale of products in the ordinary course;

     - incur indebtedness, except as reasonably necessary for the operation of its business in a manner, and in amounts, consistent with past practices, or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

     - enter into any material operating lease;

     - pay or discharge, in an amount in excess of $100,000 in any one case or $500,000 in the aggregate, any claim, liability or obligation arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in GaSonics' financial statements;

     - make any capital expenditures, capital additions or capital improvements except in the ordinary course of business, and notwithstanding the above, make any such expenditures, additions or improvements in excess of $250,000 in any one case;

     - except in the ordinary course of business, commit to or incur any other expenses in an amount in excess of $250,000 in any one case, and except for payment of legal, accounting and banking fees in connection with the reorganization agreement;

     - materially reduce the amount of any insurance coverage provided by existing insurance policies;

     - terminate or waive any right of any material or substantial value, except in the ordinary course of business;

     - adopt or amend any employee benefit or stock plan or hire any new director level or officer level employee, or increase the annual level of compensation of any employee, or grant any unusual or extraordinary bonuses, benefits or other director or indirect compensation, except in the ordinary course of business and in amounts consistent with past practices;

     - grant severance or termination pay, enter into employment or severance agreements or amend existing employment arrangements or enter into new employment arrangements;

     - commence a lawsuit other than (i) for the routine collection of bills,
       (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, or (iii) for a breach of the reorganization agreement;

     - acquire or merge with any other entities or establish interests in other entities or assets;


     - other than in the ordinary course of business, or as required by GAAP, make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, file any material tax return or any amendment to a material tax return or settle a claim with respect to taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;


     - revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

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

     - act in a way which would reasonably be known after consultation with GaSonics' financial and accounting advisors to interfere with Novellus' ability to account for the merger as a "pooling-of-interest";

     - agree in writing or otherwise to do any of the above things; and

     - act in a way which would make GaSonics' representations and warranties materially untrue or prevent it from performing or cause it not to perform its covenants under the reorganization agreement.

     The agreements in the reorganization agreement related to the conduct of GaSonics' business are complicated and not easily summarized. You are urged to carefully read the article of the reorganization agreement entitled "Restriction on Conduct of Business of GaSonics."

RESTRICTIONS ON OTHER NEGOTIATIONS INVOLVING GASONICS.

     Until the merger is completed or the reorganization agreement is terminated, GaSonics has agreed that, subject to certain exceptions, neither it nor any of its subsidiaries and the officers, directors, employees or other agents of GaSonics and its subsidiaries will not, directly or indirectly:

     - take any action to solicit, initiate or intentionally encourage any "takeover proposal" (as defined below); or

     - take any action to solicit, intentionally facilitate, intentionally encourage or engage in negotiations or discussions with, or disclose any nonpublic information relating to GaSonics or any of it subsidiaries to, or afford access to the properties, books or records of GaSonics or any of its subsidiaries to, any person that has advised GaSonics in writing that it intends to make, or that has made, a takeover proposal.

     However, GaSonics may furnish information regarding GaSonics to, or take other actions consistent with the Board's fiduciary obligations, or enter into and engage in discussions with, any person or group in response to an unsolicited written takeover proposal, or an unsolicited written expression of interest that can reasonably be expected to lead to a takeover proposal, if:

     - none of GaSonics, its subsidiaries, and their respective officers, directors, employees or other agents and representatives have violated any of the no solicitation restrictions in the reorganization agreement;

     - GaSonics' board of directors believes in good faith (after consultation with its financial advisors) that such takeover proposal would, if consummated, result in a "superior proposal," (as defined below); and

     - GaSonics' board of directors determines in good faith (after consultation with outside legal counsel) that failure to take action with respect to such superior proposal would be inconsistent with the fiduciary duties of the GaSonics' board of directors to the GaSonics' stockholders under applicable law.

     In addition, GaSonics is permitted to comply with Rules 14d-9 and 14e-2 of the Securities Exchange Act of 1934 with regard to a tender or exchange offer.

     Further, GaSonics and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection with a superior proposal information and take such other actions with respect to such superior proposal as are consistent with the fiduciary obligations of GaSonics' board of directors, only if, in each such event, GaSonics:

     - notifies Novellus in writing of the determination by GaSonics' board of directors that failure to take action with respect to such superior proposal would be inconsistent with the fiduciary duties of the GaSonics' board of directors to the GaSonics' stockholders under applicable law;

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

     - provides Novellus with a summary of the superior proposal received from such third party so long as such disclosure does not cause the breach of any non-disclosure or confidentiality agreements of GaSonics outstanding as of October 25, 2000; and

     - informs Novellus of all documents containing or referring to non-public information of GaSonics that are supplied to such third party so long as such disclosure does not cause the breach of any non-disclosure or confidentiality agreements of GaSonics outstanding as of October 25, 2000.

     GaSonics has also agreed to advise Novellus promptly after receipt, but in no event later than 24 hours from such receipt, of any takeover proposal or any notice that any person is considering making a takeover proposal or any request for non-public information relating to GaSonics or any of its subsidiaries or for access to the properties, books or records of GaSonics or any of its subsidiaries by any person that has advised GaSonics that it may be considering making, or that has made, a takeover proposal and GaSonics has agreed to keep Novellus fully informed of the status of any such takeover proposal notice or request and to provide Novellus with a true summary of such takeover proposal notice or request.

     In addition, neither GaSonics nor its representatives may take any action with respect to a superior proposal unless:

     - GaSonics' board of directors has determined, with the advice of GaSonics' investment bankers, that the third party making such superior proposal is actually capable of making the superior proposal upon satisfactory completion of such third party's review of the information supplied by GaSonics;

     - the third party has stated that it intends to make a superior proposal;
       and

     - GaSonics provides such non-public information to such third party pursuant to a non-disclosure or confidentiality agreement at least as restrictive as the one entered into between GaSonics and Novellus in connection with the merger.


     Additionally GaSonics cannot, and has agreed not to permit any of its officers, directors, employees or other representatives to, agree to or intentionally endorse any takeover proposal (including any superior proposal) unless Novellus or GaSonics first terminates the reorganization agreement and GaSonics pays to Novellus all termination fees payable to Novellus under the reorganization agreement.


     A "takeover proposal" means any offer or proposal for, or any indication of interest in (whether written or oral), a merger or other business combination involving GaSonics or any of its subsidiaries or the acquisition of any significant equity interest (30%) in, or a significant portion of the assets (30% or more on a consolidated basis) of, GaSonics or any of its subsidiaries, other than the transactions contemplated by the reorganization agreement.

     A "superior proposal" means any takeover proposal which the board of directors of GaSonics determines in good faith (after consultation with its financial advisors) would, if consummated, result in a transaction more favorable to GaSonics' stockholders than the transaction contemplated by the reorganization agreement.

     The agreements in the reorganization agreement related to GaSonics' ability to discuss or accept alternative or superior proposals are extremely complicated and not easily summarized. You are urged to carefully read the section of the reorganization agreement entitled "No Solicitation."

RECOMMENDATION OF THE BOARD OF DIRECTORS.

     GaSonics has agreed to include in this proxy statement-prospectus the recommendation of its board of directors to its stockholders concerning the adoption of the reorganization agreement. Notwithstanding this, GaSonics may withdraw or modify or fail to make its recommendation of the merger following the making of a superior proposal, if:

     - none of GaSonics, its subsidiaries, and their respective officers, directors, employees or other agents and representatives have violated any of the no solicitation restrictions in the reorganization agreement;
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

     - GaSonics' board of directors believes in good faith that a superior proposal has been made; and

     - following consultation with outside legal counsel, GaSonics' board of directors determines that the inclusion of such recommendation or the failure to withdraw such recommendation would be inconsistent with the fiduciary duties of GaSonics' board of directors to the stockholders of GaSonics under applicable laws.

GASONICS EMPLOYEE BENEFIT PLANS.

     Individuals who are employed by GaSonics at the time the merger is completed will continue to be employees of either GaSonics as the surviving corporation in the merger or Novellus. Novellus has agreed to provide benefits to employees of the surviving corporation of the merger and/or of Novellus, including the right to participate in Novellus' 401(k) Plan, which in the aggregate are no less favorable than those provided from time to time by Novellus and its subsidiaries to their respective similarly situated employees. Individuals who are employed by the surviving corporation or Novellus after the merger is completed will be permitted to participate in Novellus' employee stock purchase plan beginning on the first enrollment date following the effective time of the merger and subject to compliance with the eligibility provisions of such plan.

TREATMENT OF GASONICS STOCK OPTIONS.

     Novellus will assume GaSonics' Supplemental Stock Option Plan, GaSonics' 1994 Stock Option/Stock Issuance Plan, and the Gamma Precision Technology 1998 Stock Option Plan and all options granted under such plans in the merger. Upon completion of the merger, each outstanding option award will be assumed by Novellus, and will be exercisable on the same terms and conditions as under the applicable GaSonics stock option plans, with adjustments described below. Each outstanding option to purchase GaSonics common stock will be converted, in accordance with its terms, into an option to purchase that whole number of shares of Novellus common stock, rounded down to the nearest whole share, equal to 0.52 times the number of shares of GaSonics common stock subject to the outstanding option. The exercise price will equal the exercise price per share of GaSonics common stock subject to the option before conversion divided by 0.52, rounded up to the nearest tenth of a cent.

     Novellus will file a registration statement on Form S-8 for the shares of Novellus common stock issuable with respect to options under the GaSonics stock option plans and will use commercially reasonable efforts to maintain the effectiveness of that registration statement for as long as any of the options remain outstanding.

INDEMNIFICATION AND DIRECTORS AND OFFICERS INSURANCE.

     Novellus has agreed to, following the merger, indemnify each current and former director and officer of GaSonics or any of its subsidiaries to the extent provided in GaSonics' current certificate of incorporation, bylaws or existing indemnification agreement for a period of not less than (x) six years, in the case of certain acts and omissions, and (y) four years, for all other acts or omissions, after the effective time of the merger. Novellus has also agreed to pay all expenses, including reasonable attorneys' fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations provided for in the reorganization agreement to the extent that the indemnified party is determined to be entitled to indemnification under the reorganization agreement. See "The Merger -- Interests of Directors and Executive Officers of GaSonics in the Merger -- Indemnification and Directors' and Officers' Insurance on page 57."

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

CONSENTS AND ANTITRUST FILINGS.

     Each of Novellus and GaSonics have agreed to:

     - use commercially reasonable efforts to obtain all consents and approvals required to be obtained by each for the consummation of the merger, including those required under HSR, and to resolve objections, if any, that may be asserted by any governmental entity;

     - use best efforts to obtain all necessary consents, waivers and approvals under any material contracts in connection with the merger for the assignment of the contract;

     - consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law;

     - cooperate and use all commercially reasonable efforts vigorously to contest and resist any action or proceeding and to have vacated or overturned any decree, judgment, injunction or other order that is in effect and that prohibits or restricts consummation of the merger, unless both parties agree that litigation is not in their respective best interests;

     - obtain from governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the reorganization agreement and the merger; and

     - make all necessary filings and submissions required under applicable federal or state securities laws, the Hart-Scott-Rodino Act and any other antitrust regulations and any other applicable law.

CONDITIONS TO COMPLETION OF THE MERGER.

     CONDITIONS TO NOVELLUS AND GASONICS' OBLIGATIONS TO COMPLETE THE
MERGER. Novellus' and GaSonics' obligations to complete the merger are subject to certain conditions. The conditions that must be satisfied or waived before the completion of the merger include the following:

     - the registration statement on Form S-4, of which this proxy statement-prospectus forms a part, must have become effective, no stop order may have been issued and no proceedings for suspension of its effectiveness may have been initiated by the SEC;

     - the reorganization agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of GaSonics common stock;

     - no law, rule, regulation, judgment, decree, injunction, executive order or award may have been enacted or issued or be effective which has the effect of making the merger illegal or otherwise prohibiting completion of the merger;

     - the waiting period, and any extensions, applicable to the completion of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or under any other foreign antitrust or combination law and any material filing, comment, approval or authorization legally required must either have expired, been terminated or obtained; and

     - legal opinions regarding the treatment of the merger as a tax-free reorganization must have been received by Novellus and GaSonics.

     CONDITIONS TO GASONICS' OBLIGATION TO COMPLETE THE MERGER. GaSonics' obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - Novellus' representations and warranties must be materially true and correct, except where the failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on Novellus;

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

     - Novellus must have performed or complied in all material respects with all of its agreements and covenants to be performed or complied with by Novellus at or before completion of the merger; and

     - GaSonics must have received a letter from its independent accountants stating that GaSonics is poolable in connection with the treatment of the merger as a pooling-of-interests.

     CONDITIONS TO NOVELLUS' OBLIGATION TO COMPLETE THE MERGER. Novellus' obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - GaSonics' representations and warranties must be materially true and correct, except where the failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on GaSonics;

     - GaSonics must have performed or complied in all material respects with all of its agreements and covenants, including its covenant to use commercially reasonable efforts to obtain material consents to the merger, to be performed or complied with by GaSonics at or before completion of the merger;

     - Novellus must have received a letter from its independent accountants that the merger will qualify for pooling-of-interests accounting treatment;

     - Novellus must have received executed affiliates letters from each GaSonics affiliate; and

     - GaSonics shall not have incurred any legal, accounting and financial advisors fees in excess of specified amounts set forth in the reorganization agreement.

     The agreements in the reorganization agreement related to Novellus' and GaSonics' obligations to complete the merger are complicated and not easily summarized. You are urged to carefully read the sections of the reorganization agreement entitled "Conditions to Obligations of Each Party to Effect the Merger;" "Additional Conditions to Obligations of GaSonics" and "Additional Conditions to Obligations of Novellus."

TERMINATION OF THE REORGANIZATION AGREEMENT.

     TERMINATION OF REORGANIZATION AGREEMENT BY NOVELLUS OR GASONICS. The reorganization agreement may be terminated by either Novellus or GaSonics:

     - by mutual written consent of Novellus and GaSonics;

     - if the merger is not completed before April 25, 2001, which date may be extended by the mutual consent of Novellus and GaSonics;

     - if there is any permanent injunction or other order of a court or other authority preventing the consummation of the merger shall which has become final and nonappealable; or

     - if GaSonics' stockholders do not adopt the reorganization agreement at the GaSonics special meeting.

     TERMINATION OF REORGANIZATION AGREEMENT BY NOVELLUS. In addition, Novellus may terminate the reorganization agreement if:

     - GaSonics materially breaches any representation, warranty, obligation or agreement under the reorganization agreement (other than a breach of the no solicitation restrictions set forth in Section 4.3(a) of the reorganization agreement and other than a breach which has not had, and would not reasonably be expected to result in, a material adverse effect on GaSonics) and the breach is not cured within 20 business days of written notice of the breach;

     - GaSonics' board of directors withdraws or modifies its recommendation of the merger in a manner adverse to Novellus or recommends, endorses, accepts or agrees to a takeover proposal or resolves to do any of the foregoing;
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

     - GaSonics' board of directors rejects a takeover proposal, but fails to give Novellus a written reaffirmation of its recommendation of the merger within five business days following the rejection of such proposal;

     - a person unaffiliated with Novellus starts a tender or exchange offer for 30% or more of the outstanding shares of GaSonics, and GaSonics' board of directors recommends that its stockholders tender their shares or fails to recommend against acceptance of such offer or takes no position with respect to the acceptance of such offer and fails to deliver to Novellus a written reaffirmation of its recommendation of the merger within five business days following the commencement of such offer;

     - GaSonics' board of directors fails to call and hold a stockholders meeting by March 15, 2000; or

     - GaSonics or any of its subsidiaries or their respective officers, directors, employees or representatives materially breach or violate the no solicitation restrictions set forth in of Section 4.3(a) of the reorganization agreement.

     TERMINATION OF REORGANIZATION AGREEMENT BY GASONICS. Furthermore, GaSonics may terminate the reorganization agreement if:

     - Novellus materially breaches any representation, warranty, obligation or agreement under the reorganization agreement (other than a breach which has not had, and would not reasonably be expected to result in, a material adverse effect on Novellus) and the breach is not cured within 20 business days of written notice of the breach; or

     - GaSonics' board of directors recommends, endorses, accepts or agrees to an alternative transaction which is superior to the merger or resolves to recommend, endorse, accept or agree to such superior transaction.

     The agreements in the reorganization agreement related to Novellus' and GaSonics' ability to terminate the reorganization agreement are complicated and not easily summarized. You are urged to carefully read the sections of the reorganization agreement entitled "Termination" and "Effect of Termination."

EXPENSES; PAYMENT OF TERMINATION FEES.

     EXPENSES. Except as described below, each party has agreed to pay all expenses it incurs in connection with the merger, whether or not the transaction is completed.


     PAYMENT OF TERMINATION FEES. GaSonics must pay Novellus a termination fee equal to 3% of the average closing price of Novellus common stock for the 20-day period ending on the day one day prior to the termination date multiplied by the number of shares that would have been issued in the merger as of the date of termination of the reorganization agreement upon the occurrence of a number of events, including:


     - GaSonics' board of directors withdraws or modifies its recommendation of the merger in a manner adverse to Novellus or recommends, endorses, accepts or agrees to an alternative transaction meeting the requirements set forth in the reorganization agreement or resolves to do such any of the foregoing;

     - GaSonics' board of directors rejects an alternative transaction meeting the requirements set forth in the reorganization agreement, but fails to give Novellus a written reaffirmation of its recommendation of the merger within five business days following the rejection of such alternative proposal;

     - a person unaffiliated with Novellus starts a tender or exchange offer for 30% or more of the outstanding shares of GaSonics, and GaSonics' board of directors recommends that its stockholders tender their shares or fails to recommend against acceptance of such offer or takes no position with respect to the acceptance of such offer and fails to deliver to Novellus a written reaffirmation of its recommendation of the merger within five business days following the commencement of such offer;

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

     - GaSonics or any of its subsidiaries or their respective officers, directors, employees or representatives materially breach or violate the no solicitation restrictions set forth in of Section 4.3(a) of the reorganization agreement; or

     - GaSonics' board of directors recommends, endorses, accepts or agrees to an alternative transaction which is superior to the merger or resolves to recommend, endorse, accept or agree to such superior transaction.

     Additionally, GaSonics must promptly reimburse Novellus for all of the actual, documented, reasonable out-of-pocket costs and expenses incurred by Novellus in connection with the reorganization agreement (including, without limitation, the fees and expenses of its outside advisors, outside accountants and outside legal counsel) if the reorganization agreement is terminated by Novellus because GaSonics materially breaches any representation, warranty, obligation or agreement under the reorganization agreement (other than a breach of the no solicitation restrictions or a breach which has not had, and would not reasonably be expected to result in, a material adverse effect on GaSonics) and the breach is not cured within 20 business days of written notice of the breach.

     Novellus must promptly reimburse GaSonics for all of the actual, documented, reasonable out-of-pocket costs and expenses incurred by GaSonics in connection with the reorganization agreement (including, without limitation, the fees and expenses of its outside advisors, outside accountants and outside legal counsel) if the reorganization agreement is terminated by GaSonics because Novellus materially breaches any representation, warranty, obligation or agreement under the reorganization agreement (other than a breach which has not had, and would not reasonably be expected to result in, a material adverse effect on Novellus) and the breach is not cured within 20 business days of written notice of the breach.

     Additionally, in the event that either GaSonics' or Novellus' accountants determine that their respective client is not poolable, and such non-poolable party terminates the reorganization agreement or otherwise determines not to close the transactions contemplated by the reorganization agreement, such non-poolable party must promptly reimburse the other party for all of the actual, documented and reasonable out-of-pocket costs and expenses incurred by such party in connection with the reorganization agreement (including without limitation the fees and expenses of its outside advisors, outside accountants and outside legal counsel).

     The agreements in the reorganization agreement related to Novellus' and GaSonics' obligations to pay expenses and termination fees are complicated and not easily summarized. You are urged to carefully read the section of the reorganization agreement entitled "Expenses and Termination Fees."

EXTENSION, WAIVER AND AMENDMENT.

     GaSonics and Novellus may amend the reorganization agreement at any time prior to the closing of the merger. However, after the adoption of the reorganization agreement by the GaSonics stockholders, GaSonics and Novellus may not amend the reorganization agreement if the amendment would alter or change the amount or kind of consideration to be received on conversion of GaSonics' stock, alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the merger, or alter or change any of the terms and conditions of the reorganization agreement, if such alteration or change would materially adversely affect the holders of GaSonics stock.

     At any time prior to the closing of the merger, GaSonics or Novellus may extend the time for performance of any obligation or other act of the other party, waive any inaccuracy in the representations and warranties in the reorganization agreement or waive compliance by the other party with any agreement or condition contained in the reorganization agreement.

AFFILIATES AGREEMENTS AND RESTRICTIONS ON THE ABILITY TO SELL NOVELLUS STOCK.

     The parties have agreed to use commercially reasonable efforts to have all affiliates of GaSonics and Novellus execute affiliates agreements prior to closing. Under the GaSonics affiliates agreements, Novellus
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

will be entitled to place appropriate legends on the certificates evidencing any Novellus common stock to be received by affiliates of GaSonics. In addition, affiliates of GaSonics have also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of Novellus common stock to be received by them in the merger. Further, in connection with the accounting for the merger as a pooling-of-interests, both GaSonics and Novellus affiliates agree in their respective affiliates agreements that they will not, within the 30 days preceding the effective time of the merger, sell, transfer or otherwise dispose of or reduced their risk relative to any shares of Novellus common stock beneficially owned by the affiliate and transfer any Novellus common stock received by such affiliate in the merger until after such time as results covering at least 30 days of combined operations of Novellus and GaSonics have been published by Novellus in the form of an effective registration statement filed with the Securities Exchange Commission, a quarterly or annual report on Form 10-Q, 10-K or 8-K, or any other public filing or announcement which includes such combined results of operations.

     All shares of Novellus common stock received by you in connection with the merger will be freely transferable unless you are considered an affiliate of either Novellus or GaSonics under the federal securities laws. Shares of Novellus common stock held by affiliates of Novellus may only be sold pursuant to a registration statement or exemption under the Securities Act, or as permitted under the rules of the Securities Act and subject to the terms of the Novellus and GaSonics' affiliates agreements.

OPERATIONS AFTER THE MERGER.

     Following the merger, GaSonics will continue its operations as a wholly-owned subsidiary of Novellus for a period of time determined by Novellus. Some officers of Novellus may serve as officers of GaSonics. The executives of GaSonics will assume the roles and positions with either the surviving corporation or Novellus described under "The Merger -- Interests of Directors and Executive Officers of GaSonics in the Merger" beginning on page 57. The stockholders of GaSonics will become shareholders of Novellus, and their rights as shareholders of Novellus will be governed by the Novellus articles of incorporation, as currently in effect, the Novellus bylaws and the laws of the State of California. See "Comparison of Rights of Holders of GaSonics Common Stock and Novellus Common Stock" beginning on page 75.

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

          COMPARISON OF RIGHTS OF HOLDERS OF GASONICS COMMON STOCK AND
                             NOVELLUS COMMON STOCK

     The following discussion of certain similarities and material differences between the rights of GaSonics stockholders and the rights of Novellus shareholders under Novellus' articles of incorporation and GaSonics' certificate of incorporation and their respective bylaws is only a summary of certain provisions and does not purport to be a complete description of the similarities and differences, and is qualified in its entirety by reference to the California law and the Delaware law, the common law thereunder and the full text of the articles/certificate of incorporation and bylaws of each of Novellus and GaSonics. While Novellus and GaSonics believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to for a more complete understanding of the differences between being a stockholder of GaSonics and being a shareholder of Novellus. When reading this description, please note that Delaware law refers to holders of common stock as stockholders while California law uses the term shareholder. The two terms mean the same thing in practice and for all practical purposes may be used interchangeably; however, the discussion generally uses the term "stockholder" when referring to holders of GaSonics common stock or to Delaware law and "shareholder" when referring to holders of Novellus common stock or to California law.

     As a stockholder of GaSonics, your rights are governed by GaSonics' amended and restated certificate of incorporation, as currently in effect, and GaSonics' amended and restated bylaws. After completion of the merger, you will become a shareholder of Novellus. As a Novellus shareholder, your rights will be governed by Novellus' articles of incorporation and Novellus' bylaws. In addition, Novellus is incorporated in California while GaSonics is incorporated in Delaware. Although the rights and privileges of stockholders of a Delaware corporation are in many instances comparable to those of shareholders of a California corporation, there are also differences.

DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS.

     The GaSonics bylaws provide that GaSonics stockholders may include on the agenda for a regular or special stockholders' meeting stockholder nominations to the board of directors and any other business such stockholders desire to be acted upon at the meeting only if the stockholder proposal is specified in the notice of meeting given by or at the direction of the board of directors or the proposal is otherwise properly brought before the meeting by the board of directors or a stockholder. The stockholder proposal shall be considered properly brought before the meeting by a stockholder if the stockholder delivers to the secretary of GaSonics, not fewer than 30 nor more than 60 days prior to the meeting a notice of such proposal.

     The Novellus bylaws provide that shareholders may propose business to be brought before a meeting of shareholders or nominate directors only if they provide notice to Novellus not less than 60 days nor more than 75 days prior to the date on which Novellus mails its proxy materials for the current year's annual meeting of its shareholders.

AMENDMENT TO GOVERNING DOCUMENTS.

     Delaware law requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. Further, Delaware law states that if an amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of shares of such class or alter or change the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. Delaware law also states that the power to adopt, amend or repeal the bylaws of a corporation shall be vested in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders.

     GaSonics' certificate of incorporation provides that the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of GaSonics.

     Unless otherwise specified in a California corporation's articles of incorporation, an amendment to the articles of incorporation requires the approval of the corporation's board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon, either before or after the board approval, although certain minor amendments may be adopted by the board alone such as amendments causing stock splits (including an increase in the authorized number of shares in proportion thereto) and amendments changing names and addresses given in the articles. The Novellus articles of incorporation do not require a greater level of approval for an amendment thereto. Under California law, the holders of the outstanding shares of a class of stock are entitled to vote as a class if a proposed amendment to the articles of incorporation would:

     - increase or decrease the aggregate number of authorized shares of such class;

     - effect an exchange, reclassification or cancellation of all or part of the shares of such class, other than a stock split;

     - effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class;

     - change the rights, preferences, privileges or restrictions of the shares of such class;

     - create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares having rights, preference or privileges prior to the shares of such class;

     - in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so; or

     - cancel or otherwise affect dividends on the shares of such class which have accrued but have not been paid.

     Under California law, a corporation's bylaws may be adopted, amended or repealed either by the board of directors or the shareholders of the corporation. The Novellus bylaws provide that the Novellus bylaws may be adopted, amended or repealed either by the vote of the holders of a majority of the outstanding shares entitled to vote or by the board of directors; provided, however, that the Novellus board of directors may not amend the Novellus bylaws in order to change the provisions regarding adoption, amendment or repeal of the Novellus bylaws or to change the authorized number of directors (except to alter the authorized number of directors within the existing range of a minimum of four and a maximum of seven directors).

CUMULATIVE VOTING.

     GaSonics' certificate of incorporation does not provide for cumulative voting of the GaSonics stockholders. Therefore, under Delaware law, cumulative voting rights are not available to GaSonics stockholders. Under the cumulative voting provisions in Novellus' bylaws, each shareholder may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such shareholder's shares are entitled, or such shareholder may distribute his or her votes among as many candidates as the shareholder sees fit. However, cumulative voting will not be available to Novellus shareholders unless, at a meeting of shareholders, at least one shareholder has given written notice of his intention to cumulate votes prior to the voting, and will apply only to those candidates whose names have been placed in nomination prior to the voting.

APPRAISAL RIGHTS.

     Under Delaware law, holders of shares of any class or series, who neither vote in favor of the merger or consolidation nor consent thereto in writing, have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters. Delaware law grants dissenters' appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on The Nasdaq National Market or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares into anything other than stock of the surviving corporation; stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or held of record by more than 2,000 stockholders; cash in lieu of fractional shares; or some combination of the above. In addition, dissenters' rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. GaSonics stockholders are not entitled to exercise dissenters' or appraisal rights as a result of the merger or to demand payment for their shares under Delaware or other applicable law. See "The Merger -- No Appraisal Rights" on page 62.

     Under California law, if the approval of the outstanding shares of the corporation is required for a merger or reorganization, each shareholder entitled to vote on the transaction, and who did not vote in favor of the reorganization, may require the corporation to purchase for cash at their fair market value the shares owned by such shareholder. No appraisal rights are available for shares listed on any national securities exchange certified by the Commissioner of Corporations or listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve Systems, unless there exists with respect to such shares any restriction on transfer imposed by the corporation or by any law or regulation or if demands for payment are filed with respect to 5% or more of the outstanding shares of that class.

DERIVATIVE ACTION.

     Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. Delaware law provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

     California law provides that a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met concerning the fairness of allowing the action to go forward. The shareholder must make his or her demands on the board before filing suit. The California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.

STOCKHOLDER CONSENT IN LIEU OF MEETING.

     Under Delaware law and California law, unless otherwise provided in the certificate or articles of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having at least the minimum number of votes required to authorize such action. If consent is sought for less than all shareholders entitled to vote, notice as required under the California law shall be given. Neither the GaSonics certificate of incorporation nor the GaSonics' bylaws prohibit stockholder action without a duly called annual or special meeting of the stockholders. The Novellus bylaws provide that directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors.

FIDUCIARY DUTIES OF DIRECTORS.

     Directors of corporations incorporated or organized under Delaware law and California law have fiduciary obligations to the corporation and its stockholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duties of "due care" and "loyalty." Under Delaware law, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest and in a manner that the directors reasonably believe to be in the best interests of the corporation. Under California law, the duty of loyalty requires directors to perform their duties in good faith in a manner that the directors reasonably believe to be in the best interests of the corporation and its shareholders. The duty of care requires that the directors act with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would exercise under similar circumstances.

INDEMNIFICATION.

     Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Such determination shall be made, in the case of an individual who is a director or officer at the time of such determination:

     - by a majority of the disinterested directors, even though less than a quorum;

     - by a committee of such directors designated by a majority vote of such directors, even though less than a quorum;

     - by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or

     - by a majority vote of the stockholders, at a meeting at which a quorum is present.

     Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Without court approval, however, no indemnification may be made in respect of any derivative action in which such individual is adjudged liable to the corporation.

     Delaware law does permit a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon such individuals' commitment to repay any advances unless it is determined ultimately that such individuals are entitled to be indemnified. Under Delaware law, the rights to indemnification and advancement of expenses provided in the law are non-exclusive, in that, subject to public policy issues, indemnification and advancement of expenses beyond that provided by statute may be provided by bylaw, agreement, vote of stockholders, disinterested directors or otherwise.

     The GaSonics certificate of incorporation and bylaws provide that its directors shall not be personally liable for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law and provide for the indemnification of the GaSonics directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

     Under California law, a corporation has the power to indemnify present and former directors, officers, employees and agents against expenses, judgments, fines, settlements and other amounts (other than in connection with actions by or in the right of the corporation) if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful, and a corporation has the power to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders.

     The indemnification authorized by California law is not exclusive, and a corporation may grant its directors, officers, employees or other agents certain additional rights to indemnification. The Novellus articles of incorporation and the Novellus bylaws provide for the indemnification of its agents (as defined under the California law) to the fullest extent permissible under California law, which may be in excess of the indemnification expressly permitted by
Section 317 of the California Corporations Code, subject to the limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

     California law also allows for the advance payment of an indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

     Insofar as indemnification for liabilities under securities laws may be permitted to directors, officers or persons controlling GaSonics, pursuant to the foregoing provisions, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

DIRECTOR LIABILITY.


     Delaware law and California law each provide that the charter documents of the corporation may include provisions which limit or eliminate the liability of directors to the corporation or its stockholders, provided such liability does not arise from certain proscribed conduct, including, in the case of Delaware law, for any breach of the director's duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or transactions from which such director derived an improper personal benefit, or, in the case of California law, intentional misconduct or knowing and culpable violation of law, acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, the receipt of an improper personal benefit, acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders, acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders, interested transactions between the corporation and a director in which a director has a material financial interest and liability for improper distributions, loans or guarantees. The GaSonics certificate of incorporation contains a provision limiting the liability of its directors except as required by Delaware law. The Novellus articles of incorporation contain a provision limiting the liability of its directors to the fullest extent provided by California law.


ANTI-TAKEOVER PROVISIONS AND INTERESTED STOCKHOLDER/SHAREHOLDER TRANSACTIONS.

     The GaSonics bylaws provide that a special meeting of the stockholders may be called by stockholders owning not less than 10% of the issued and outstanding stock entitled to vote, the board of directors or the president. The Novellus bylaws provide that in addition to the board of directors, the chairman of the board and the president, one or more shareholders holding not less than 10% of the voting power of the corporation may call a special meeting of the shareholders.

     Delaware law prohibits, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three year period. A "business combination" includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where:

     - either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired such 15% interest;

     - upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding for the purposes of determining the number of shares outstanding shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered;

     - the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting;

     - the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

     - the stockholder acquires a 15% interest inadvertently and divests itself of such ownership and would not have been a 15% stockholder in the preceding three years but for the inadvertent acquisition of ownership;

     - the stockholder acquired the 15% interest when these restrictions did not apply; or the corporation has opted out of this provision.

     GaSonics has not opted out of this provision.

     Under California law, there is no comparable provision. However, California law does provide that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a "short-form" merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary's stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

ADVANCE NOTICE OF RECORD DATE.

     Delaware law requires that stockholders be provided prior written notice no more than 60 days nor less than 10 days prior to the record date for determining the rights to vote at the meeting of stockholders. Delaware law further states that stockholders be provided prior written notice no more than 60 days prior to the record date to determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Finally, Delaware law provides that due notice of the time, place and purpose of the meeting to approve a reorganization agreement be mailed at least 30 days prior to the date of the meeting.

     California law requires that shareholders be provided prior written notice no more than 60 days nor less than 10 days prior to the record date for determining the shareholders entitled to notice of any meeting or to vote or entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any other lawful action.

INSPECTION OF BOOKS AND RECORDS.

     Delaware and California law allow any stockholder to inspect the accounting books and records and minutes of proceedings of the stockholders and the board and to inspect the stockholders' list at any reasonable time during usual business hours, for a purpose reasonably related to such holder's interests as a stockholder. Additionally, California law provides for an absolute right to inspect and copy the corporation's shareholders list by a shareholder or shareholders holding at least 5% in the aggregate of the corporation's outstanding voting shares, or any shareholder or shareholders holding 1% or more of such shares who have filed a Schedule 14A with the Commission.

SIZE OF THE BOARD OF DIRECTORS.

     Delaware law states that the board of directors shall consist of one or more members with the number of directors to be fixed as provided in the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. The GaSonics bylaws provide that the number of directors which shall constitute the whole board shall be determined by resolution of the board of directors or by the stockholders at the annual meeting.

     Under California law, as provided in the articles of incorporation or bylaws, the number of directors may be specific or may be not less than a stated minimum nor more than a stated maximum, with the exact number to be fixed by the board or the shareholders. The minimum number cannot be less than three. A bylaw changing or fixing a number of directors may only be adopted by approval of a majority of the outstanding shares. The Novellus bylaws provide that the authorized number of directors of the corporation shall be not less than four nor more than seven, the exact number of directors to be fixed from time to time within such range by a bylaw or bylaw amendment adopted by a majority of the shares entitled to vote at a meeting of the shareholders at which a quorum is present or by the written consent of the holders of a majority of the outstanding shares entitled to vote or by the board of directors or a resolution of the board of directors.

REMOVAL OF DIRECTORS.

     Delaware law states that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. GaSonics' bylaws provide that GaSonics directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of GaSonics entitled to vote generally in the election of directors, voting together as a single class.

     California law provides that the board of directors may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony. Further, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote thereon; however, no director may be removed (unless the entire board is removed) if the number of shares voted against the removal would be sufficient to elect the director under cumulative voting. Shareholders holding at least 10% of the outstanding shares in any class may sue in superior county court to remove from office any officer or director for fraud, dishonest acts or gross abuse of authority or discretion.

TRANSACTIONS INVOLVING DIRECTORS.

     Both Delaware law and California law state that any contract or transaction between a corporation and any of its directors, or a second corporation in which a director has a material financial interest is not void or voidable if the material facts as to the transaction and as to the director's interest are fully disclosed and a majority of the disinterested shareholders represented and voting at a duly held meeting approve or ratify the transaction in good faith. California law provides that such a contract or transaction also is not void or voidable if either after full disclosure the transaction is approved by the board or a committee (excluding the vote of interested directors) in good faith and the transaction is just and reasonable to the corporation, or the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified. Delaware law is similar except that there is no need for the transaction to be shown to be just and reasonable, and the transaction must be shown to be fair instead of just and reasonable.

FILLING VACANCIES ON THE BOARD OF DIRECTORS.

     Delaware law provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Further, if, at the time of filling any vacancy, the directors then in office shall constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order any election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.

     GaSonics' bylaws provide that vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected by the board of directors to fill a vacancy or newly created directorship shall hold the office for the remainder of the full term of the class of directors in which such directorship is part, and until such director's successor is elected and deemed qualified.

     Under California law, any vacancy on the board of directors other than one created by removal of a director may be filled by the board of directors, unless otherwise provided in the articles or bylaws. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by removal of director can only be filled by the shareholders unless board approval is authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders. The Novellus bylaws authorize only Novellus' shareholders to fill a vacancy created by the removal of a director.

INSPECTION OF STOCKHOLDERS LIST.

     Delaware law permits any stockholder by making a written demand under oath stating the purpose at the inspection, to inspect a corporation's stock ledger, a list of its stockholders and its other books and records, and to make copies of extracts from the books and records for any proper purpose. If the corporation refuses such a request, or fails to respond within five business days after the demand has been made, the stockholder may petition the court for an order to compel such an inspection. The court may prescribe limitations or conditions upon the inspection, or award any other or further relief the court deems just and proper.

     California law allows any shareholder upon written demand to inspect a corporation's list of shareholders for a purpose reasonably related to such person's interests as a shareholder. In addition, California law provides an absolute right to inspect and copy the corporation's shareholders' list to persons holding an aggregate of 5% or more of a corporation's voting shares, or shareholders holding an aggregate of 1% or more of such shares who have filed a
Schedule 14A with the Securities and Exchange Commission.

                   SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS,
                      MANAGEMENT AND DIRECTORS OF GASONICS

     The following table sets forth information concerning the beneficial ownership of common stock of GaSonics as of December 7, 2000 of the following:

     - each person or entity who is known by GaSonics to own beneficially more than five percent of the outstanding shares of GaSonics common stock;

     - each of GaSonics' current directors;

     - the chief executive officer and other four most highly compensated officers of GaSonics (the "Named Executive Officers"); and

     - all directors and executive officers of GaSonics as a group.

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act and the information is not necessarily indicate of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of December 7, 2000 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.


                                                                     COMMON STOCK
                                                              ---------------------------
                                                               NUMBER OF
                                                                 SHARES       PERCENT OF
                                                              BENEFICIALLY    OUTSTANDING
          NAME AND ADDRESS OF BENEFICIAL OWNER(1)                OWNED         SHARES(2)
          ---------------------------------------             ------------    -----------
5% STOCKHOLDERS:
Capital Guardian Trust Company..............................    3,270,000        18.5
  11100 Santa Monica Blvd., 15th Floor
  Los Angeles, CA 90025(3)
EXECUTIVE OFFICERS AND DIRECTORS:
Monte M. Toole(4)...........................................      654,978         3.7
Dave J. Toole(5)............................................      705,082         3.9
Asuri Raghavan(6)...........................................      198,873         1.1
Kenneth M. Thompson(7)......................................       15,000           *
Kenneth L. Schroeder(8).....................................       37,500           *
F. Joseph Van Poppelen(9)...................................       47,500           *
Bill N. Alexander(10).......................................       52,556           *
Rammy Rasmussen(11).........................................       14,499           *
Graham W. Hills(12).........................................       20,664           *
Jerald J. Cutini(13)........................................       39,247           *
John R. Villadsen(14).......................................       17,297           *
All directors and executive officers as a group (11
  persons)(15)..............................................    1,803,196         9.9


-------------------------
  *  Less than 1%


 (1) Unless otherwise specified, the address of each beneficial owner is 2730 Junction Avenue, San Jose, California 95134-1909.



 (2) Percentage of ownership is based on 17,699,029 shares of common stock outstanding as of December 7, 2000.



 (3)Represents 1,698,000 shares held by Capital Group International, Inc., an affiliate of Capital Guardian Trust Company. This number is based solely upon our review of filings made with the SEC by Capital Guardian Trust Company.

 (4)Represents 654,978 shares of common stock held by the Monte M. Toole Family Limited Partnership, of which Monte M. Toole is the sole general partner.



 (5)Includes 175,624 shares underlying stock options that currently are exercisable or that will become exercisable within 60 days after December 7, 2000. Includes 23,397 shares of common stock beneficially held by Dave J. Toole. Includes 49,999 shares of common stock held by the Dave Toole Limited Partnership, of which Dave Toole is the sole general partner. Includes 456,062 shares of common stock held by the David Toole and Diane L. Toole Family Trust, of which Dave and Diane Toole are the sole Trustees. Excludes 39,998 shares of common stock held by the trustee of the David Toole and Diane L. Toole Children's Trust for the benefit of Mr. and Mrs. Toole's two minor children. Dave Toole disclaims ownership of such 39,998 shares. Also excludes 29,450 shares held by the David and Diane L. Toole Charitable Remainder Trust. Dave Toole disclaims beneficial ownership of such 29,450 shares.



 (6)Includes 196,873 shares underlying stock options that currently are exercisable or that will become exercisable within 60 days after December 7, 2000.



 (7)Represents 15,000 shares underlying stock options that currently are exercisable or that will become exercisable within 60 days after December 7, 2000.



 (8)Represents 37,500 shares underlying stock options that currently are exercisable or that will become exercisable within 60 days after December 7, 2000.



 (9)Includes 10,000 shares held by Trust Company of America, FBO F. Joseph Van Poppelen. Also includes 37,500 shares underlying stock options that currently are exercisable or that will become exercisable within 60 days after December 7, 2000.



(10)Includes 32,992 shares underlying stock options that currently are exercisable or that will become exercisable within 60 days after December 7, 2000.



(11)Includes 12,499 shares underlying stock options that currently are exercisable or that will become exercisable within 60 days after December 7, 2000.



(12)Includes 19,790 shares underlying stock options that currently are exercisable or that will become exercisable within 60 days after December 7, 2000.



(13)Includes 31,247 shares underlying stock options that currently are exercisable or that will become exercisable within 60 days after December 7, 2000.



(14)Includes 16,875 shares underlying stock options that currently are exercisable or that will become exercisable within 60 days after December 7, 2000.



(15)Includes 575,900 shares underlying stock options that currently are exercisable or that will become exercisable within 60 days after December 7, 2000.

                                 LEGAL MATTERS

     The validity of the shares of Novellus common stock offered by this proxy statement-prospectus and certain legal matters with respect to federal income tax consequences in connection with the merger will be passed upon for Novellus by Morrison & Foerster LLP, Palo Alto, California. Certain legal matters with respect to federal income tax consequences in connection with the merger will be passed upon for GaSonics by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited Novellus Systems, Inc.'s financial statements and schedule included in its Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this document. These financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of GaSonics International Corporation included in GaSonics' Annual Report (Form 10-K) for the year ended September 30, 1999, and incorporated by reference in this proxy statement-prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports, with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     This proxy statement-prospectus includes information that has not been delivered or presented to you but is "incorporated by reference," which means that Novellus and GaSonics disclose information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement-prospectus, except for any information superseded by information provided in this proxy statement-prospectus. This proxy statement-prospectus incorporates by reference the documents listed below, which contain important information.

     Novellus and GaSonics are also incorporating by reference any additional documents that each files with the SEC as required by the Securities Exchange Act of 1934 between the date of this proxy statement-prospectus and the date of each of the special meetings of GaSonics and Novellus stockholders.

     The following documents, which were filed by GaSonics with the SEC, are incorporated by reference into this proxy statement-prospectus:

     - GaSonics' Annual Report on Form 10-K for the fiscal year ended September 30, 1999;

     - GaSonics' Quarterly Report on Form 10-Q for the quarter ended December 31, 1999;

     - GaSonics' Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

     - GaSonics' Registration Statement on Form S-3/A filed on May 19, 2000;

     - GaSonics' Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

     - GaSonics' Current Report on Form 8-K filed on September 27, 2000;

     - GaSonics' Registration Statement on Form S-3/A filed on October 10, 2000;

     - GaSonics' Current Report on Form 8-K filed on October 27, 2000;

     - GaSonics' Current Report on Form 8-K/A filed on October 30, 2000;

     - GaSonics' Current Report on Form 8-K filed on October 31, 2000;

     - GaSonics' Current Report on Form 8-K/A filed on November 9, 2000; and

     - the description of GaSonics common stock contained in GaSonics' Registration Statement on Form 8-A filed on February 4, 1994, and any amendment or report filed for the purpose of updating such description.

     The following documents, which have been filed by Novellus with the SEC, are incorporated by reference into this proxy statement-prospectus:

     - Novellus' Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     - Novellus' Quarterly Report on Form 10-Q for the quarter ended April 1, 2000;

     - Novellus' Quarterly Report on Form 10-Q for the quarter ended July 1,
       2000;

     - Novellus' Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

     - Novellus' Report on Form S-3 filed on April 5, 2000;

     - Novellus' Current Report on Form 8-K filed on April 21, 2000;

     - Novellus' Current Report on Form 8-K filed on November 1, 2000; and

     - the description of Novellus common stock contained in Novellus' Registration Statement on Form 8-A, filed on September 1, 1988, and any amendment or report filed for the purpose of updating such description.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH NOVELLUS OR GASONICS HAVE REFERRED YOU. NEITHER NOVELLUS NOR GASONICS HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

     Novellus and GaSonics each file reports, proxy statements and other information with the SEC. Copies of Novellus' and GaSonics' reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

Judiciary Plaza              Citicorp Center              Seven World Trade Center
Room 1024                    500 West Madison Street      13th Floor
450 Fifth Street, N.W.       Suite 1400                   New York, New York
Washington, D.C. 20549       Chicago, Illinois 60661      10048

     Reports, proxy statements and other information concerning GaSonics and Novellus may also be inspected at:

              The National Association of Securities Dealers, Inc.
                              1735 K Street, N.W.
                             Washington, D.C. 20006

     You can also obtain copies of these materials by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding Novellus and GaSonics at http://www.sec.gov.

     Novellus has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to Novellus common stock to be issued to GaSonics stockholders in the merger. This proxy statement-prospectus constitutes the prospectus of Novellus filed as part of the registration statement. This proxy statement-prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as described above.

     If you have any questions about the merger, please call GaSonics at (408) 570-7400. You may also call Novellus Investor Relations at (408) 823-4823.

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                            NOVELLUS SYSTEMS, INC.,

                         NEPTUNE ACQUISITION-SUB, INC.

                                      AND

                       GASONICS INTERNATIONAL CORPORATION

                          DATED AS OF OCTOBER 25, 2000

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                             NOVELLUS SYSTEMS, INC.

                         NEPTUNE ACQUISITION-SUB, INC.

                                      AND

                       GASONICS INTERNATIONAL CORPORATION

                                OCTOBER 25, 2000

                            Morrison & Foerster LLP
                               755 Page Mill Road
                        Palo Alto, California 94304-1018

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
ARTICLE I THE MERGER...............................................  A-1
  1.1  The Merger..................................................  A-1
  1.2  Closing; Effective Time.....................................  A-1
  1.3  Effect of the Merger........................................  A-2
  1.4  Certificate of Incorporation; Bylaws........................  A-2
  1.5  Directors and Officers......................................  A-2
  1.6  Effect on Capital Stock.....................................  A-2
  1.7  Surrender of Certificates...................................  A-3
  1.8  No Further Ownership Rights in Company Capital Stock........  A-5
  1.9  Tax and Accounting Consequences.............................  A-5
 1.10  Withholding Rights..........................................  A-5
 1.11  Taking of Necessary Action; Further Action..................  A-5
ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY...............  A-5
  2.1  Organization, Standing and Power............................  A-6
  2.2  Capital Structure...........................................  A-6
  2.3  Authority...................................................  A-7
  2.4  SEC Documents, Financial Statements.........................  A-8
  2.5  Absence of Certain Changes..................................  A-9
  2.6  Absence of Undisclosed Liabilities..........................  A-9
  2.7  Litigation..................................................  A-9
  2.8  Governmental Authorization..................................  A-9
  2.9  Title to Personal Property..................................  A-10
 2.10  Intellectual Property.......................................  A-10
 2.11  Environmental Matters.......................................  A-11
 2.12  Taxes.......................................................  A-12
 2.13  Employee Benefit Plans......................................  A-13
 2.14  Certain Agreements Affected by the Merger...................  A-15
 2.15  Employee Matters............................................  A-15
 2.16  Insurance...................................................  A-16
 2.17  Compliance with Laws........................................  A-16
 2.18  Brokers' and Finders' Fees..................................  A-16
       Affiliates Agreements; Stockholder Voting Agreements;
 2.19  Irrevocable Proxies.........................................  A-16
 2.20  Vote Required...............................................  A-17
 2.21  Board Approval..............................................  A-17
 2.22  Customers and Suppliers.....................................  A-17
 2.23  Material Contracts..........................................  A-17
 2.24  No Breach of Material Contracts.............................  A-18
 2.25  Material Third Party Consents...............................  A-18
 2.26  Real Property...............................................  A-18
 2.27  Registration Statement; Proxy Statement/Proxy...............  A-19
 2.28  Tax Matters.................................................  A-19
 2.29  Opinion of Financial Advisor................................  A-19
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
            SUB....................................................  A-19
  3.1  Organization, Standing and Power............................  A-20
  3.2  Capital Structure...........................................  A-20
  3.3  Authority...................................................  A-21
  3.4  SEC Documents; Financial Statements.........................  A-21

                                                                     PAGE
                                                                     ----
  3.5  Tax Matters.................................................  A-22
  3.6  Absence of Undisclosed Liabilities..........................  A-22
  3.7  Litigation..................................................  A-22
  3.8  Board and Shareholder Approval..............................  A-22
  3.9  Registration Statement; Proxy Statement/Proxy...............  A-22
 3.10  Opinion of Financial Advisor................................  A-23
 3.11  Investigation by Parent; Company's Liability................  A-23
 3.12  Absence of Certain Changes..................................  A-23
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.....................  A-23
  4.1  Conduct of Business of Company..............................  A-23
  4.2  Restriction on Conduct of Business of Company...............  A-23
  4.3  No Solicitation.............................................  A-25
ARTICLE V ADDITIONAL AGREEMENTS....................................  A-27
  5.1  Proxy Statement/Prospectus; Registration Statement..........  A-27
  5.2  Meeting of Stockholders.....................................  A-27
  5.3  Access to Information; Disclosure Schedule Updates..........  A-27
  5.4  Confidentiality.............................................  A-28
  5.5  Public Disclosure...........................................  A-28
  5.6  Consents; Cooperation.......................................  A-28
  5.7  Affiliates Agreements.......................................  A-29
  5.8  Stockholder Voting Agreement................................  A-30
  5.9  FIRPTA......................................................  A-30
 5.10  Legal Requirements..........................................  A-30
 5.11  Employee Benefit Plans......................................  A-30
 5.12  Indemnification.............................................  A-32
 5.13  Form S-8....................................................  A-33
 5.14  NASDAQ Quotation............................................  A-33
 5.15  Treatment as Reorganization.................................  A-33
 5.16  Takeover Statutes...........................................  A-33
 5.17  Pooling Accounting..........................................  A-33
 5.18  Pooling Letters.............................................  A-33
 5.19  Notices.....................................................  A-34
 5.20  Listing of Additional Shares................................  A-34
 5.21  Further Assurances..........................................  A-34
 5.22  Rights Agreement............................................  A-34
ARTICLE VI CONDITIONS TO THE MERGER................................  A-34
  6.1  Conditions to Obligations of Each Party to Effect the
       Merger......................................................  A-34
  6.2  Additional Conditions to Obligations of Company.............  A-35
  6.3  Additional Conditions to the Obligations of Parent..........  A-36
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER......................  A-36
  7.1  Termination.................................................  A-36
  7.2  Effect of Termination.......................................  A-37
  7.3  Expenses and Termination Fees...............................  A-37
  7.4  Amendment...................................................  A-38
  7.5  Extension; Waiver...........................................  A-39
ARTICLE VIII GENERAL PROVISIONS....................................  A-39
  8.1  Non-Survival at Effective Time..............................  A-39
  8.2  Notices.....................................................  A-39
  8.3  Interpretation; Certain Definitions.........................  A-40
  8.4  Counterparts; Facsimile Delivery............................  A-40
  8.5  Entire Agreement; Nonassignability; Parties in Interest.....  A-40

                                                                     PAGE
                                                                     ----
  8.6  Severability................................................  A-40
  8.7  Remedies Cumulative.........................................  A-40
  8.8  Governing Law...............................................  A-40
  8.9  Rules of Construction.......................................  A-40
 8.10  Assignment..................................................  A-41
 8.11  Attorneys' Fees.............................................  A-41

SCHEDULES

Company Disclosure Schedule

  Schedule 2.2   -- Company Voting Agreements
  Schedule 2.4   -- Company Balance Sheet
  Schedule 2.6   -- Undisclosed Liabilities
  Schedule 2.7   -- Company Litigation
  Schedule 2.9   -- Company Assets
  Schedule 2.10  -- Company Intellectual Property
  Schedule 2.11  -- Company Environmental Matters
  Schedule 2.13  -- Company Employee Benefit Plans
  Schedule 2.22  -- Company Top 10 Customers
  Schedule 2.23  -- List of Material Contracts
  Schedule 2.25  -- Material Third Party Consents
  Schedule 2.26  -- Real Property

Parent Disclosure Schedule

  Schedule 3.6  -- Undisclosed Liabilities
  Schedule 3.7  -- Parent Litigation

Other Schedules

  Schedule 5.7(a)  -- List of Company Affiliates
  Schedule 5.7(b)  -- List of Parent Affiliates
  Schedule 5.11    -- Holders of Outstanding Company Options

EXHIBITS

  Exhibit A    -- Form of Certificate of Merger
  Exhibit B-1  -- Form of Company Affiliates Agreement
  Exhibit B-2  -- Form of Parent Affiliates Agreement
  Exhibit C    -- Form of Stockholder Voting Agreement
  Exhibit D    -- Confidentiality Agreement
  Exhibit E    -- Form of FIRPTA Notice
  Exhibit F    -- Form of IRS Notice
  Exhibit G-1  -- Form of Certificate of Officer of Company
  Exhibit G-2  -- Form of Certificate of Officer of Parent

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of October 25, 2000 (the "Execution Date") by and among NOVELLUS SYSTEMS, INC., a California corporation ("Parent"), NEPTUNE ACQUISITION-SUB, INC., a Delaware corporation ("Merger Sub"), and GASONICS INTERNATIONAL CORPORATION, a Delaware corporation ("Company").

                                    RECITALS

     A. The Boards of Directors of Parent, Merger Sub and Company each have determined that the business combination between Parent and Company through the merger of Merger Sub with and into Company pursuant to the terms and subject to the conditions set forth herein (the "Merger") is in the best interests of their respective companies, stockholders and shareholders.

     B. Merger Sub is a wholly-owned subsidiary of Parent.

     C. Pursuant to the Merger, among other things, each outstanding share of capital stock of Company shall be converted into a fraction of a share of common stock of Parent, at the rate set forth herein.

     D. Company and Parent desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

     E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code.

     F. The parties intend that, for financial accounting purposes, the Merger shall be accounted for as a pooling-of-interests.

     G. As an inducement to Parent to enter into this Agreement, certain officers, and directors of Company have concurrently herewith entered into an agreement to vote the shares of Company's Capital Stock owned by such persons to approve the Merger and this Agreement.

     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Subject to and in accordance with the terms and conditions set forth in this Agreement, at the "Effective Time" (as defined in Section 1.2 hereof), Merger Sub shall be merged with and into Company, which shall be the surviving corporation (the "Surviving Corporation") in the Merger, and the separate existence of Merger Sub shall thereupon cease. The name of the Surviving Corporation shall remain "Globe Corporation." The Merger shall have the effects set forth in the applicable provisions of the Delaware General Corporation Law ("Delaware Law").

     1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable and in any event not later than two business days after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of Morrison & Foerster, LLP, 755 Page Mill Road, Palo Alto, California, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, in the form attached hereto as Exhibit A (the "Certificate of Merger"), together with the required officers' certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing with the Secretary of State of Delaware being the "Effective Time").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

        (a) At the Effective Time, the Certificate of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, that as of the Effective Time, Company's Certificate of Incorporation shall be amended as set forth in Exhibit A to the Certificate of Merger.

        (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Bylaws.

     1.5 Directors and Officers. At the Effective Time, the directors of Merger Sub, serving in such capacity immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub, holding office immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

     1.6  Effect on Capital Stock.

        (a) Certain Definitions.

           "Company Capital Stock" shall mean all outstanding shares of Company Common Stock and all outstanding shares of any other capital stock of Company as of the Effective Time.

           "Company Common Stock" shall mean shares of the common stock of Company, $0.001 par value.

           "Company ESPP" shall mean the Company 1994 Employee Stock Purchase Plan.

           "Company Options" shall mean any and all options or other rights to purchase or otherwise acquire shares of Company Capital Stock, whether or not presently exercisable or subject to additional conditions prior to exercise, under and pursuant to the (i) Company Supplemental Stock Option Plan, (ii) Company 1994 Stock Option/Stock Issuance Plan, and (iii) Gamma Precision Technology 1998 Stock Option Plan (each, a "Company Stock Option Plan," and collectively, the "Company Stock Option Plans").

           "Company Convertible Securities" shall mean any and all warrants, rights or other convertible securities to purchase or otherwise acquire shares of Company Capital Stock, whether or not presently exercisable or subject to additional conditions prior to exercise, not including the Company Options.

           "Exchange Ratio" shall mean 0.52 as may be adjusted pursuant to
Section 1.6(e) hereof.

           "Parent Common Stock" shall mean shares of the common stock of Parent, no par value.

        (b) Conversion of Company Capital Stock. By virtue of the Merger and without any further action on the part of Parent, Company, the Merger Sub or the holders of any of Company's securities, at the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time, but excluding any shares canceled pursuant to Section 1.6(c), will be automatically canceled, extinguished and converted into the right to receive a fraction of a share of Parent Common Stock equal to the Exchange Ratio and cash in lieu of fractional shares in accordance with Section 1.6(f).

        (c) Cancellation of Company Capital Stock Owned by Company. At the Effective Time, all shares of Company Capital Stock that are owned by Company as treasury stock and each share of Company Capital Stock owned by Parent or any direct or indirect wholly-owned subsidiary of Company or Parent shall be canceled and extinguished without any rights to conversion thereof and no consideration shall be delivered in exchange therefore. At the Effective Time, any shares of Company Capital Stock that are owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent shall be canceled and retired and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

        (d) Treatment of Company Options and Company ESPP Rights. (i) at the Effective Time, the Company Stock Option Plans and all Company Options then outstanding under the Company Stock Option Plans shall be assumed by Parent and converted into Parent Options in accordance with Section 5.11 hereof; and (ii) all purchase rights for shares of Company Common Stock outstanding under the Company ESPP immediately prior to the Effective Time shall be exercised in accordance with Section 5.11(b) hereof, and the purchased shares of Company Common Stock shall at the Effective Time be converted into shares of Parent Common Stock and cash in lieu of fractional shares, as provided in Section 1.6(c) hereof.

        (e) Adjustments to Exchange Ratio. The Exchange Ratio shall only be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reclassification, reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time, so as to provide holders of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization, like change or increase.

        (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by
(ii) the average closing price per share of Parent's Common Stock as quoted on Nasdaq for the twenty (20) trading days ending on the day which is two days before the Closing Date, less any amount required to be withheld under foreign, federal, state or local tax laws.

        (g) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     1.7  Surrender of Certificates.

        (a) Exchange Agent. Parent's transfer agent, ChaseMellon Shareholder Services, shall act as the exchange agent (the "Exchange Agent") in the Merger.

        (b) Parent to Provide Common Stock and Cash. Parent shall use commercially reasonable efforts to make available to the Exchange Agent promptly, but in no event later than three (3) business days after the Effective Time, for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, (i) the shares of Parent Common Stock issuable pursuant to Section 1.6(b) (provided that delivery of any shares that are subject to vesting shall be in book entry form only until such vesting restrictions have lapsed) in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time, and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to
Section 1.6(f), less any amounts required to be withheld from such cash under foreign, federal, state or local laws.

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        (c) Exchange Procedures.

           (i) Parent shall use commercially reasonable efforts to cause to be mailed, as soon as reasonably practical, but within ten (10) business days, to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, whose shares were converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares, less any amount required to be withheld from such cash under foreign, federal, state or local tax laws), (1) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify), and (2) instructions for use in effecting the surrender of the Certificates in exchange for certificates (or book entries in the case of shares that have not yet vested) representing shares of Parent Common Stock (and cash in lieu of fractional shares, less any amount required to be withheld from such cash under foreign, federal, state or local tax laws).

           (ii) Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, (A) the holder of such Certificate shall be entitled to receive in exchange therefor a certificate (or a book entry in the case of shares that have not yet vested in full) representing the number of whole shares of Parent Common Stock equal to the product of (i) the number of Company shares represented by such certificate multiplied by (ii) the Exchange Ratio, and, if applicable, payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(f), and (B) the Certificate so surrendered shall forthwith be canceled.

           (iii) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the stockholder claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue or cause to be issued to such Person in exchange for such lost, stolen or destroyed Certificate, a new certificate into which the shares of such Person's Company Capital Stock that are converted on the Effective Date and/or, if applicable, deliver or cause to be delivered to such Person a check in respect of any fractional share interests or dividends or distributions, which such Person shall be entitled to receive pursuant to Section 1.6(f). When authorizing such issuance in exchange therefor, Parent and/or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give Parent and/or the Exchange Agent a reasonable form of bond as indemnity, as it shall direct, against any claim that may be made against Parent or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

        (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Parent Common Stock.

        (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to the Exchange Agent, Parent or any other agent designated by Parent, as applicable, any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of the

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

Exchange Agent, Parent or any other agent designated by Parent, as applicable, that such tax has been paid or is not payable.

        (f) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, none of the Exchange Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and after the Effective Time there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be exchanged and canceled as provided in this Article I.

     1.9 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (a) constitute a reorganization within the meaning of
Section 368 of the Code and (b) qualify for accounting treatment as a pooling-of-interests. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.10 Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the number of shares of Parent Common Stock otherwise deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as Parent and the Surviving Corporation are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent and the Surviving Corporation.

     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company, Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries taken as a whole.

     In this Agreement, any reference to a "Company Material Adverse Effect" means any change, event or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Company and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change in the market price or trading volume of Company's stock after the date hereof; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of

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the Merger (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which Company participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where Company or any of its Subsidiaries has material operations or sales; or (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement.

     In this Agreement, any reference to a party's "knowledge" means actual knowledge of such party's officers and directors, provided that officers shall have made reasonable due and diligent inquiry of those employees of such party whom such officers reasonably believe would have actual knowledge of the matters represented.

     In this Agreement, any reference to a party conducting its business or other affairs or taking any action in the "ordinary course of business" means that such an action taken by or on behalf of such party shall not be deemed to have been taken in the "ordinary course of business" unless such action is taken in the ordinary course of such party's normal day to day operations and is similar in nature and magnitude to actions customarily taken, without any separate or special authorization.

     Except as disclosed in a document of even date herewith and attached to this Agreement and delivered by Company to Parent prior to the execution and delivery of this Agreement and referring by section number to the representations and warranties in this Agreement (the "Company Disclosure Schedule"), provided that any disclosure shall qualify the disclosure under the section number referred to in the Company Disclosure Schedule as well as all other sections in this Agreement, when it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections, provided further that Company shall make all reasonable efforts to specifically cross reference in the Company Disclosure Schedule all sections where a particular disclosure qualifies or applies, Company represents and warrants to Parent as follows:

     2.1 Organization, Standing and Power. Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Company and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Company Material Adverse Effect. Company has delivered or made available a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Company and each of its subsidiaries, each as amended to date, to Parent. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. Company is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in the Company SEC Documents (as defined in Section 2.4 hereof), Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Company or any of it subsidiaries in accordance with and pursuant to the Company's formal investment policy and comprising less than 5% of the outstanding stock of such company.

     2.2  Capital Structure.

        (a) The authorized capital stock of Company consists of 60,000,000 shares of Common Stock, par value $0.001 per share, of which there were 17,690,241 shares issued and outstanding as of the close of business on the day two days prior to the Execution Date. On the Execution Date, there are no other outstanding shares of capital stock or voting securities, and as of the Effective Time there will be no, outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of Company Options outstanding as of such date under the Company Stock Option Plans, outstanding as of the Execution Date.
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

        (b) All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement to which Company is a party or by which it is bound. All outstanding shares of Company Capital Stock were issued in compliance in all material respects with all applicable federal and state securities laws. As of the date hereof, Company has reserved (i) 200,000 shares of Common Stock for issuance to directors, employees and consultants pursuant to the Company Supplemental Stock Option Plan, of which no shares have been issued pursuant to option exercises or direct stock purchases, no shares are subject to outstanding, unexercised options, and 200,000 shares are available for issuance thereunder; (ii) 3,650,000 shares of Common Stock for issuance to directors, employees and consultants pursuant to the Company 1994 Stock Option/Stock Issuance Plan, of which 1,055,555 shares have been issued pursuant to option exercises or direct stock purchases, 2,581,957 shares are subject to outstanding, unexercised options, and 12,488 shares are available for issuance thereunder; (iii) 64,769 shares of Common Stock for issuance to directors, employees and consultants pursuant to the Gamma Precision Technology 1998 Stock Option Plan, of which no shares have been issued pursuant to option exercises or direct stock purchases, no shares are subject to outstanding, unexercised options, and 64,769 shares are available for issuance thereunder; and (iv) 1,100,000 shares of Common Stock for issuance to pursuant to the Company ESPP, of which 920,688 shares have been issued. On the Execution Date, except for (i) the rights created pursuant to this Agreement and the Company Stock Option Plans, and (ii) Company's right to repurchase any unvested shares under the Company Stock Option Plans or the stock option agreements thereunder, there are no, and as of the Effective Time, there will be no, other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement, except as may be permitted under Section 4.2 hereof. Except for the agreements contemplated by this Agreement and the agreements set forth on Schedule 2.2(b) to the Company Disclosure Schedule, there are no contracts, commitments or agreements relating to voting, purchase or sale of Company Capital Stock (i) between or among Company and any of its securityholders and (ii) to Company's knowledge, between or among any of Company's securityholders.

        (c) The terms of the Company Stock Option Plans permit the assumption of the Company Options by Parent as provided for in this Agreement, without the consent or approval of the holders of the Company Stock Options, the Company Stockholders, or otherwise, without any acceleration of the exercise schedule or vesting provisions with respect to those options. The current "Purchase Period," as defined in the Company ESPP commenced under the Company ESPP on June 30, 2000 and will end prior to the Effective Time as provided in this Agreement, and except for the purchase rights granted on such commencement date to participants in the current Purchase Period, there are no other purchase rights or options outstanding under the Company ESPP. Except as set forth on Schedule 2.2(c), none of the outstanding Company Options permit any accelerated vesting or exercisability of those options by reason of the Merger or any other transactions contemplated by this Agreement. True and complete copies of all agreements and instruments relating to or issued under the Company Stock Option Plans, or otherwise relating to the issuance of Company Options have been provided or made available to Parent and such agreements and instruments have not been amended, modified or supplemented, and, except as otherwise expressly contemplated herein, there are no agreements to amend, modify or supplement such agreements or instruments in any case from the forms provided to Parent.

     2.3  Authority.

        (a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, other than approval by the Company stockholders.

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

        (b) This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company enforceable against Company by Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity. The execution and delivery of this Agreement by Company does not, and the execution of the other agreements contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Company, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions in subsection (ii) would not be reasonably expected to have a Company Material Adverse Effect.

        (c) Except as would not otherwise have a Company Material Adverse Effect, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, foreign, federal, state or local (each, a "Governmental Entity") is required with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) the filing with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. ("NASD") of the Proxy Statement (as defined in Section 2.29) relating to the Company Stockholders Meeting (as defined in Section 2.29), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"); (v) the filing of a Form S-4 Registration Statement with the SEC in accordance with the Securities Act of 1933 (the "Securities Act"), as amended; (vi) the filing of a current report on Form 8-K with the SEC; (vii) any notice described in
Section 5.19 hereof; and (viii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

     2.4  SEC Documents, Financial Statements.

        (a) Company has made available to Parent a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings filed with the SEC by Company (collectively, the "Company SEC Documents"). In addition, Company has made available or provided to Parent complete copies of all exhibits to the Company SEC Documents filed prior to the date hereof, and will promptly make available to Parent all exhibits to any additional Company SEC Documents filed prior to the Effective Time. To the knowledge of Company, all documents required to be filed as exhibits to the Company SEC Documents have been so filed. As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Securities Act and, to Company's knowledge, none of the Company SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected, supplemented or superseded by a subsequently filed Company SEC Document.

        (b) The financial statements of Company, including the notes thereto, included in the Company SEC Documents (the "Company Financial Statements") and the unaudited balance sheet of Company, dated as of June 30, 2000 (the "Company Balance Sheet Date") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as
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of their respective dates, and have been prepared in accordance with U.S.
generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the
SEC). The Company Financial Statements fairly present the consolidated financial condition and operating results of Company as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Company accounting policies except as described in the notes to the Company Financial Statements.

     2.5 Absence of Certain Changes. Except as set forth in the Company SEC Documents prior to the date hereof or as expressly contemplated by this Agreement, since the Company Balance Sheet Date there has not occurred, (except as permitted by Section 4.2 hereof): (i) any change, event or condition (whether or not covered by insurance or similar indemnification agreement) that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect, (ii) any acquisition, sale or transfer of any material asset of Company or any of its subsidiaries, (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its or any of its subsidiaries' assets, (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock, (v) any action to amend or change the Certificate of Incorporation or Bylaws of Company, or (vi) any negotiation or agreement by Company or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

     2.6 Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.6, Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet or in the notes to the Company Financial Statements included in the Company Financial Statements in Company's Quarterly Report on Form 10-Q for the period ended on the Company Balance Sheet Date, (ii) those incurred in the ordinary course of business since the Company Balance Sheet Date, (iii) those incurred in connection with the execution of this Agreement, and (iv) those disclosed on Schedule 2.6.

     2.7 Litigation. Except as set forth in the Company SEC Documents, as of the date of this Agreement, there is no material private or governmental action, suit, proceeding, claim, arbitration, governmental investigation, or to the knowledge of Company any private investigation, pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Company or any of its subsidiaries, threatened against Company, any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Company or any of its subsidiaries, or, to the knowledge of Company, or any of its subsidiaries, or any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Company Material Adverse Effect. Schedule 2.7 of the Company Disclosure Schedule also lists all material litigation that Company has pending as of the date of this Agreement against other parties which is not disclosed in the Company SEC Documents.

     2.8 Governmental Authorization. Company and each of its subsidiaries, has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Company or any of its subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Company's or any of its subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called the "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any such Company Authorizations could not reasonably be expected to have a Company Material Adverse Effect.

     2.9 Title to Personal Property. Company and each of its subsidiaries has good, valid and marketable title to all of their respective material personal properties, interests in material personal properties and material assets reflected in the Company Balance Sheet or acquired after the Company Balance Sheet Date, which properties and assets with a book value of $200,000 or above are listed on Schedule 2.9 (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) a lien for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debt which are reflected on the Company Balance Sheet, and (iv) liens that in the aggregate would not have a Material Adverse Effect on Company. To Company's knowledge, the material plants, property and equipment of Company that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear. All personal properties used in the operations of Company are reflected in the Company Balance Sheet to the extent GAAP requires the same to be reflected.

     2.10  Intellectual Property.

        (a) Company and its subsidiaries own (free and clear of all liens and encumbrances), or are licensed or have valid rights to use (or otherwise possess legally enforceable rights to use) all the U.S. or foreign patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, domain name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered and whether or not relating to a published work), copyright registration application, maskwork, maskwork registration application, trade secret, know how, rights in data or databases, invention, or other proprietary right, all licenses, sublicenses and agreements related to the foregoing, and any other intellectual property right or intangible asset ("Intellectual Property") that is used, subject to a pending application for registration, or necessary for the conduct of the business of Company and its subsidiaries as currently conducted or proposed to be conducted by Company and its subsidiaries.

        (b) Neither Company nor its subsidiaries has (i) to the knowledge of Company, licensed any of its Intellectual Property in source code form to any party, (ii) entered into any exclusive agreements relating to its Intellectual Property with any party, or (iii) to the knowledge of Company, entered into any source code escrow agreements. To the knowledge of Company, the source code and system documentation relating to any software included in the Intellectual Property have at all times been maintained in confidence and have been disclosed only to employees and consultants having a "need to know" of the contents thereof in connection with their duties to Company or its subsidiaries and such employees and consultants have executed appropriate confidentiality agreements in connection therewith.

        (c) Schedule 2.10(c) lists (i) all issued patents, all registered and common law trademarks, all registered and common law trade names, all registered and common law service marks, all registered and common law copyrights, all registered maskworks, and all pending applications relating to any of the foregoing all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which Company or its subsidiaries is a party and pursuant to which any Person is authorized to use any Intellectual Property, and (iii) all material licenses, sublicenses and other agreements as to which Company or its subsidiaries is a party and pursuant to which Company or any subsidiary is authorized to use any third party Intellectual Property, other than end-user licenses entered into in the ordinary course of business relating to off-the-shelf "shrink-wrap" software with a purchase price per copy of less than $10,000 ("Third Party Intellectual Property Rights").

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        (d) To the best of Company's knowledge, there is no, nor has there been any, unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Company or any of its subsidiaries, or any Third Party Intellectual Property Rights, by any third party, including any employee or former employee of Company or any subsidiary. Neither Company nor any subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business, containing such terms as are typical for the business, services and products of Company.

        (e) To the best of Company's knowledge, Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement to which it is a party relating to the Intellectual Property or Third Party Intellectual Property Rights.

        (f) To the best of Company's knowledge, all patents and registered trademarks, service marks and copyrights held by Company or any of its subsidiaries are valid and subsisting. To the best of Company's knowledge, neither Company nor any of its subsidiaries are infringing and has at any time infringed (either through the conduct of its business or by the manufacturing, marketing, licensing, use or sale of its products and services) any license, patent, copyright, service mark, trademark, trade name, trade secret or other Intellectual Property or proprietary rights of any other Person or third party. Neither Company nor any of its subsidiaries has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any Intellectual Property or other proprietary right owned or licensed to any other Person or third party. Neither Company nor any of its subsidiaries has been sued or threatened to be sued in any suit, action or proceeding that involves a claim of infringement or violation of any Intellectual Property or other proprietary right of any third party. Neither Company nor any of its subsidiaries has brought any action, suit or proceeding for infringement of Intellectual Property of Company or any of its subsidiaries or breach of any license or agreement involving Intellectual Property of Company or any of its subsidiaries against any third party which is not disclosed in the Company SEC Documents.

        (g) To the best of Company's knowledge, Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Intellectual Property of the rights to such contributions that Company does not already own by operation of law.

        (h) To the best of Company's knowledge, Company has taken necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyrights ("Confidential Information"). To the best of Company's knowledge, all use, disclosure or appropriation of Confidential Information owned by Company by or to a third party has been pursuant to the terms of a written agreement between Company and such third party. To the best of Company's knowledge, all use, disclosure or appropriation of Confidential Information not owned by Company has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful.

        (i) Schedule 2.10(i) of the Disclosure Schedule, sets forth all actions that must be taken by Company by February 28, 2001 that, if not taken, will result in the loss of any Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to the United States Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Intellectual Property.

     2.11  Environmental Matters.

        (a) The following terms shall be defined as follows:


           (i) "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, Hazardous Materials or releases (as defined in 42 U.S.C. Section 9601(22)) of Hazardous Materials to air, water or groundwater, or which are intended to assure the health and safety of employees, workers or other persons, including the public.

           (ii) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes or regulated under any Environmental and Safety Laws.

           (iii) "Property" shall mean all real property leased or owned by Company or its subsidiaries either currently or in the past, including the Leased Premises (as defined in Section 2.32).

           (iv) "Facilities" shall mean all buildings and improvements on the Property.

        (b) Company represents and warrants as follows: (i) to its knowledge, no methylene chloride or asbestos is contained in or has been used at or released from the Facilities, (ii) all Hazardous Materials and wastes have been disposed of in accordance with all Environmental and Safety Laws, (iii) neither Company nor any subsidiary has received notice (oral or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws by Company or any such subsidiary, (iv) no notices, administrative actions or suits are pending or, to Company's knowledge, threatened relating to a violation of any Environmental and Safety Laws, (v) to Company's knowledge, Company is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), or state analog statute, arising out of events occurring prior to the Closing Date, (vi) there are not now, nor to the best of Company's knowledge, have there been in the past, any Hazardous Materials on, under or migrating to or from the Facilities or Property, (vii) there are not now, nor to the best of Company's knowledge, have there been in the past any underground tanks or underground improvements at, on or under the Property, including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells, (viii) to Company's knowledge, there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of fifty (50) parts per million, (ix) there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities, (x) Company's uses and activities in and of the Facilities have at all times complied in all material respects with all Environmental and Safety Laws, and (xi) except as disclosed on
Schedule 2.11(b) Company has all the permits and licenses required to be issued under Federal, State or local laws regarding Environmental and Safety Laws and is in full compliance with the terms and conditions of those permits except where such non-compliance would not have a Company Material Adverse Effect.

     2.12  Taxes.

        (a) Company and each of its subsidiaries has timely filed all Tax Returns (as defined below) that it was required to file, and such Tax Returns are true, correct and complete in all material respects. All Taxes (as defined below) shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Company or any subsidiary with respect to any period ending prior to the date of this Agreement, whether or not shown due or reportable on such Tax Returns, other than Taxes for which adequate accruals have been provided in the Company Financial Statements or amounts payable with respect to periods or portions of periods after the Company Balance Sheet Date. Company and each of its subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto. Neither Company nor any subsidiary has any material liability for unpaid Taxes accruing after the date of its latest Financial Statements except for Taxes incurred in the ordinary course of business. Except as disclosed in the Company SEC Documents, there are no liens for Taxes on the properties of Company or any of its subsidiaries, other than liens for Taxes not yet due and payable.

        (b) Except as disclosed in the Company SEC Documents, no Tax Returns of Company or any subsidiary have been audited. Company has delivered or made available to Parent correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed or agreed to by

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

Company or any of its subsidiaries for the last five (5) years. Except as disclosed in the Company SEC Documents, neither Company nor any of its subsidiaries has waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to any Tax assessment or deficiency.

        (c) Except as disclosed in the Company SEC Documents, neither Company nor any of its subsidiaries is a party to or bound by any tax indemnity agreement, tax sharing agreement or similar contract. Neither Company nor any of its subsidiaries is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership or "disregarded entity" for United States federal income tax purposes.

        (d) Neither Company nor any of its subsidiaries is obligated under any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of Sections 162(m) or 280G of the Code.

        (e) Neither Company nor any of its subsidiaries has been or, to its knowledge, will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger other than any such adjustments required as a result of the Merger. Neither Company nor any of its subsidiaries has filed or will file any consent to have the provisions of paragraph 341(f) of the Code (or comparable provisions of any state Tax laws) apply to Company or such subsidiaries. Neither Company nor any of its subsidiaries has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return. Neither Company nor any of its subsidiaries is currently or has been a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code) during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code.

        (f) Neither Company nor any of its subsidiaries has incurred any liability for Taxes pursuant to Section 1374 or 1375 of the Code (and any predecessor provision and any similar provision of applicable state or local or other Tax law).

        (g) Neither Company nor any of its subsidiaries has been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three (3) year period ending as of the date of this Agreement.

        (h) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee of or successor to any Person, or as a result of any express or implied obligation to indemnify any other Person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

     2.13  Employee Benefit Plans.

        (a) The following terms shall be defined as follows:

           (i) "Defined Benefit Plan" shall mean either a plan described in
Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

           (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

           (iii) "Member of the Controlled Group" shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with Company under Section 4001 of ERISA or Section 414(b), (c), (m) or
(o) of the Code.

           (iv) "Multiemployer Plan" shall mean a plan described in Section 3(37) of ERISA.

        (b) Schedule 2.13(b) lists (i) all material "employee benefit plans" within the meaning of Section 3(3) of ERISA, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of Company or Member of the Controlled Group, and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which Company or any Member of the Controlled Group maintains, to which any of them contributes, or for which any of them has any obligation or liability (collectively, the "Plans").

        (c) None of the Plans is a Defined Benefit Plan, and neither Company nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan.

        (d) None of the Plans is a Multiemployer Plan, and neither Company nor any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

        (e) Company does not maintain or contribute to any plan that provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

        (f) Each Plan which is an "employee benefit plan," as defined in Section 3(3) of ERISA, complies in all material respects by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules and regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

        (g) All reports, forms and other documents required to be filed with any government entity or furnished to employees, former employees or beneficiaries with respect to any Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate, except for those instances which, either individually or in the aggregate, would not have a Company Material Adverse Effect.

        (h) Each of the Plans that is intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service so to qualify after January 1, 1989, and each trust maintained pursuant thereto has been determined by the Internal Revenue Service to be exempt from taxation under
Section 501 of the Code. Nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Plan and its related trust. Company and each Member of the Controlled Group have timely amended and operated each of the Plans to comply with the Small Business and Job Protection Act of 1996 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

        (i) All contributions for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing
Date) have been made prior to the Closing Date by Company or have been reserved against on the Company Financial Statements.

        (j) All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for plan years ending on or before the Closing

Date, except for those instances which, either individually or in the aggregate, would not have a Company Material Adverse Effect.

        (k) With respect to each Plan: (i) to Company's knowledge, no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available; (ii) no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, or to the knowledge of Company, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA), of the Plan; (iii) neither Company, nor any fiduciary has any knowledge of any facts that could give rise to any such action or claim; and (iv) it provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by Company at any time without liability other than ordinary administrative expenses.

        (l) Neither Company nor, to the knowledge of Company, any Member of the Controlled Group has any material liability or is, to the knowledge of Company, threatened with any material liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or
(ii) to a fine under Section 502 of ERISA.

        (m) All of the Plans, to the extent applicable, are in material compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

        (n) True, correct and complete copies of all documents creating or evidencing any Plan have been delivered or made available to Purchaser, and true, correct and complete copies of all reports, forms and other documents required to be filed with any governmental entity or furnished to employees, former employees or beneficiaries (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA, but excluding individual account statements and tax forms) have been delivered to Purchaser. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements required to be listed in Schedule 2.13(b).

        (o) All expenses and liabilities relating to all of the Plans have been, and will on the Closing Date be fully and properly accrued on Company's books and records and disclosed in accordance with GAAP and in Plan financial statements.

     2.14 Certain Agreements Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, any severance, unemployment compensation, golden parachute or bonus payment) becoming due to any director, officer, agent or employee of Company or any of its subsidiaries or any other third party, (ii) materially increase any benefits otherwise payable by Company or any of its subsidiaries to their respective employees or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     2.15  Employee Matters.

        (a) Company and each of its subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in unfair labor practices has not had and would not be reasonably expected to have a Company Material Adverse Effect. Company and each of its subsidiaries have in all material respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to their respective employees; and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

        (b) To Company's knowledge, neither Company nor any of its subsidiaries is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Company or any of its subsidiaries under any workers' compensation plan or policy or for long term disability that are not covered by insurance. Neither Company or any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except obligations that would not have a Material Adverse Effect on Company. There are no controversies pending or, to the knowledge of Company or any of its subsidiaries, threatened, between Company or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation against Company before any agency, court or tribunal, foreign or domestic except for such action, suit, proceeding, claim, arbitration or investigation that would not have a Material Adverse Effect on Company. Neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract, nor does Company or any of its subsidiaries know of any activities or proceedings of any labor union or organization of any such employees.

        (c) To Company's or any of its subsidiaries' knowledge, no employees of Company or its subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, enforceable noncompetition agreement, or any enforceable restrictive covenant to a former employer relating to the right of any such employee to be employed by Company or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Company or its subsidiaries or to the use of trade secrets or proprietary information of others. No employees which are considered key to the operations or the business of Company or any of its subsidiaries have given notice to Company or its subsidiaries, nor is Company or any of its subsidiaries otherwise aware that any such employee intends to terminate his or her employment with Company or its subsidiaries.

     2.16 Insurance. Company and each of its subsidiaries have made available to Parent all material policies of insurance. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Company and its subsidiaries are otherwise in compliance with the terms of such policies and bonds. Neither Company nor any of its subsidiaries has knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.17 Compliance With Laws. Each of Company and its subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Company Material Adverse Effect.

     2.18 Brokers' and Finders' Fees. Except for Banc of America Securities, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement, the Merger or any other transaction contemplated hereby. Company has furnished or made available to Parent accurate and complete copies of all agreements under which any such finders' fees or agents' commissions or investment bankers' fees or any similar charges have been paid or may become payable to, and all indemnification and other agreements related to the engagement of Banc of America Securities.

     2.19 Affiliates Agreements; Stockholder Voting Agreements; Irrevocable Proxies. Each Person and/or entity deemed to be an "affiliate" within the meaning of Rule 145 and as defined in Rule 501 promulgated under the Securities Act (an "Affiliate") of Company will have executed within fifteen (15) days of the Execution Date, an Affiliates Agreement substantially in the form attached hereto as Exhibit B-1 ("Company Affiliates Agreement"); and certain directors and officers of Company have agreed in writing to vote for approval of the Merger and this Agreement pursuant to a Stockholder Voting

Agreement substantially in the form attached hereto as Exhibit C ("Stockholder Voting Agreement"), and pursuant to Irrevocable Proxies attached thereto as Attachment A ("Irrevocable Proxies").

     2.20 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date set for the Company Stockholders Meeting is the only vote of the holders of any of Company's Capital Stock necessary to approve this Agreement and the transactions contemplated thereby and hereby.

     2.21 Board Approval. The Board of Directors of Company has (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of the stockholders of Company and is on terms that are fair to such stockholders, and (iii) recommended that the stockholders of Company approve this Agreement and the Merger.

     2.22 Customers and Suppliers. Schedule 2.22 lists the top 10 customers of Company in terms of gross revenues during the twelve (12) months prior to the Execution Date; and no such customer and no supplier of Company or any of its subsidiaries has canceled or otherwise terminated or made any written threat to Company or any of its subsidiaries to cancel or otherwise terminate its relationship with Company or any of its subsidiaries, or at any time on or after the Company Balance Sheet Date has decreased materially its services or supplies to Company or any of its subsidiaries in the case of any such supplier, or its usage of the services or products of Company in the case of such customer, and to Company's or any of its subsidiaries knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Company or any of its subsidiaries or to decrease materially its services or supplies to Company or any of its subsidiaries or its usage of the services or products of Company or any of its subsidiaries, as the case may be. Neither Company or any of its subsidiaries has knowingly breached, so as to provide a benefit to Company or any of it subsidiaries that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Company or any of its subsidiaries.

     2.23 Material Contracts. Except (i) as set forth in the Company SEC Documents filed prior to the date of this Agreement; (ii) as set forth in
Schedule 2.10; (iii) as set forth in this Schedule 2.23 (the contracts in (i),
(ii), and (iii) being collectively referred to herein as the "Material Contracts"); and (iv) for this Agreement, and other contracts and agreements which individually or in the aggregate are not material to Company's or any of its subsidiaries' businesses, as of the date of this Agreement, Company is not a party to or bound by:

        (a) any distributor, sales, agency or manufacturer's representative, consulting, joint-venture, or partnership contract or joint R&D or technology sharing arrangements;

        (b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than $200,000 over the life of the contract;

        (c) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

        (d) any contract for capital expenditures in excess of $200,000 in the aggregate;

        (e) any contract limiting the freedom of Company to engage in any line of business, to acquire any product or asset from any other Person, to sell any product or asset to, or to perform any service for, any Person, or to compete with any other Person (as that term is defined in the Exchange Act);

        (f) any confidentiality, secrecy or non-disclosure contract, which individually or in the aggregate, materially affects or could be reasonably anticipated to materially affect the business or operations of Company;

        (g) any contract pursuant to which Company is a lessor of real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in the case of any such personal property contact more than $200,000 over the life of the contract;

        (h) any contract with any Person with whom Company does not deal at arm's length;

        (i) any contract which provides for the indemnification of any officer, director, employee or agent; or

        (j) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

     2.24 No Breach of Material Contracts. All Material Contracts are in the written form previously provided or made available to Parent. Company has performed all of the material obligations required to be performed by it as of the date hereof and is entitled to all benefits under, and, to Company's knowledge, is not alleged to be in material breach or default in respect of any Material Contract. To Company's knowledge, each of the Material Contracts is in full force and effect, unamended except as provided or made available to Parent, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or, to Company's knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Material Contract or would give any Person the right to exercise any remedy, or the right to any rebate, chargeback, penalty or change in delivery schedule, except to the extent such defaults, remedies, penalties or changes have not had and would not be reasonably expected to have a Material Adverse Effect on Company.

     2.25 Material Third Party Consents. Schedule 2.25 lists all contracts that require a novation or consent to the Merger or change of control, as the case may be, prior to the Effective Time so that such contracts may remain in full force and effect after the Closing (the "Contracts Requiring Novation or Consent to Change of Control")which, if no novation occurs or if no consent to the Merger or change of control is obtained, would have a Material Adverse Effect on Parent's ability to operate the business in the same manner as the business was operated by Company prior to the Effective Time.

     2.26  Real Property.

        (a) Neither Company nor any of its subsidiaries currently owns or has ever owned any real property.

        (b) To the extent not disclosed in the Company SEC Documents, Schedule
2.26 sets forth a list of all leases, licenses or similar agreements to which Company or any of its subsidiaries is a party, that are for the use or occupancy of real estate owned by a third party ("Leases") (copies of which have previously been furnished to Parent), in each case, setting forth: (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (ii) the street address or legal description of each property covered thereby (the "Leased Premises"). The Leases are in full force and effect in all material respects, to the knowledge of Company, and have not been amended except as disclosed in the Company SEC Documents or Schedule
2.26 and, Company is not, and, to the knowledge of Company, no other party thereto, is in default or breach under any such Lease and no event has occurred by Company that, with the passage of time or the giving of notice or both, would cause a breach of or default of Company under any of such Leases, except to the extent such default would not have a Material Adverse Effect on Company. Either Company or its subsidiaries have valid leasehold interests in each of the Leased Premises, which leasehold interest is free and clear of any liens, covenants and easements or title defects of any nature whatsoever other than Permitted Liens.

        (c) With respect to the Leased Premises, (i) there are no pending or, to the knowledge of Company, threatened condemnation proceedings, suits or administrative actions relating to any such parcel or other matters affecting adversely the current use, occupancy or value thereof, (ii) to the Company's knowledge, all improvements, buildings and systems on any such parcel are in good repair and safe for their current occupancy and use, (iii) to the knowledge of Company, there are no contracts or agreements (whether oral or written) granting to any party or parties the right of use or occupancy of any such parcel, and there are no parties (other than Company) in possession of any such parcel, (iv) to the knowledge of Company, there are no outstanding options or rights of first refusal or similar rights to purchase any such
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parcel or any portion thereof or interest therein, (v) to the knowledge of
Company, all facilities located on each such parcel are supplied with utilities and other services necessary for their ownership, operation or use, currently or as currently proposed by Company, all of which services are adequate in accordance with all applicable laws, ordinances, rules and regulations, and (vi) to the Company's knowledge, each such parcel abuts on and has adequate direct vehicular access to a public road and there is no pending or, to the knowledge of Company, threatened termination of such access.

     2.27 Registration Statement; Proxy Statement/Proxy. The information relating to Company which is provided by Company (including any information previously provided by Company in the Company SEC Documents) for inclusion in the registration statement on Form S-4 (or such other successor form as may be appropriate) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC, including any amendments or supplements thereto (the "Registration Statement") shall not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Company which is provided by Company (including any information previously provided by Company in the Company SEC Documents) for inclusion in the proxy statement/prospectus to be set to the stockholders of Company in connection with the meeting of the Company stockholders (the "Company Stockholders Meeting"), as may be amended or supplemented (the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to the stockholders of Company, at the time of the Company Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state a material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by Parent and relating to Parent which is contained in the Registration Statement or the Proxy Statement.

     2.28 Tax Matters. To Company's knowledge neither Company nor any of its Affiliates has taken or agreed to take any action, nor does Company have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     2.29 Opinion of Financial Advisor. Company has been advised in writing by its financial advisor, Banc of America Securities, that in such advisor's opinion, as of the date hereof, the consideration to be received by the stockholders of Company is fair from a financial point of view, to the stockholders of Company.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     In this Agreement, any reference to a "Parent Material Adverse Effect" any change, event or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Parent and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (a) any change in the market price or trading volume of Parent's stock after the date hereof; (b) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries as a whole in which Parent participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where Parent or any of its subsidiaries has material operations or sales; or (d) any adverse
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change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of, or the taking of any action required by, this Agreement.

     Except as disclosed in a document of even date herewith and delivered by Parent to Company prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Parent Disclosure Schedule"), provided that any disclosure shall qualify the section number referred to in the Parent Disclosure Schedule as well as all other sections in this Article III when it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections, provided further that Parent shall make all reasonable efforts to specifically cross reference in the Parent Disclosure Schedule all sections where a particular disclosure qualifies or applies, Parent represents and warrants to Company as follows:

     3.1 Organization, Standing and Power. Parent and each of its subsidiaries, including Merger Sub, are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. Each of Parent and its subsidiaries, including Merger Sub, have the corporate power to own their respective properties and to carry on their respective businesses as now being conducted and as proposed to be conducted and are each duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries, including Merger Sub, is in violation of any of the provisions of its respective Articles of Incorporation or Bylaws or equivalent organizational documents. Parent is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in the Parent SEC Documents (as defined in Section 3.4 hereof), Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Parent or any of it subsidiaries in accordance with and pursuant to the Parent's formal investment policy and comprising less than 5% of the outstanding stock of such company.

     3.2  Capital Structure.

        (a) The authorized capital stock of Parent consists of (i) 240,000,000 shares of Common Stock, no par value, of which there were 131,293,460 shares issued and outstanding as of the close of business on the day two days prior to the Execution Date, and (ii) 10,000,000 shares of Preferred Stock, no par value, of which there were no shares issued and outstanding as of the close of business on the day two days prior to the Execution Date. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of options outstanding as of such date under the Parent 1992 Stock Option Plan (the "Parent Stock Option Plan"), and the Parent 1992 Employee Stock Purchase Plan (the "Parent ESPP"). The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value, all of which are issued and outstanding and held by Parent. The shares of Parent Common Stock to be issued in the Merger will be duly authorized, validly issued, fully paid and nonassessable and registered with the SEC pursuant to the Securities Act.

        (b) All outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of Parent or any agreement to which Parent is a party or by which it is bound. As of the close of business on September 30, 2000, Parent has reserved (i) 33,345,000 shares of Common Stock for issuance to directors, employees and consultants pursuant to the Parent 1992 Stock Option Plan, of which 12,621,201 shares have been issued pursuant to option exercises or direct stock purchases, 13,450,269 shares are subject to outstanding, unexercised options, and 7,273,530 shares are available for issuance thereunder (iii) 3,900,000 shares of Common Stock under the Parent ESPP, of which 2,963,871 shares have been issued. On the Execution Date, except as set forth in the Parent SEC Documents and except for (i) the rights created pursuant to this

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Agreement, the Parent Stock Option Plan, and the Parent ESPP and (ii) Parent's
right to repurchase any unvested shares under the Parent Stock Option Plan, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Parent Capital Stock or obligating Parent to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

     3.3  Authority.

        (a) Parent and Merger Sub each have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, as applicable.

        (b) This Agreement has been duly executed and delivered by each of Parent and Merger Sub, as applicable, and each constitutes the valid and binding obligations of Parent and Merger Sub enforceable against each by Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Parent or Merger Sub, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub or their respective properties or assets, except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions in subsection (ii) would not have had and would not be reasonably expected to have a Parent Material Adverse Effect.

        (c) Except as otherwise would not have a Parent Material Adverse Effect, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) the filing of a Form 8-K with the SEC and the NASD within fifteen (15) days after the Closing Date, (iii) the filing with the SEC and the NASD of the Registration Statement, (iv) any filings as may be required under applicable federal, state and local securities laws and the securities laws of any foreign country, (v) such filings as may be required under HSR, (vi) the filing with the NASDAQ Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger and upon exercise of the options under the Company Stock Option Plans and assumed by Parent, (vii) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the shares of Parent Common Stock issuable pursuant to outstanding options under the Company Stock Option Plans and assumed by Parent,
(viii) the filing of a Form S-4 Registration Statement with the SEC in accordance with the Securities Act; and (ix) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

     3.4 SEC Documents; Financial Statements. Parent has made available to Company each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Parent since January 1, 1997 (collectively, the "Parent SEC Documents"). In addition, Parent has made available to Company all exhibits to the Parent SEC Documents filed prior to the date hereof, and will promptly make available to

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

Company all exhibits to any additional Parent SEC Documents filed prior to the Effective Time. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act. The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "Parent Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

     3.5 Tax Matters. To Parent's knowledge neither Parent nor any of its Affiliates has taken or agreed to take any action, nor does Parent have knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     3.6 Absence of Undisclosed Liabilities. Parent has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the balance sheet or in the notes to the Parent Financial Statements included in the Parent Financial Statements in Parent's Quarterly Report on Form 10-Q for the period ended on June 30, 2000 (the "Parent Balance Sheet Date"), (ii) those incurred in the ordinary course of business since the Parent Balance Sheet Date and consistent with past practice, (iii) those incurred in connection with the execution of this Agreement, and (iv) those disclosed on Schedule 3.6.

     3.7 Litigation. Except as set forth in the Parent SEC Documents, as of the date of this Agreement, there is no material private or governmental action, suit, proceeding, claim, arbitration, governmental investigation, or to the knowledge of Parent private investigation, pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent or any of its subsidiaries, threatened against Parent, any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Parent or any of its subsidiaries, or, to the knowledge of Parent, or any of its subsidiaries, or any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Parent Material Adverse Effect. Schedule 3.7 of the Parent Disclosure Schedule also lists all material litigation that Parent has pending as of the date of this Agreement against other parties which is not disclosed in the Parent SEC Documents.

     3.8  Board and Shareholder Approval. The Board of Directors of Parent has
(i) approved this Agreement and the Merger, and (ii) determined that the Merger is in the best interests of the shareholders of Parent and is on terms that are fair to such shareholders. No action is necessary on the part of the shareholders of Parent in connection with this Agreement or the Merger.

     3.9 Registration Statement; Proxy Statement/Proxy. The information relating to Parent which is provided by Parent (including any information previously provided by Parent in the Parent SEC Documents) for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective by the SEC and at all times subsequent thereto (through and including the Effective Date), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Parent which is provided by Parent (including any information previously provided by Parent in the Parent SEC Documents) for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the stockholders of Company, at the time of the Company Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or

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necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or omit to state a material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by Company or relating to Company which is contained in the Registration Statement or the Proxy Statement.

     3.10 Opinion of Financial Advisor. Parent has been advised in writing by its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, that in such advisor's opinion, as of the date hereof, the Exchange Ratio is fair from a financial point of view, to Parent.

     3.11 Investigation by Parent; Company's Liability. Parent has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company, which investigation, review and analysis was done by Parent and its Affiliates and, to the extent Parent deemed appropriate, by Parent's representatives. Parent acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Company and the Company Subsidiaries as Parent has requested for such purpose. In entering into this Agreement, Parent acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Company's or any of Company's representatives (except the specific representations and warranties of Company set forth in this Agreement and the Company Disclosure Schedules). Parent has formed an independent judgment concerning the Company.

     3.12 Absence of Certain Changes. Except as set forth in the Parent SEC Documents prior to the date hereof or as expressly contemplated by this Agreement, since the Parent Balance Sheet Date there has not occurred any change, event or condition (whether or not covered by insurance or similar indemnification agreement) that has resulted in, or would reasonably be expected to result in, a Parent Material Adverse Effect.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees (except to the extent expressly contemplated by this Agreement, Section 4.2 hereof or as consented to in writing by Parent), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Subject to Section 4.2 hereof, Company further agrees to pay all debts and Taxes when due, subject (i) to good faith disputes over such debts or Taxes and (ii) and the filing of material Tax Returns (provided that Company shall inform Parent of its intention to file such Tax Returns prior to filing), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, to keep available the services of its present officers and key employees and to preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time, other than what would not have a Material Adverse Effect on Company. Company agrees to promptly notify Parent of any event or occurrence not in the ordinary course of its business, and of any event which could reasonably be expected to have a Company Material Adverse Effect.

     4.2 Restriction on Conduct of Business of Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Company Disclosure Schedule or as expressly contemplated by this Agreement, Company shall not do, cause or permit any of the following, without the prior written consent of Parent:

        (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;
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        (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock; or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

        (c) Stock Option Plans. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

        (d) Material Contracts. Enter into any material contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts other than in the ordinary course of business; provided, further, that other than in the ordinary course of business, Company shall not enter into any contract, commitment or agreement (i) which grants any third party exclusive rights, (ii) which provides any third party with equity, as compensation or otherwise, or (iii) with any third party which could reasonably be deemed to be a competitor of Parent;

        (e) Issuance of Securities. Except with respect to the transfer of Company securities contemplated by this Agreement, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to (i) the exercise of Company Options issued and outstanding on the date hereof, (ii) other rights therefor outstanding as of the date of this Agreement; (iii) the issuance of no more than 200,000 additional stock options in accordance with Parent guidelines for the issuance of the same for such level of employee, a copy of which has been provided to Company by Parent; and (iv) pursuant to the Company ESPP pursuant to Section 5.11(b) hereof.

        (f) Intellectual Property. Transfer to any Person or entity any of its Intellectual Property or any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice; provided that Company will promptly disclose any such transfer to Parent;

        (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

        (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole except for sales of products in the ordinary course;

        (i) Indebtedness. Incur any indebtedness for borrowed money under existing credit lines or otherwise, except as reasonably necessary for the operation of its business in a manner, and in amounts, consistent with past practices, or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

        (j) Leases. Enter into any material operating lease;

        (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $100,000 in any one case or $500,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, and other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements;

        (l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice, and not withstanding the above, make any such expenditures, additions or improvements in excess of $250,000 in any one case;
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        (m) Other Expenses. Except in the ordinary course of business, commit to or incur any other expenses (excluding discharge of indebtedness which is addresses in (k) above and capital expenditures which are addressed in (l) above) in an amount in excess of $250,000 in any one case, and except for payment of legal, accounting and banking fees in connection with this Agreement and the transactions contemplated hereunder in the amounts set forth in Section 6.3(e);

        (n) Insurance. Materially reduce the amount of any insurance coverage provided by existing insurance policies;

        (o) Termination or Waiver. Terminate or waive any right of any material or substantial value, except in the ordinary course of business;

        (p) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit or stock purchase or option plan, except as required under ERISA or except as necessary to maintain the qualified status of such plan under the Code, or hire any new director level or officer level employee, or increase the annual level of compensation of any employee, or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in the ordinary course of business and in amounts consistent with past practices;

        (q) Severance Arrangements. Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee, except payments made pursuant to written agreements outstanding on the date hereof;

        (r) Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement or any Exhibits hereto;

        (s) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole;

        (t) Taxes. Other than in the ordinary course of business, or as required by GAAP, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

        (u) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

        (v) Pooling. Take any action which would reasonably be known after consultation with Company's financial and accounting advisors to interfere with Parent's ability to account for the Merger as a "pooling of interests"; or

        (w) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through (v) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

     4.3  No Solicitation.

        (a) Company and its subsidiaries and the officers, directors, employees or other agents of Company and its subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or intentionally encourage any Takeover Proposal (defined below) or (ii) subject to the terms of Section 4.3(b) below, take any action to solicit, intentionally facilitate, intentionally encourage or engage in negotiations or discussions with, or disclose any nonpublic information relating to Company or any of it subsidiaries to, or afford access to the properties, books or records of Company or any of its subsidiaries to,
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

any Person that has advised Company in writing that it intends to make, or that has made, a Takeover Proposal; provided, nothing herein shall prohibit Company's Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer.

        (b) Notwithstanding Section 4.3(a) above, if an unsolicited written Takeover Proposal, or an unsolicited written expression of interest that can reasonably be expected to lead to a Takeover Proposal, shall be received by the Board of Directors of Company, then (i) if none of Company, its subsidiaries, and their respective officers, directors, employees or other agents and representatives have violated any of the restrictions in this Section 4.3(a), and (ii) to the extent the Board of Directors of Company believes in good faith (after consultation with its financial advisors) that such Takeover Proposal would, if consummated, result in a transaction more favorable to Company's stockholders than the transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal"), and (iii) the Board of Directors of Company determines in good faith (after consultation with outside legal counsel) that failure to take action with respect to such Superior Proposal would be inconsistent with the fiduciary duties of the Board of Directors of Company to Company stockholders under applicable law, Company and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection with such a Superior Proposal information and take such other actions with respect to such Superior Proposal as are consistent with the fiduciary obligations of Company's Board of Directors, and such actions with respect to such Superior Proposal shall not be considered a breach of Section 4.3(a), provided that in each such event Company
(A) notifies Parent in writing of such determination by the Company Board of Directors, (B) provides Parent with a summary of the Superior Proposal received from such third party so long as such disclosure does not cause the breach of any non-disclosure or confidentiality agreements of Company outstanding as of the Execution Date, and (C) informs Parent of all documents containing or referring to non-public information of Company that are supplied to such third party so long as such disclosure does not cause the breach of any non-disclosure or confidentiality agreements of Company outstanding as of the Execution Date. Notwithstanding the immediately preceding sentence, neither Company nor its representatives may take any action with respect to a Superior Proposal unless
(x) the Board of Directors of Company has determined, with the advice of Company's investment bankers, that such third party is actually capable of making a Superior Proposal upon satisfactory completion of such third party's review of the information supplied by Company, (y) the third party has stated that it intends to make a Superior Proposal, and (z) Company provides such non-public information to such third party pursuant to a non-disclosure or confidentiality agreement at least as restrictive as the Confidentiality Agreement (as defined in Section 5.4). Additionally Company shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to or intentionally endorse any Takeover Proposal (including any Superior Proposal) unless Parent or Company shall have terminated this Agreement and Company shall have paid to Parent all amounts payable to Parent pursuant to
Section 7.3(b).

        (c) Company will promptly notify Parent after receipt, but in no event later than 24 hours from such receipt, of any Takeover Proposal or any notice that any Person is considering making a Takeover Proposal or any request for non-public information relating to Company or any of its subsidiaries or for access to the properties, books or records of Company or any of its subsidiaries by any Person that has advised Company that it may be considering making, or that has made, a Takeover Proposal and will keep Parent fully informed of the status of any such Takeover Proposal notice or request and shall provide Parent with a true summary of such Takeover Proposal notice or request.

        (d) For purposes of this Agreement, "Takeover Proposal" means any offer or proposal for, or any indication of interest in (whether written or oral), a merger or other business combination involving Company or any of its subsidiaries or the acquisition of any significant equity interest (30%) in, or a significant portion of the assets (30% or more on a consolidated basis) of, Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

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                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement. Promptly after the execution of this Agreement, Company and Parent shall prepare, and Parent shall file with the SEC a Registration Statement on Form S-4 (or such other form or successor form as shall be appropriate), which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable; provided, however, that Parent shall have no obligation to agree to account for the Merger as a "purchase" in order to cause the Registration Statement to become effective. If, at any time prior to the Effective Time, any event or information should be discovered by Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Company shall promptly inform Parent. Subject to the provisions of Section 4.3, the Proxy Statement shall include the recommendation of the Board of Directors of Company that the Company stockholders vote in favor of the Merger and approve this Agreement; provided that such recommendation may not be included or may be withdrawn if previously included if (i) none of Company, its subsidiaries and their respective officers, directors, employees or other agents and representatives violated any of the restrictions in Section 4.3(a) hereof, (ii) Company's Board of Directors believes in good faith that a Superior Proposal has been made, and (iii) following consultation with outside legal counsel, Company's Board of Directors determines that the inclusion of such recommendation or the failure to withdraw such recommendation would be inconsistent with the fiduciary duties of the Board of Directors of Company to the stockholders of Company under applicable laws.

     5.2 Meeting of Stockholders. Company shall promptly after the date hereof take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to call, give notice of, convene and hold the Company Stockholders Meeting, as promptly as practicable, and in any event within forty-five (45) days of the Registration Statement being declared effective by the SEC. Company shall give Parent no less than ten (10) business days advance notice of the date which shall be set as the "record date" for the Company Stockholders eligible to vote on this Agreement and the Merger. Company shall also consult with Parent regarding the date of the Company Stockholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Company Stockholders Meeting without the consent of Parent unless this Agreement is first terminated by Company pursuant to Article VII hereof. Subject to Sections 4.3 and 5.1, Company shall use commercially reasonable efforts to solicit from stockholders of Company proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the rules of Nasdaq or the laws of Delaware or other applicable law to effect the Merger.

     5.3  Access to Information; Disclosure Schedule Updates.

        (a) Upon reasonable notice, Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, provided that such access does not cause disruption to the day-to-day operation of Company and provided further that Parent contacts Company's Chief Financial Officer prior to contacting any other employee of Company, to (i) all of Company's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Company as Parent may reasonably request. Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

        (b) Subject to compliance with applicable law, from the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, Company and Parent shall confer on a regular and frequent basis to report operational matters of materiality and the general status of ongoing operations of Company.

        (c) No information or knowledge obtained in any investigation after the Execution Date pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained

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herein or the conditions to the obligations of the parties to consummate the
Merger; provided, however that Company shall promptly inform Parent of any such information or knowledge obtained in its investigation which would reasonably be likely to have a Company Material Adverse Effect. Additionally, during the period from the date hereof and prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, Company shall promptly notify Parent in writing of:

           (i) the discovery of any event, condition, fact or circumstance which causes, caused, constitutes or constituted a breach of any representation or warranty made by Company in this Agreement or any other agreement contemplated hereby to the extent that such event, condition, fact or circumstance would cause the condition in Section 6.3(a) of this Agreement not to be satisfied;

           (ii) any material breach of any covenant or obligation by Company;
and

           (iii) any event, condition, fact or circumstance that may make the timely satisfaction of any of the covenants or conditions set forth in this
Article V or Article VI impossible or unlikely.

        (d) If any event, condition, fact or circumstances that is required to be disclosed pursuant to Section 5.3(c) requires any material change in Company's Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming Company's Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstances, then Company shall promptly deliver to Parent an update to its Disclosure Schedule specifying such change (a "Disclosure Schedule Update"). Notwithstanding anything therein to the contrary, no such update shall be deemed to supplement or amend Company's Disclosure Schedule for the purpose of (A) determining the accuracy of any of the representations and warranties made by such party in this Agreement, or (B) determining whether any of the conditions set forth in Article VI has been satisfied.

        (e) Company shall provide Parent and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of Company's Tax Returns and other records and workpapers relating to Taxes, provided that such access does not cause disruption to the day-to-day operation of Company and provided further that Parent contacts Company's Chief Financial Officer prior to contacting any other employee of Company, and shall provide to Parent and its representatives the following information promptly upon the request of Parent: (i) the types of Tax Returns being filed by Company in each taxing jurisdiction, (ii) the year of the commencement of the filing of each such type of Tax Return, (iii) all closed years with respect to each such type of Tax Return filed in each jurisdiction,
(iv) all material Tax elections filed in each jurisdiction by Company, (v) any deferred intercompany gain with respect to transactions to which Company has been a party, and (vi) receipts for any Taxes paid to foreign Tax authorities.

     5.4 Confidentiality. The parties acknowledge that Parent and Company have previously executed a (i) Confidentiality Agreement dated October 20, 2000 (the "Confidentiality Agreement"), a copy of which is attached hereto as Exhibit D, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

     5.5 Public Disclosure. Company and Parent shall consult with each other before issuing any press releases or otherwise make any public statements or make any other public (or non-confidential) disclosures (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue a press release or make any statements or disclosures without the prior written approval of the other (which consent shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

     5.6  Consents; Cooperation.

        (a) Each of Parent and Company shall promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, including those required under HSR. Company and Parent shall each use

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their respective best efforts to obtain all necessary consents, waivers and approvals under any of their respective material contracts in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to HSR or any other federal or state antitrust or fair trade law.

        (b) Each of Parent and Company shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under HSR, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and Company shall cooperate and use all commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual agreement Parent and Company decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that neither party shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction. Each of Parent and Company shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under HSR or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

        (c) Notwithstanding anything to the contrary in Section 5.6(a) or (b),
(i) Parent shall not be required to divest any of its or its subsidiaries' businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation where such divestiture or other action could reasonably be expected to have a Material Adverse Effect on Parent or of the Surviving Corporation after the Effective Time, and (ii) Company and its subsidiaries shall not be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation where such divestiture or other action could reasonably be expected to have a Material Adverse Effect on Company.

        (d) Company shall use commercially reasonable efforts to furnish Parent, on or prior to the Closing Date, with evidence satisfactory to it of the consent or approval of those Persons whose consent or approval shall be required in connection with the Merger under the contracts of Company set forth, or required to be set forth, on Schedule 2.25.

     5.7  Affiliates Agreements.

        (a) Schedule 5.7(a) sets forth those persons who may be deemed Affiliates of Company. Company shall provide Parent with such information and documents as Parent shall reasonably request for purposes of reviewing such list. Company shall use its commercially reasonable efforts to deliver no later than fifteen (15) days after the Execution Date from each of the Affiliates of Company, a Company Affiliates Agreement in the form attached hereto as Exhibit B-1. Parent and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement and to issue appropriate stock transfer instructions to the transfer agent for Parent Common Stock.

        (b) Schedule 5.7(b) sets forth those persons who may be deemed Affiliates of Parent. Parent shall provide Company such information and documents as Company shall reasonably request for purposes of reviewing such list. Parent shall use its commercially reasonable efforts to deliver no later than fifteen
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(15) days after the Execution Date from each of the Affiliates of Parent, a
Parent Affiliates Agreement in the form attached hereto as Exhibit B-2.

     5.8 Stockholder Voting Agreement. Company shall use its commercially reasonable efforts, on behalf of Parent, and pursuant to the request of Parent, to cause certain officers and directors of Company to execute and deliver to Parent a Stockholder Voting Agreement substantially in the form attached hereto as Exhibit C and an Irrevocable Proxy substantially in the form of Attachment A attached thereto concurrently with the execution of this Agreement.

     5.9 FIRPTA. Company shall, on or prior to the Closing Date, provide Parent with a properly executed FIRPTA Notification Letter, substantially in the form attached hereto as Exhibit E, which states that shares of capital stock of Company do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Company shall have provided to Parent, as agent for Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form attached hereto as Exhibit F, along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing of the Merger.

     5.10  Legal Requirements. Each of Parent and, subject to Sections 4.3 and
5.1 of this Agreement, Company, shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

     5.11  Employee Benefit Plans.

        (a) Assumption of Company Options. At the Effective Time, the Company Stock Option Plans will be assumed by Parent and each outstanding Company Option to purchase shares of Company Common Stock under the Company Stock Option Plans, whether vested or unvested, will be assumed by Parent and converted into an option to purchase shares of Parent Common Stock (each a "Parent Option").
Schedule 5.11(a) hereto sets forth a true and complete list as of the date hereof of all holders of outstanding Company Options under each of the Company Stock Option Plans, including the number of shares of Company Capital Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, Company shall deliver to Parent an updated Schedule 5.11(a) hereto current as of such date. Except as provided below, each such Company Option so assumed by Parent under this Agreement shall retain its respective vesting schedule under the applicable Company Stock Option Plan and its respective stock option agreement and each such Company Option shall continue to be subject to the terms and conditions set forth in the applicable Company Stock Option Plan, except that
(i) each such option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that would be issuable upon exercise of such option immediately prior to the Effective Time, assuming that all vesting conditions applicable to such option were then satisfied, multiplied by the Exchange Ratio and rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest tenth of a cent. Consistent with the terms of the Company Stock Option Plans and the documents governing the outstanding Company Options under such

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plans, the Merger will not terminate any of the outstanding Company Options under the Company Stock Option Plans or accelerate the exercisability or vesting of such options or the shares of Parent Common Stock which will be subject to those options upon the assumption of the Company Options in connection with the Merger. It is the intention of the parties that the Company Options assumed by Parent qualify, to the maximum extent permissible, following the Effective Time, as incentive stock options, as defined in Section 422 of the Code, to the extent, and only to the extent, the Company Options so replaced qualified as incentive stock options prior to the Effective Time. Parent shall use reasonable best efforts, within thirty (30) days after the Form S-8 filed pursuant to
Section 5.13 hereof is declared effective, to issue to each Person who, immediately prior to the Effective Time, was a holder of an outstanding Company Option, a copy of the effective Form S-8 and such other documents as are reasonably advisable, as evidence of the foregoing assumption of such Company Options by Parent. The Company Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the deemed disposition and cancellation of the Company Options in the Merger. Provided that Company shall first provide to Parent the names of its stockholders and the number of shares of Company Capital Stock or Company Options which may be subject to Section 16(b) of the Exchange Act and any other information reasonable requested by Parent and relating to the same, the Board of Directors of Parent shall, prior to the Effective Time, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the deemed grant of options to purchase Parent Common Stock under the Company Options (as assumed pursuant to this Section 5.11(a)). As of or prior to the Effective Time, the disposition of shares of Company Common Stock by the Company executive officers and Board members and the issuance of shares of Parent Common Stock to such persons in the Merger shall also be included in the approval process of the Boards of Directors of Company and Parent for purposes of Section 16(b) of the Exchange Act.

        (b) Company ESPP. The Company shall take all actions necessary to cause all outstanding purchase rights under the Company ESPP to be exercised upon the earlier of (i) the next scheduled purchase date under the Company ESPP, or (ii) immediately prior to the Effective Time, and each participant in the Company ESPP shall accordingly be issued shares of Company Common Stock at that time which shall be converted into shares of Parent Common Stock in the Merger. The Company shall take all actions necessary to terminate the Company ESPP as of such exercise date, and no purchase rights shall be subsequently granted or exercised under the Company ESPP. Employees of Company and other Members of the Controlled Group who become employees of Parent or any of its subsidiaries as of the Effective Time shall be permitted to participate in the Parent ESPP commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with the Company or any other Member of the Controlled Group to the extent permitted by applicable law and applicable tax qualification requirements).

        (c) Termination of Employee Plans. If requested by Parent, Company shall, immediately prior to the Closing Date, terminate the Company Plans and no further contributions shall be made to the Company Plans, provided that, as conditions of such termination, (i) Company's employees who become employees of Parent and/or the Surviving Corporation shall receive employee benefits which in the aggregate are no less favorable than those provided from time to time by Parent and its subsidiaries to their respective similarly situated employees; and (ii) Company's employees shall be eligible to participate in Parent's 401(k) plan immediately following the Closing Date, subject to compliance with the eligibility provisions of such plan. Parent and/or Surviving Corporation shall provide or cause to be provided that under each employee benefit plan, policy, program or arrangement where service is relevant to a determination of an employee's eligibility to participate, vesting, or level or amount of benefits, employees of Company who become employees of Parent and/or the Surviving Corporation shall be credited with their period of service with Company prior to the Closing, to the extent permitted by applicable law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rules. Subject to the approval of any insurance carrier and to the extent consistent with applicable law and applicable tax qualification requirements, Parent and/or the Surviving Corporation shall make available, or cause to be made available, to those employees of Company who become employees of Parent and/or the
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Surviving Corporation, medical, dental, disability and other welfare benefits plans and programs, to the extent the same is offered by Parent and/or the Surviving Corporation generally to their respective employees, without regard to any preexisting condition limitation, actively-at-work requirement or similar limitation, provided, and only to the extent, that any analogous restriction applied to such employee under an analogous plan of Company had been satisfied as of the Closing Date. In determining an employee's share of the cost of coverage under any plan or program of Parent and/or the Surviving Corporation for the year in which the Closing occurs, Parent and/or the Surviving Corporation shall make commercially reasonable efforts to credit the employee with any pre-Closing co-pays and deductibles made by or on behalf of such employee under each comparable plan maintained by Company prior to the Effective Time for such year. Parent shall not be required to have any preexisting condition limitation, actively-at-work requirement or similar limitation waived or to credit any pre-Closing co-pays and deductibles made by or on behalf of such employee unless Company (or its successor entity) or the applicable insurance carrier makes available a HIPAA Certificate evidencing prior coverage under the corresponding or analogous Company plan. Company shall provide to Parent (i) executed resolutions by the Board of Directors of Company authorizing the termination and (ii) an executed amendment to the Plans sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the Plan will be maintained at the time of termination.

     5.12  Indemnification.

        (a) For not less than (i) six (6) years, in the case of acts or omissions under or pursuant to Section 174 of the Delaware Law and Section 8109 of Title 10 of the Delaware Code Annotated, and (ii) four (4) years, for all other acts or omissions, after the Effective Time, Parent will, and will cause the Surviving Corporation to, indemnify and hold harmless the present and former officers, directors, employees and agents of Company (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided for under Company's Certificate of Incorporation and Bylaws and each indemnification agreement with Company officers and directors to which Company is a party, in each case in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter relating to this Agreement or the transactions contemplated hereby occurring on or prior to the Effective Time, Parent shall cause the Surviving Corporation to pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

        (b) For (i) six (6) years, in the case of acts or omissions under or pursuant to Section 174 of the Delaware Law and Section 8109 of Title 10 of the Delaware Code Annotated, and (ii) four (4) years, for all other acts or omissions after the Effective Time, Parent will, and will cause the Surviving Corporation to, use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such Person currently covered by Company's officers' and directors' liability insurance policy on terms at least as favorable as the coverage currently in effect on the date hereof, provided that in satisfying its obligation under this Section 5.12(b), Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 150% of the amount per annum Company paid in its last full fiscal year, which amount has been disclosed to Parent and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.12(b), it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

        (c) For a period of (i) six (6) years, in the case of acts or omissions under or pursuant to Section 174 of the Delaware Law and Section 8109 of Title 10 of the Delaware Code Annotated, and (ii) four (4) years, for all other acts or omissions, after the Effective Time, to the extent there is any claim, action, suit, proceeding or investigation (whether commencing before or after the Effective Time) against or involving any Indemnified Party that arises out of or pertains to any action or omission (or alleged action or omission) in his or her capacity as a director, officer, employee, or agent of Company which act omission occurred prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide legal counsel and to defend such Indemnified Party and to pay the reasonable fees
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and expenses of such counsel. Parent shall, and shall cause the Surviving
Corporation, to cooperate in the defense of any such matter; provided, however, that neither the Surviving Corporation nor Parent shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such four-year or six-year period, as applicable, all rights to indemnification in respect to any such claim or claims shall continue until the final disposition of any and all such claims.

        (d) Parent shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.12 to the extent that such Indemnified Party is determined to be entitled to indemnification under this
Section 5.12.

        (e) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

     5.13 Form S-8. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of the Company Options assumed in accordance with Section 5.11(a). As soon as practicable and in no event more than twenty (20) days after the Closing, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to such options or on another appropriate form of registration statement for any such shares of Parent Common Stock which are not registrable on Form S-8 and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. Company will cooperate and assist Parent in the preparation of such registration statement(s).

     5.14 NASDAQ Quotation. Parent and Company agree to continue the quotation of Parent Common Stock and Company Common Stock, respectively, on the Nasdaq National Market during the term of the Agreement so that, to the extent necessary, appraisal rights will not be available to the stockholders of Company under Section 262 of the Delaware Law.

     5.15 Treatment as Reorganization. Neither Company nor Parent shall take any action prior to or following the Closing that would cause the merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Company and Parent shall cooperate in obtaining the opinions referred to in Section 6.1(e) hereof, including providing counsel with the representation letters also described in Section 6.1(e).

     5.16 Takeover Statutes. If any Takeover Statute shall become applicable to the transaction contemplated hereby, Company and the members of the Board of Directors of Company shall grant such approvals and take such actions as are necessary so that the Merger and the transactions contemplated hereby may be commenced as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation in the transaction contemplated hereby, except, in each such case, to the extent required in the exercise of the fiduciary duties of the Board of Directors of Company under applicable law as advised by independent counsel.

     5.17 Pooling Accounting. Parent and Company shall each use reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling-of-interests. Each of Parent and Company shall use its reasonable efforts to cause its "Affiliates" (as defined in Section 5.7) not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling-of-interests.

     5.18  Pooling Letters.

        (a) Parent shall use all reasonable efforts to cause to be delivered to Parent a letter of Ernst & Young LLP, Parent's independent accountants, dated the Closing Date, to the effect that the Merger qualifies for pooling-of-interests accounting treatment, if consummated in accordance with this Agreement.

Such letter shall be in a form reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type. Company shall provide appropriate representations to Ernst & Young LLP as reasonably requested by Ernst & Young LLP, customary in scope and substance for such letters.

        (b) Company shall use all reasonable efforts to cause to be delivered to Company a letter of Arthur Andersen LLP, Company's independent accountants, dated the Closing Date, to the effect that Company is poolable in the transactions contemplated in this Agreement, if consummated in accordance with this Agreement. Such letter shall be in a form reasonably satisfactory to Company and customary in scope and substance for letters delivered by independent public accountants in connection with transactions of this type. Parent shall provide appropriate representations to Arthur Andersen LLP as reasonably requested by Arthur Andersen LLP, customary in scope and substance for such letters.

     5.19 Notices. Company shall give all notices and other information required to be given to the employees of Company, any collective bargaining unit representing any group of employees of Company, if applicable, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement.

     5.20 Listing of Additional Shares. Parent shall, prior to the Effective Time, cause all shares of Parent Common Stock to be issued pursuant to the terms of this Agreement to be approved for listing on the Nasdaq National Market.

     5.21 Further Assurances. Parent, Merger Sub and, subject to Sections 4.3 and 5.1 of this Agreement, Company, shall use commercially reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     5.22 Rights Agreement. If Company, after the date hereof, adopts or implements any stockholder rights agreement or plan (the "Company Rights Agreement"), Company shall take all necessary or advisable action to ensure that neither the execution and delivery of this Agreement nor the performance by the respective parties hereto of their obligations hereunder will give rise to a "stock acquisition date" or "distribution date" or constitute Parent or Merger Sub an "acquiring person," or like terms as defined in any such Company Rights Agreement. Company shall take any further action necessary prior to the Effective Time to cause the dilutive provisions of any such Company Rights Agreement to be inapplicable to the Merger, without any payment to holders of rights issued under any such Company Rights Agreement.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     No party may refuse to close if any condition remains unsatisfied where such party's failure to fulfill its obligations under this Agreement shall have been the cause of, or resulted in, the condition not being satisfied.

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

        (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company stockholders.

        (b) Registration Statement. The SEC shall have declared the Registration Statement effective in accordance with the provisions of the Securities Act, and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued, no action, suit, proceedings or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

        (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (which has jurisdiction over Company or Parent), seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

        (d) Governmental Approval. Parent, Merger Sub and Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including but not limited to such approvals, waivers and consents as may be required under the Securities Act, under state blue sky laws, and under HSR.

        (e) Tax Opinion. Each of Parent and Company shall have received written opinions of its respective legal counsel, in form and substance reasonably satisfactory to Parent or Company, as the case may be, and dated on or about the Closing Date to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and Company is a "party to a reorganization" within the meaning of Section 368(b) of the Code, and such opinions shall not have been withdrawn; provided, however, that if Company's legal counsel does not render such opinion, this condition shall nevertheless be deemed satisfied with respect to Company if Parent's legal counsel renders such opinion to Parent. The parties to this Agreement agree to make such reasonable representations as requested by the legal counsel of Parent and/ or Company for the purpose of rendering such opinions and that such legal counsel are entitled to rely on such representations, substantially in the form attached hereto as Exhibit G-1 and Exhibit G-2.

     6.2 Additional Conditions to Obligations of Company. The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

        (a) Representations, Warranties and Covenants. Except as disclosed in the Parent Disclosure Schedule dated the date of this Agreement, (i) the representations and warranties of Parent in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time or, in the case of representations and warranties of Parent which speak specifically as of an earlier date, shall be true and correct as of such earlier date, except in each case, (A) for changes contemplated by the Agreement, or (B) where the failure to be true and correct has not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect and (ii) Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent as of the Effective Time.

        (b) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of Parent by an authorized officer to the effect set forth in Section 6.2(a).

        (c) Letter of Accountants. Company shall have received a letter from Arthur Andersen LLP, Company's independent accountants, dated the Closing date, to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

     6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by
Parent:

        (a) Representations, Warranties and Covenants. Except as disclosed in the Company Disclosure Schedule dated the date of this Agreement, (i) the representations and warranties of Company in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and or, in the case of representations and warranties of Company which speak specifically as of an earlier date, shall be true and correct as of such earlier date, except in each case, (A) for changes contemplated by the Agreement, or (B) where the failure to be true and correct has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect and (ii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

        (b) Certificate of Company. Parent shall have been provided with a certificate executed on behalf of Company by its President to the effect set forth in Section 6.3(a).

        (c) Affiliates Agreements. Parent shall have received from the Affiliates of Company an executed Company Affiliates Agreement.

        (d) Letter of Accountants. Parent shall have received a letter from Ernst & Young, LLP, Parent's independent accountants, dated the Closing Date, to the effect that the Merger qualifies for pooling-of-interests accounting treatment if consummated in accordance with this Agreement.

        (e) Company Expenses. In connection with this Agreement and the transactions contemplated hereunder, Company shall not have incurred any expenses, costs or other fees in excess of $725,000 for all legal, $100,000 for all accountant fees and $3,500,000 for Banc of America Securities.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1  Termination.

        (a) At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company, this Agreement may be terminated:

           (i) by mutual written consent duly authorized by each party's Board of Directors;

           (ii) by either Parent or Company, if the Closing shall not have occurred on or before the date which is six months after the date hereof (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to any party whose action or failure to act has been the cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

           (iii) by Parent, if (A) Company shall materially breach any representation, warranty, obligation or agreement hereunder (other than a breach of Section 4.3(a) hereof which is specifically addressed in subsection (v) below or a breach which has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect) and such breach shall not have been cured within twenty (20) business days of receipt by Company of written notice of such breach (describing the details of such breach) provided that the right to terminate this Agreement by Parent under this Section 7.1(a)(iii)(A) shall not be available to Parent where Parent is at that time in breach of this Agreement,
(B) the Board of Directors of Company shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Parent or recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do any of the foregoing,
(C) the Board of Directors of Company shall have rejected a Takeover Proposal, but failed to give Parent a written reaffirmation of its recommendation of this Agreement, the Merger and the other transactions contemplated hereby within five
(5) business days following the rejection of such Takeover Proposal (the "Reaffirmation"), (D) a Trigger Event is commenced (other than by Parent or an Affiliate of Parent) and the Board of Directors of Company (x) recommends that the stockholders of Company tender their shares in such tender or exchange offer; or (y) within 5 days after such tender or exchange offer, fails to recommend against acceptance of such offer or takes no position with respect to the acceptance of such Trigger Event and fails to deliver to Parent a Reaffirmation; or (E) for any reason (other than as the result of the failure of Parent to satisfy the conditions specified in Sections 6.1 or 6.2(a)), Company fails to call and hold the Company Stockholders Meeting by March 15, 2000;

           (iv) by Company, if (A) Parent shall materially breach any representation, warranty, obligation or agreement hereunder (other than a breach which has not had, and would not reasonably be expected to result in, a Parent Material Adverse Effect) and such breach shall not have been cured within twenty
(20) business days of receipt by Parent of written notice of such breach (describing the details of such breach) provided that the right to terminate this Agreement by Company under this Section 7.1(a)(iv)(A) shall not be available to Company where Company is at that time in breach of this Agreement, or (B) the Board of Directors of Company shall recommend, endorse, accept or agree to a Superior Proposal or shall have resolved to recommend, endorse, accept or agree to a Superior Proposal;

           (v) by Parent if Company or any of its subsidiaries or their respective officers, directors, employees or representatives have materially breached or violated the restrictions of Section 4.3(a) hereof; or

           (vi) by either Parent or Company if (A) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable, or (B) if any required approval of the stockholders of Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof.

        (b) As used herein, a "Trigger Event" shall occur if any Person acquires securities representing thirty percent (30%) or more, or commences a tender or exchange offer following the successful consummation of which the offeror and its affiliate would beneficially own securities representing thirty percent (30%) or more, of the voting power of Company.

     7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part, of Parent, Merger Sub or Company or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, notwithstanding the above, the provisions of
Section 5.4 (Confidentiality), this Section 7.2 and Section 7.3 (Expenses and Termination Fees) shall remain in full force and effect and survive any termination of this Agreement and Parent's right to a remedy for Company's breach of Section 4.3 shall survive any termination of this Agreement.

     7.3  Expenses and Termination Fees.

        (a) Subject to subsections (b), (c) and (d) of this Section 7.3 and
Section 6.3(o), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

        (b) In the event that (i) Parent shall terminate this Agreement pursuant to Section 7.1(a)(v), (ii) either Parent or Company shall terminate this Agreement pursuant to Section 7.1(a)(vi)(B) following a failure of the stockholders of Company to approve this Agreement and, prior to the time of the meeting of Company's stockholders, there shall have been (A) a Trigger Event with respect to Company or (B) a Takeover Proposal with respect to Company which shall not have been (x) rejected by Company with delivery of a Reaffirmation to Parent and (y) withdrawn by the third party, (iii) Parent shall terminate this Agreement pursuant to
Section 7.1(a)(iii)(B)(C) or (D), or (iv) Company shall terminate this Agreement pursuant to Section 7.1(a)(iv)(B), then Company shall promptly, but in no event later than fifteen business days after such termination, pay to Parent 3% of the value of Parent Common Stock that would have been issued in the Merger as of the date of termination of this Agreement in cash (the "Termination Fee"); such Termination Fee to be determined by the following formula: Termination Fee = ((A x B) x C) x 3%; where A equals the sum of Company Capital Stock outstanding as of the date of the termination, plus all shares of Company Capital Stock subject to Company Options outstanding as of the date of the termination, plus Company Convertible Securities outstanding as of the date of termination, if any; B equals the Exchange Ratio and C equals the average of the closing prices of Parent Common Stock for the twenty (20) days ending one day prior to the termination date; provided, however, that with respect to Section 7.3(b)(ii)(A) and Section 7.3(b)(iii)(A), a Trigger Event shall not be deemed to include the acquisition by any Person of securities representing thirty percent (30%) or more of Company if such Person has acquired such securities not with the purpose nor with the effect of changing or influencing the control of Company, nor in connection with or as a participant in any transaction having such purpose or effect, including without limitation not in connection with such Person (i) making any public announcement with respect to the voting of such shares at any meeting to consider any merger, consolidation, sale of substantial assets or other business combination or extraordinary transaction involving Company, (ii) making, or in any way participating in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) to vote any voting securities of Company (including, without limitation, any such solicitation subject to Rule 14a-11 under the Exchange Act) or seeking to advise or influence any Person with respect to the voting of any voting securities of Company, (iii) forming, joining or in any way participating in any "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any voting securities of Company or (iv) otherwise acting, alone or in concert with others, to seek control of Company or to seek to control or influence the management or policies of Company.

        (c) In the event that Parent shall terminate this Agreement pursuant to
Section 7.1(a)(iii)(A), Company shall promptly reimburse Parent for all of the actual, documented, reasonable out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its outside advisors, outside accountants and outside legal counsel).

        (d) In the event that Company shall terminate this Agreement pursuant to
Section 7.1(a)(iv)(A), Parent shall promptly reimburse Company for all of the actual, documented and reasonable out-of-pocket costs and expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby (including without limitation the fees and expenses of its outside advisors, outside accountants and outside legal counsel).

        (e) In the event that either Company's or Parent's accountants determine that their respective client is not poolable, and such non-poolable party shall terminate this Agreement or otherwise determine not to close the transactions contemplated thereby, such non-poolable party shall promptly reimburse the other party for all of the actual, documented and reasonable out-of-pocket costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby (including without limitation the fees and expenses of its outside advisors, outside accountants and outside legal counsel).

     7.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Company shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Company Capital Stock, (ii) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement, if such alteration or change would materially adversely affect the holders of Company Capital Stock.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party granting such waiver or extension.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival at Effective Time. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.4 (Confidentiality), Section 5.11 (Employee Benefit Plans), Section 5.12 (Indemnification), Section 5.13 (Form S-8), Section 5.21 (Best Efforts and Further Assurances), Section 7.3 (Expenses and Termination Fees), Section 7.4 (Amendment), and this Article VIII shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent, to:

           Novellus Systems, Inc.
           4000 N. First Street
           San Jose, CA 95134
           Attention: Robert H. Smith
           Facsimile No.: (408) 943-3448
           Telephone No.: (408) 943-9700

           with a copy to:

           Morrison & Foerster LLP
           755 Page Mill Road
           Palo Alto, CA 94304-1018
           Attention: Richard Scudellari, Esq.
           Facsimile No.: (650) 494-0792
           Telephone No.: (650) 813-5880

        (b) if to Company, to:

           GaSonics International Corporation
           2730 Junction Avenue
           San Jose, CA 95314
           Attn: Asuri Raghavan, President
           Facsimile No.: (408) 570-7612
           Telephone No.: (408) 570-7000

           with a copy to:

           Brobeck, Phleger & Harrison LLP
           Two Embarcadero Place, 2200 Geng Road
           Palo Alto, CA 94303
           Attention: Rod J. Howard, Esq.
                      Timothy R. Curry, Esq.
           Telephone: (650) 424-0160
           Facsimile: (650) 496-2885

     8.3 Interpretation; Certain Definitions. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Execution Date. The term "Person" shall mean any corporation, partnership, individual, trust, unincorporated association or other entity or Group (within the meaning of Section 13(d)(3) of the Exchange Act). The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.4 Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and the Parent Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as set forth in Sections 1.6(a), (b) and (d) - (f), 1.7, 1.9, 1.10, 5.11, 5.12 and 5.13. and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

     8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware without reference to such state's principles of conflicts of law. Each of the parties hereto irrevocably consents to the jurisdiction of any court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process. THE PARTIES HERETO IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.11 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a sum for its attorneys' fees and all other costs and expenses incurred in such action or suit.

                     [Signatures Follow on a Separate Page]

     IN WITNESS WHEREOF, Company, Parent and Merger Sub have each caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                          "Company"

                                          GASONICS INTERNATIONAL CORPORATION

                                          By:     /s/ ASURI RAGHAVAN
                                          --------------------------------------
                                          Name: Asuri Raghavan
                                          Title: President

                                          "Parent"

                                          NOVELLUS SYSTEMS, INC.

                                          By:      /s/ RICHARD HILL
                                          --------------------------------------
                                          Name: Richard Hill
                                          Title: President

                                          "Merger Sub"

                                          NEPTUNE ACQUISITION-SUB, INC.

                                          By:     /s/ ROBERT H. SMITH
                                          --------------------------------------
                                          Name: Robert H. Smith
                                          Title: President

            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                                                         ANNEX B

                   OPINION OF BANC OF AMERICA SECURITIES LLC

                             DATED OCTOBER 25, 2000

                 [LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

                                October 25, 2000

Board of Directors
GaSonics International Corporation
2730 Junction Avenue
San Jose, CA 95134

Members of the Board of Directors:

     You have requested our opinion as to the fairness from a financial point of view to the stockholders of GaSonics International Corporation (the "Company"), of the Exchange Ratio (as defined below) provided for in connection with the proposed merger (the "Merger") of the Company with Novellus Systems Inc. (the "Purchaser"). Pursuant to the terms of the October 23, 2000 draft of an Agreement and Plan of Reorganization, as modified in certain respects of which BAS was informed by counsel to the Company on October 25, 2000 (the "Agreement"), to be entered into by and among the Company, the Purchaser, and Neptune Acquisition-Sub, Inc. (the "Merger Sub"), at the effective time of the Merger, Merger Sub will be merged with and into the Company and the Company will become a wholly owned subsidiary of the Purchaser. The stockholders of the Company will receive for each share of Common Stock, par value $0.001 per share, of the Company (the "Company Common Stock"), held by them, other than shares held in treasury or held by the Purchaser or any affiliate of the Purchaser, consideration equal to 0.52 shares (the "Exchange Ratio") of Common Stock, no par value, of the Purchaser (the "Purchaser Common Stock"). You have informed us, and we have assumed, that the Merger will be accounted for as a pooling of interests in accordance with U.S. Generally Accepted Accounting Principles and that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986, as amended. The terms and conditions of the Merger are more fully set out in the Agreement.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other business and financial information of the Company and the Purchaser, respectively;

          (ii) discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

          (iii) discussed with senior executives of the Company certain financial forecasts prepared by the management of the Company;

          (iv) reviewed and considered in the analysis forecasts of the estimated financial performance of the Company published by investment banking firms that provide research coverage of the Company;

          (v) discussed with senior executives of the Company information relating to certain strategic, financial and operational benefits anticipated from the Merger;


          (vi) reviewed the pro forma impact of the Merger on the Purchaser's earnings per share, cash flow, consolidated capitalization and financial ratios;


          (vii) reviewed information prepared by members of senior management of the Company relating to the relative contributions of the Company and the Purchaser to the combined company;

          (viii) reviewed the reported prices and trading activity for the Company Common Stock and the Purchaser Common Stock;

          (ix) compared the financial performance of the Company and the Purchaser and the prices and trading activity of the Company Common Stock and the Purchaser Common Stock with that of certain other publicly traded companies we deemed relevant;

          (x) compared the financial terms of the Merger to corresponding financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

          (xi) participated in discussions among representatives of the Company and the Purchaser and their financial and legal advisors;

          (xii) reviewed the Agreement and certain related documents; and

          (xiii) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future performance of the Company and the Purchaser. We discussed the forecasts published by investment banking firms with members of management of the Company and they acknowledged our use of the forecasts in arriving at our opinion. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals.

     We have assumed that the definitive agreement for the Merger will be the same as the Agreement, and that the Merger will be consummated as contemplated in the Agreement, with full satisfaction of all covenants and conditions and without any waivers. We were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspect of the Merger or the transactions contemplated by the Agreement (the "Transactions"), or to provide services other than the delivery of this opinion. We were not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Transactions. Consequently, we have assumed that such terms are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties to the Transactions, and no opinion is expressed as to whether any alternative transaction might produce consideration for the Company's stockholders in an amount in excess of that contemplated in the Merger.

     We have acted as sole financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, including a fee which is contingent upon the consummation of the Merger. In the past, Banc of America Securities LLC or its affiliates have provided financial advisory and financing services for the Company and the Purchaser and have received fees for rendering these services. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company and the Purchaser for our own account or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities.

     It is understood that this opinion is for the sole benefit and use of the Board of Directors of the Company in connection with and for purposes of its evaluation of the Merger and is not on behalf of, and shall not confer rights or remedies upon, any person other than the Board of Directors. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion does not in any manner address the prices at which the Purchaser Common Stock will trade following consummation of the Merger. In addition, we express no opinion or recommendation as to how the stockholders of the Company and the Purchaser should vote at the stockholders' meeting held in connection with the Merger.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio in the proposed Merger is fair from a financial point of view to the Company's stockholders.

                                          Very truly yours,

                                          BANC OF AMERICA SECURITIES LLC

                                          /s/ Barry Newman
                                          --------------------------------------
                                          Name: Barry Newman
                                          Title: Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 317 of the California Corporations Code authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act. Novellus' Amended and Restated Articles of Incorporation and Novellus' Amended Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by California law. In addition, Novellus has entered into indemnification agreements with each of its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) See Exhibit Index.

     (b) Not applicable.

     (c) Opinion of Banc of America Securities LLC, attached as Annex B to the proxy statement-prospectus which is part of this registration statement.

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (2) That before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed after the effective date of the registration statement through the date of responding to such request; and

          (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                            [Signature Page Follows]

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 8th day of December, 2000.


                                          NOVELLUS SYSTEMS, INC.

                                          By:      /s/ RICHARD S. HILL
                                            ------------------------------------
                                                      Richard S. Hill
                                             President, Chief Executive Officer
                                                             and
                                                   Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons on behalf of the Registrant and in the capacities indicated on December 8, 2000.



                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                 /s/ RICHARD S. HILL                    President, Chief Executive    December 8, 2000
-----------------------------------------------------   Officer and Chairman of the
                   Richard S. Hill                          Board of Directors
                                                       (Principal Executive Officer)

                 /s/ ROBERT H. SMITH                     Executive Vice President,    December 8, 2000
-----------------------------------------------------   Finance and Administration,
                   Robert H. Smith                       Chief Financial Officer,
                                                          Secretary and Director
                                                       (Principal Financial Officer)

                 /s/ KEVIN S. ROYAL                        Corporate Controller       December 8, 2000
-----------------------------------------------------      (Principal Accounting
                   Kevin S. Royal                                Officer)

                  /s/ D. JAMES GUZY                              Director             December 8, 2000
-----------------------------------------------------
                    D. James Guzy

                /s/ J. DAVID LITSTER                             Director             December 8, 2000
-----------------------------------------------------
                  J. David Litster

                    /s/ TOM LONG                                 Director             December 8, 2000
-----------------------------------------------------
                      Tom Long

                  /s/ GLEN POSSLEY                               Director             December 8, 2000
-----------------------------------------------------
                    Glen Possley

                /s/ WILLIAM R. SPIVEY                            Director             December 8, 2000
-----------------------------------------------------
                  William R. Spivey

                                 EXHIBIT INDEX


EXHIBIT
NUMBER
-------
  2.1     Agreement and Plan of Reorganization, dated as of October
          25, 2000, by and among Registrant, Neptune Acquisition-Sub,
          Inc. and GaSonics International Corporation (included as
          Annex A to the proxy statement-prospectus filed as part of this Registration Statement).
  3.1     Article X, Section 10.4 of Registrant's bylaws, as amended in 1999, regarding notice of shareholder meetings
          (incorporated by reference to Exhibit 3.2.3 to Registrant's
          Registration Statement on Form S-4 filed on November 20,
          2000).
  5.1     Opinion of Morrison & Foerster LLP, together with consent.
  8.1     Tax Opinion of Morrison & Foerster LLP, together with
          consent.
  8.2     Tax Opinion of Brobeck, Phleger & Harrison LLP, together
          with consent.
 23.1     Consent of Arthur Andersen LLP, independent public
          accountants with respect to GaSonics' financial statements.
 23.2     Consent of Ernst & Young LLP, independent auditors with
          respect to Novellus' financial statements.
 23.3     Consent of Morrison & Foerster LLP (included as part of its opinions filed as Exhibits 5.1 and 8.1).
 23.4     Consent of Brobeck, Phleger & Harrison LLP (included as part of its opinion filed as Exhibit 8.2).
 24.1*    Power of Attorney (See Page II-3 of Registrant's
          Registration Statement on Form S-4 filed on November 20,
          2000).
 99.1*    Form of Proxy of GaSonics International Corporation.
 99.2*    Consent of Banc of America Securities LLC.



-------------------------


*Previously filed.